EXHIBIT 10.62

LEASE

by and between

BMR-ARDSLEY PARK LLC,

a Delaware limited liability company

and

ACORDA THERAPEUTICS, INC.,

a Delaware corporation

TABLE OF CONTENTS

1.	Lease of Premises	1
2.	Basic Lease Provisions	2
3.	Term.	7
4.	Construction of the Initial Premises.	7
5.	Possession.	17
6.	Rent for the Premises.	25
7.	Rent Adjustments	27
8.	Operating Expenses.	27
9.	Rentable Area.	32
10.	Expansion Rights.	33
11.	Use and Access.	36
12.	Brokers.	39
13.	Holding Over.	40
14.	Taxes on Tenant’s Property.	40
15.	Condition of Premises	41
16.	Common Areas and Parking Facilities.	41
17.	Utilities and Services.	42
18.	Alterations.	46
19.	Repairs and Maintenance.	50
20.	Liens.	51
21.	Indemnification and Exculpation.	52
22.	Insurance; Waiver of Subrogation.	54
23.	Damage or Destruction.	56
24.	Eminent Domain.	58
25.	Defaults and Remedies	59
26.	Assignment or Subletting.	63
27.	Attorneys’ Fees	68
28.	Bankruptcy	68
29.	Definition of Landlord	69
30.	Estoppel Certificate.	69
31.	Joint and Several Obligations	69
32.	Limitation of Liability.	70
33.	Project Control by Landlord.	70
34.	Quiet Enjoyment	71
35.	Subordination, Non-Disturbance and Attornment.	71
36.	Surrender.	72
37.	Waiver and Modification	73
38.	Waiver of Jury Trial and Counterclaims	73
39.	Acknowledgment of Rent Commencement Date	73
40.	Hazardous Materials	73
41.	Early Termination Option	76
42.	End of Term	76
43.	Miscellaneous	77

44.	Option to Extend Term	78
45.	Right of First Refusal; Right of First Offer	80
46.	Authority	82
47.	Confidentiality	82
48.	Odors and Exhaust	83
49.	HVAC	84
50.	Arbitration.	84
51.	Tenant Directory	85
52.	Names	86
53.	Public Inducements	86
54.	[Intentionally Deleted]	88
55.	Conditional Limitation	88
56.	Delivery of Premises	89
57.	Casualty	89
58.	Window Cleaning	89
59.	Statutory Right of Redemption	89
60.	Intentionally Omitted	89
61.	Acceptance of Rent	89
62.	Consumer Contract Statutes	89
63.	Waiver of Stay	89
64.	No Implied Consent to Remaining in Possession	89

ii

INDEX

410 and 420 De Minimis Variations	8	Completion Delay Period	18
410 and 420 Scope of Work	7	Condominium	1
410 and 420 Work	7	Condominium Units	1
410 Building	1	Confidentiality Agreement	83
410 Work	7	Connector Building	1
420 Building	1	Connector Building De Minimis Variations	8
420 Work	7	Connector Building Initial Plans	7
430 Building	1	Connector Building Scope of Work	7
430 Expansion Premises	32	Connector Building Work	7
430 Lease	35	Construction Plans	10
430 Occupied Premises Expiration Date	35	Consumer Price Index	47
440 Building	1	Contractor	7
440 Expansion Premises	32	CPI	47
444 Buildings	1	CPI Adjustment	46
460 Building	1	De Minimis Variations	8
AAA	84	Declaration	1
Accountant	30	Default	59
ADA	38	Defect Reporting Period	14
Additional Rent	26	Defects	14
Alterations	46	Disbursement Conditions	21
Alterations Consent	46	Disbursement Request	22
Alterations Management Fee	49	Documents	74
Alterations Threshold	46	Draft Design Development Plans	9
Applicable Laws	5	Early Access Date	23
Appraiser	79	Early Termination Date	76
Approved Budget	21, 34	Early Termination Option	76
Approved Design Development Plans	9	Effective Date	7
Approved Plans	34	Estimated Cost	47
Available Premises	80	Estimated Term Commencement Date	4
Base TI Allowance	19, 34	Excess Costs	21
Basic Annual Rent	26	Excluded Services	42
Basic Electric	44	Execution Date	1
BLS	47	Exempt Transfer	63
Broker	39	Existing Project	1
Buildings	3	Expansion Delivery Date	33
CAM Pool Charges	28	Expansion Notice	32
CCRs	78	Expansion Option	32
Certificate	88	Expansion Option Termination Date	33
Change	10	Expansion Premises	32
Change Request	10	Expansion Premises Basic Annual Rent	25
Claims	52	Expansion Premises Delivery Requirements	33
Code	60
Common Area	2
Completion Assurances	47

Expansion Premises Tenant Improvement	34	Occupied 430 Premises	35
Expansion Rent Commencement Date	4	Offsite Materials	20
Expansion Scope of Work	33	Operating Expenses	27
Expansion TI Allowance	34	Option	78
Fair Market Value	79	Options	78
First Milestone Date	15	Other Costs	20,34
First Milestones	15	Outside Completion Date	16
Force Majeure	43	Overtime HVAC	84
Force Majeure and Unknown Conditions Delay Days	18	Permitted Changes	12
GAAP	30	Phase	33, 34
Governmental Authority	27	Phases	3
Hard Costs	17	PILOT Agreement	86
Hazardous Material	76	Plans and Specifications	10
Hazardous Materials List	74	Premises	3
Holdover Premises	39	Prime Rate	29
HVAC	84	Prior Owner	1
IDA	86	Project	2
IDA Premises	86	Project Parking Chart	41
Incurred TI Costs	20, 34	Project Site De Minimis Variations	8
Indemnified Party	53	Project Site Scope of Work	7
Indemnifying Party	53	Project Site Work	7
Independent Review	30	Property	1
Initial Basic Annual Rent	4	Property Management Fee	29
Initial Premises	1, 34	Public Inducements	86
Landlord	1, 69	Punchlist	14
Landlord Delay	24	Punchlist and Repair Self-Help Work	15
Landlord Parties	54	Punchlist Deadline	14
Landlord Provided Services	42	Punchlist Items	13
Landlord’s Building Systems and Structures	46	Purchase Agreement	1
Landlord’s HVAC Premises	84	Real Estate Tax Cap	27
Landlord’s Repair Estimate	56	Real Estate Taxes	27
Landlord’s Work	7, 33	Rent	26
Landlord’s Work Budget	7	Rent Commencement Date	4
Lease	1	Rent Commencement Deferral Days	17
Liability	53	Rentable Area	32
Major Subtenant	66	Retainage	22
Major Subtenant SNDA	66	ROFO	82
Major Work	47	ROFO Notice	82
Material Landlord Assistance	34	ROFO Period	82
Milestone Dates	15	ROFO Space	82
Minor Alterations	46	ROFR	80
Net Worth	66	ROFR Lease	80
Neutral Architect	13	ROFR Notice	80
		ROFR Premises	80
		ROFR Response Period	80
		ROFR Termination Date	80

iv

Rooftop Equipment	39	Tenant Improvements	19
RPAPL	88	Tenant’s Affiliate	63
RPL	88	Tenant’s Personal Property	48
Rules and Regulations	41	Tenant’s Pro Rata Share	26
Schedule Restoration Plan	16	Term	7
Seasonal Items	13	Term Commencement Date	19
Second Milestone Date	15	Term Expiration Date	5
Self-Help Completion Work	16	TI Allowance	20
Self-Help Warning Notice	14	TI Costs	20
Self-Help Work	16	TI Disbursement Deadline	22
Signage	37	Transfer	63
SNDA	72	Transfer Conditions	64
Substantial Completion	13	Transfer Date	63
Substantially Complete	13	Transfer Notice	63
Tax Incentives	86	UBC	75
Tenant	1, 69	Unexcused Delay Days	18
Tenant Delay	23	Unknown Conditions	5
Tenant IDA Documentation	86	Utilities	42
Tenant IDA Sublease	86	Utility	42
Tenant IDA Subsublease	86	Work Letter	19

LEASE

THIS LEASE (this “Lease”) is entered into as of June 23, 2011 (the “Execution Date”), by and between BMR-ARDSLEY PARK LLC, a Delaware limited liability company (“Landlord”), and ACORDA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Pursuant to that certain Purchase and Sale Agreement between Landlord’s predecessor in interest, BioMed Realty, L.P., and (OSI) Ardsley LLC (the “Prior Owner”), dated as of December 21, 2010 (as amended, the “Purchase Agreement”), Landlord, on the date hereof, is simultaneously acquiring title to that certain real property (the “Property”) located at 410, 420, 430, 440, 444 A&B, and 460 Old Saw Mill Road, Ardsley, New York, as more particularly described in Exhibit A-1 and as depicted in the survey attached hereto as Exhibit A-2, including buildings and condominium units (the “Condominium Units”) in the condominium established by the Declaration of Condominium and By-Laws (the “Declaration”) recorded in Liber 12133, Cp. 138 (the “Condominium”);

B. The Property is currently improved with the buildings located at 410 (the “410 Building”), 420 (the “420 Building”), 430 (the “430 Building”), 440 (the “440 Building”), 444 A&B (the “444 Buildings”) and 460 (the “460 Building”) Old Saw Mill Road, Ardsley, New York, as well as landscaping, parking facilities and other improvements and appurtenances related thereto (the Property as so improved, the “Existing Project”).

C. Pursuant to the terms of this Lease, Landlord intends to construct a new connector building (the “Connector Building”) between the 410 Building and the 420 Building.

D. Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the following space: (i) the entire 410 Building, (ii) the entire 420 Building, (iii) the to-be constructed Connector Building (the 410 Building, the 420 Building and the Connector Building, collectively, the “Initial Premises,” all as depicted on Exhibit B, attached hereto), and (iv) subject to the provisions set forth in Article 10 hereof, the Expansion Premises (defined in Section 10.1), in each case pursuant to the terms and conditions of this Lease, as set forth in the Recitals above and as detailed below.

E. Subject to the restrictions and options set forth in Article 10 hereof and elsewhere in the Lease, Landlord wishes to grant to Tenant certain expansion rights with respect the 430 Building and the 440 Building.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.  The “Premises” shall consist of each “Phase” (as both such terms are defined in Section 2.3) to be delivered to Tenant in accordance with Section 4.2. The Premises shall be deemed to include:

(a) from and after the Term Commencement Date (as determined in accordance with Section 5.2) for the 420 Building Phase, the 420 Building;

(b) from and after the Term Commencement Date for the 410 Building Phase, the 410 Building;

(c) from and after the Term Commencement Date for the Connector Building Phase, the Connector Building; and

(d) from and after the Expansion Delivery Date (as determined and defined in accordance with Section 10.1) for each portion of the Expansion Premises that is the subject of an Expansion Notice in accordance with Section 10.1, the portion of the Expansion Premises specified in such Expansion Notice;

in each case subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease.

2. Basic Lease Provisions.   For convenience of the parties, certain basic provisions of this Lease are set forth herein.  The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1 This Lease shall take effect upon the Effective Date (defined in Section 3.1) and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the Effective Date.

2.2 The Initial Premises, Expansion Premises, and any landscaping, parking facilities and other improvements made hereafter, all as depicted on Exhibit C attached hereto, are hereinafter referred to collectively as the “Project.” All portions of the Project that are for the non-exclusive use of tenants, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms, public lobbies and the powerhouse are hereinafter referred to as “Common Area.”  The Project includes, or will include, the following buildings located on the Property, which the parties agree contain, or will contain, the following square feet of Rentable Area, subject to adjustment pursuant to Section 9.2:

Address (Old Saw Mill River Road) or Building	Rentable Area
410	71,084
420	58,145
430	75,517
440	47,355
Connector Building	8,939

    2.3 The Premises, the Buildings, and certain related terms are defined as set forth below.  In these definitions, each Rentable Area is expressed in rentable square footage.  Rentable Area and Tenant’s Pro Rata Shares are all subject to adjustment under this Lease, including under Section 9.2.

Definition or Provision	Means the Following
“Premises”	Each Phase, once delivered to Tenant in accordance with Section 4.2.
“Buildings”	410 Building, 420 Building, 430 Building, 440 Building and Connector Building, in each case to the extent any portion of the Premises is located therein
“Phases”	410 Building 420 Building Connector Building Each portion of Expansion Premises that is the subject of an Expansion Notice, per Section 10.1
Approximate Rentable Area of Buildings	71,084 for 410 Building 58,145 for 420 Building 8,939 for Connector Building 72,517 for the 430 Building 47,355 for 440 Building
Approximate Rentable Area of Project as of the Term Commencement Date for the last Phase of the Initial Premises to be delivered to Tenant	258,040
Tenant’s Pro Rata Share of Buildings (as of the Term Commencement Date for the last Phase of the Initial Premises to be delivered to Tenant (and assuming that the Expansion Term Commencement Date has not then occurred for any Expansion Premises)
100% of 410 Building 100% of 420 Building 100% of Connector Building 0% of 430 Building 0% of 440 Building

Definition or Provision	Means the Following
Tenant’s approximate Pro Rata Share of the Project (as of the Term Commencement Date for the last Phase of the Initial Premises to be delivered to Tenant) (and assuming that the Expansion Term Commencement Date has not then occurred for any Expansion Premises)	53.55%

    2.4 Initial Annual (and Monthly) Rental Installments of Basic Annual Rent for the portions of the Project which comprise the Initial Premises (“Initial Basic Annual Rent”) only (starting as of the Rent Commencement Date (defined in Section 2.6), subject to adjustment under this Lease) shall be as follows:

Phase	Total Annual	Total Monthly
410, 420 and Connector Buildings	$3,400,000	$283,333.33

2.5   Expansion Premises Basic Annual Rent is provided for and defined in Section 6.1.

2.6 For the Initial Premises, the “Rent Commencement Date” shall be twelve (12) months following the Effective Date, subject to deferral based on the number of any applicable Rent Commencement Deferral Days (as defined in Section 5.1(a)).

2.7 The rent commencement date for each portion of the Expansion Premises (the “Expansion Rent Commencement Date”) shall be four (4) months after the Expansion Delivery Date for such Expansion Premises set forth in Tenant’s respective Expansion Notice, subject to deferral based on the number of any applicable Rent Commencement Deferral Days (as defined in Section 5.1(a), all in accordance with Section 10.2(a).  Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the actual Expansion Rent Commencement Date for each portion of the Expansion Premises when such is established, and shall attach it to this Lease as Exhibit R.  Failure to execute and deliver such acknowledgment, however, shall not affect the Rent Commencement Date of any portion of Expansion Premises or Landlord’s or Tenant’s liability hereunder.

2.8 The “Estimated Term Commencement Date” for “Substantial Completion” (as defined in Section 4.3) of Landlord’s Work for each portion of the Landlord’s Work is as follows:

Portion of Landlord’s Work	Estimated Term Commencement Date
410 Work	The 8 month anniversary of the Effective Date

Portion of Landlord’s Work	Estimated Term Commencement Date
420 Work	The 6 month anniversary of the Effective Date
Connector Building Work	The 11 month anniversary of the Effective Date
Project Site Work	The 11 month anniversary of the Effective Date

The Estimated Term Commencement Date for each portion of Landlord’s Work shall be extended to the extent of Tenant Delay and (solely with respect to the Connector Building Work and the Project Site Work) to the extent Landlord’s performance of such portion of Landlord’s Work is delayed by Force Majeure or the existence of any  Unknown Conditions (as defined below). As used herein, “Unknown Conditions” means conditions at the Project site that are (a) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Landlord’s diligence reports listed on Exhibit T attached hereto, or (b) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for pursuant to this Lease; provided, however, that in no event shall the presence of mold or asbestos at the Project be deemed to be an Unknown Condition; the removal and abatement of both of which, unless introduced by Tenant, shall remain Landlord’s obligation  (at Landlord’s cost and expense) throughout the Term.  Landlord shall remediate or remove any asbestos that is known to be located in the Premises in accordance with, and to the extent required by, Applicable Laws and as part of Landlord’s Work. Following the completion of such remediation, Landlord shall deliver to Tenant a notice containing a complete and unconditional sign off from a licensed independent/ third party engineer, certifying that, in such engineer’s professional opinion, the Premises have been completely remediated and contain no asbestos, all as required by Applicable Law governing the same.  In the performance of the work relating to any of said abatement and removal activity throughout the Term, Landlord shall perform the same in a good and workmanlike manner, free of defects, and restore all damage to the portion of the Premises affected thereby to their condition prior to the performance of any such work.

The actual “Term Commencement Date” for each Phase shall be as defined and set forth in Section 5.2.

2.9 “Term Expiration Date”: Fifteen (15) years after the Rent Commencement Date.

2.10 Security Deposit:  None.

2.11  Permitted Use:  Any lawful use consistent with any one or more of the following uses:  (a) general business; (b) scientific research; (c) office; (d) laboratory; (e) vivarium; (f) pilot manufacturing; or (g) uses ancillary to any of the foregoing, provided that any such use(s) (“a” through “g”) shall conform to all laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Property, the Buildings, the Project, the Premises, Landlord or Tenant (the “Applicable Laws”).

2.12	Address for Rent Payment:	BMR-Ardsley Park LLC
P.O. Box 51599
Los Angeles, California
90051-8154

2.13	Address for Notices to Landlord:	BMR-Ardsley Park LLC
17190 Bernardo Center Drive
San Diego, California 92128
Facsimile: (858) 485-9843
Attention: Vice President, Real Estate Counsel

2.14	Address for Notices to Tenant:

After the Term Commencement Date for the first Phase to have its Term Commencement Date:

Acorda Therapeutics, Inc.
420 Old Saw Mill Road
Ardsley, New York 10502

Attention: President and CEO, and

Attention: Executive Vice President, General Counsel and Corporate Secretary

Until the Term Commencement Date for the first Phase to have its Term Commencement Date:

Acorda Therapeutics, Inc.
15 Skyline Drive, Suite 230
Hawthorne, New York 10532

Attention: President and CEO, and

Attention: Executive Vice President, General Counsel and Corporate Secretary

2.15 The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A-1	Real Property Description
Exhibit A-2	Survey
Exhibit B	Initial Premises
Exhibit C	Project (including location of signage and parking)
Exhibit C-1	Main Street Enlarged Plan
Exhibit C-2	Location and Elevations for Tenant Signage

Exhibit D	Connector Building Scope of Work
Exhibit E	Connector Building Initial Plans
Exhibit F	410 and 420 Scope of Work
Exhibit G	Project Site Scope of Work
Exhibit H	List of Approved Contractors for the Performance of Landlord’s Work
Exhibit I	Landlord’s Work Budget
Exhibit J	Work Letter
Exhibit K	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit L	Intentionally Deleted
Exhibit M	CAM Pools and Service Allocation Matrix
Exhibit N	Expansion Premises Delivery Requirements
Exhibit O	Rules and Regulations
Exhibit P	Project Parking Chart
Exhibit Q	Form of Estoppel Certificate
Exhibit R	Acknowledgement of Expansion Rent Commencement Date for Expansion Premises
Exhibit S	Title Policy with CCRs
Exhibit T	Landlord’s Diligence Reports
Exhibit U	Form of SNDA for Tenant
Exhibit V	Form of SNDA for Major Subtenant

3. Term.

3.1 This Lease shall take effect on the date hereof (the “Effective Date”) and Landlord represents that it has simultaneously acquired fee title to the Property from the Prior Owner pursuant to the Purchase Agreement free and clear of all mechanics liens and liens which secure the payment of borrowed money and free and clear of the existing PILOT program for the Property between the IDA, OSI Pharmaceuticals, Inc. and (OSI) Ardsley LLC (as such program is evidenced by, among other documents, that certain Payment in Lieu of Taxes Agreement, dated March 16, 2010, between the IDA, OSI Pharmaceuticals, Inc. and (OSI) Ardsley LLC and that certain Project Agreement, dated March 16, 2010, between the IDA, OSI Pharmaceuticals, Inc. and (OSI) Ardsley LLC).

3.2 The actual term of this Lease for each Phase shall begin on the respective Term Commencement Dates for such Phase set forth in Section 5.2 and shall continue through the Term Expiration Date (collectively, the “Term”), subject to earlier termination of this Lease as provided herein.

4. Construction of the Initial Premises.

4.1 Landlord’s Work. “Landlord’s Work” with respect to the Initial Premises shall consist of (a) construction of the core and shell of the Connector Building (the “Connector Building Work”), as more particularly described on the scope of work for such Connector Building Work attached hereto as Exhibit D (the “Connector Building Scope of Work”) and the initial specifications or schematic plans for such Connector Building Work agreed upon by

Landlord and Tenant and attached hereto as Exhibit E (the “Connector Building Initial Plans”), (b) the work in connection with the 410 Building (the “410 Work”) and the 420 Building (the “420 Work,” and together with the 410 Work, collectively, the “410 and 420 Work”) as more particularly described on the scope of work for such 410 and 420 Work attached hereto as Exhibit F (the “410 and 420 Scope of Work”), and (c) certain Project site work (the “Project Site Work”) as more particularly described on the scope of work for such Project Site Work attached hereto as Exhibit C, Exhibit C-1 and Exhibit G (the “Project Site Scope of Work”).

4.2 Commencement of Landlord’s Work.

(a) Landlord shall designate a contractor or contractors to construct Landlord’s Work for the Connector Building Work, the 410 and 420 Work and the Project Site Work, in each case subject to Tenant’s reasonable approval (each, a “Contractor”). Tenant confirms that Tenant has approved the Contractors set forth on Exhibit H to perform the Landlord’s Work.  Landlord’s budget for Landlord’s Work approved by the parties is attached as
Exhibit I (“Landlord’s Work Budget”), which Landlord’s Work Budget, for purpose of clarification, is a non-binding estimate and in no instances shall Landlord be deemed required to expend any specific amount in connection with Landlord’s Work; provided that this clarification shall not abrogate Landlord’s obligation to complete Landlord’s Work as required pursuant to this Lease. Subject to Section 4.2(d), Tenant shall not be responsible for any amounts expended by Landlord which are greater than the line items for such amounts set forth in Landlord’s Work Budget.  Tenant shall cooperate reasonably and in good faith with Landlord’s efforts to design and construct the Landlord’s Work.

(i)
Reasonably promptly after approval by Tenant of the design development plans and specifications for the Project Site Work in accordance with Section 4.2(c) below, Landlord shall cause the Contractor with respect to the Project Site Work to commence and thereafter diligently prosecute the Project Site Work. Landlord shall diligently seek to complete such Project Site Work on or before the Estimated Term Commencement Date for the Project Site Work (as such date may be extended for Force Majeure (as such term is defined in Section 16.2), Unknown Conditions (as such term is defined in Section 2.8), or Tenant Delay (as such term is defined in Section 5.10(a)). Landlord shall perform such Project Site Work substantially in conformity with the Project Site Scope of Work subject only to: (a) de minimis variations from the Project Site Scope of Work (the “Project Site De Minimis Variations”); (b) Changes approved by Landlord, as defined and pursuant to Section 4.2(d); and (c) Permitted Changes made by Landlord, as defined and pursuant to Section 4.2(f).

(ii)
Reasonably promptly after approval by Tenant of the design development plans and specifications for the 410 and 420 Work in accordance with Section 4.2(c) below, Landlord shall cause the Contractor with respect to the 410 and 420 Work to commence and thereafter diligently prosecute the 410 and 420 Work.  Landlord shall diligently seek to complete such 410 and 420 Work on or before the Estimated Term Commencement Date for the 410 Work and the 420 Work, respectively (as such date may be extended for, in each case, Tenant Delay).  Landlord shall perform such 410 and 420 Work substantially in conformity with the 410 and 420 Scope of Work subject only to: (a) de minimis variations from the 410 and 420 Scope of Work (the “410 and 420 De Minimis Variations"); (b) Changes approved by Landlord pursuant to Section 4.2(d); and (c) Permitted Changes made by Landlord.

(iii)
Reasonably promptly after the Plans and Specifications (as defined below) for the Connector Building have been approved by Landlord, Tenant and all required Governmental Authorities in accordance with Sections 4.2(c) below, and after the negotiation and execution of a construction contract with respect to the Connector Building Work, Landlord shall cause the Contractor with respect to the Connector Building Work to commence and thereafter diligently prosecute the Connector Building Work.  Landlord shall diligently seek to complete such Connector Building Work on or before the Estimated Term Commencement Date for the Connector Building Work (as such date may be extended for Force Majeure, Unknown Conditions or Tenant Delay).  Landlord shall perform such Connector Building Work substantially in conformity with the Connector Building Plans and Specifications subject only to: (a) de minimis variations from the Connector Building Plans and Specifications (the “Connector Building De Minimis Variations” and, together with the 410 and 420 De Minimis Variations, and Project Site De Minimis Variations, collectively the “De Minimis Variations”); (b) Changes approved by Landlord pursuant to Section 4.2(d); and (c) Permitted Changes made by Landlord.

(b) Within thirty (30) business days after the Effective Date, Landlord shall prepare and submit to Tenant for approval design development plans and specifications for the Project Site Work, the 410 and 420 Work and Connector Building Work, in each case prepared in conformity with the applicable provisions of this Lease (the “Draft Design Development Plans”) based on the Connector Building Initial Plans (with respect to the Connector Building Work), the 410 and 420 Scope of Work and the Project Site Scope of Work.  The Draft Design Development Plans shall contain sufficient information and detail to accurately describe the proposed design to Tenant.  Tenant shall notify Landlord in writing within ten (10) business days after receipt of the Draft Design Development Plans whether Tenant approves or objects to the Draft Design Development Plans and of the manner, if any, in which the Draft Design Development Plans are unacceptable, and whether Tenant requests that Landlord make a Change to the Draft Design Development Plans in accordance with Section 4.2(d).  Tenant shall object to the Draft Design Development Plans only in good faith, and only if, and then only to the extent, such Draft Design Development Plans: (i) are not consistent with, or are not a necessary logical evolution of, the Connector Building Initial Plans, the 410 and 420 Scope of Work, the Connector Building Scope of Work or the Project Site Scope of Work, as the case may be, or (ii) are not consistent with applicable building codes or other Applicable Laws.  Tenant’s failure to respond within such ten (10) business day period shall be deemed approval by Tenant.  If Tenant objects to the Draft Design Development Plans for one of the reasons specified above, then Landlord shall revise the Draft Design Development Plans and cause such objections to be remedied in the revised Draft Design Development Plans.  Landlord shall then resubmit the revised Draft Design Development Plans to Tenant for approval, and Tenant shall notify Landlord in writing within five (5) business days after receipt of the resubmitted Draft Design Development Plans whether Tenant approves or objects to the resubmitted Draft Design Development Plans and of the manner, if any, in which the Draft Design Development Plans are unacceptable.  Tenant’s failure to respond within any respective review period set forth in this Section 4.2(b) shall be deemed approval of the respective plans by Tenant.  If Tenant objects to the resubmitted Draft Design Development Plans for one of the reasons specified above, then Landlord shall revise the Draft Design Development Plans and cause such objections to be remedied in the revised Draft Design Development Plans.  Landlord shall then resubmit the revised Draft Design Development Plans to Tenant for approval, and the process shall continue on an iterative basis until Tenant approves an iteration of the Draft Design Development Plans, except that Tenant shall not object on any basis on which Tenant did not previously object, unless such objection results from a change in the Draft Design Development Plans from the version Landlord previously delivered to Tenant. The iteration of the Draft Design Development Plans that is approved or deemed approved by Tenant without objection shall be referred to herein as the “Approved Design Development Plans.”  When exercising its approval rights set forth in this Section 4.2(b), Tenant shall have the right to approve or disapprove the Draft Design Development Plans in whole or in part (with respect to each of the Project Site Work, the 410 and 420 Work and the Connector Building Work).  Disagreements regarding Tenant’s approval of the Draft Design Development Documents shall be resolved by the Neutral Architect in accordance with Section 4.2(h) below.

    (c) Within thirty (30) business days following the approval of the Approved Design Development Plans, Landlord shall prepare final plans and specifications for the Project Site Work, the 410 and 420 Work and Connector Building Work that (i) are consistent with and are necessary logical evolutions of the Approved Design Development Plans and (ii) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below).  As soon as such final plans and specifications (“Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval.  Tenant shall notify Landlord in writing within ten (10) business days after receipt of the Construction Plans whether Tenant approves or objects to the Construction Plans and of the manner, if any, in which the Construction Plans are unacceptable, and whether Tenant requests that Landlord make a Change to the Construction Plans in accordance with Section 4.2(c).  Tenant shall object to the Construction Plans only in good faith, and if, and then only to the extent, such Construction Plans: (i) are not consistent with, or are not a necessary logical evolution of, the Approved Design Development Plans or (ii) are not consistent with applicable building codes or other Applicable Laws. Tenant’s failure to respond within such ten (10) business day period shall be deemed approval by Tenant. If Tenant objects to the Construction Plans for one of the reasons specified above, then Landlord shall revise the Construction Plans and cause such objections to be remedied in the revised Construction Plans.  Landlord shall then resubmit the revised Construction Plans to Tenant for approval, and Tenant shall notify Landlord in writing within five (5) business days after receipt of the resubmitted Construction Plans whether Tenant approves or objects to the resubmitted Draft Construction Plans and of the manner, if any, in which the Construction Plans are unacceptable.  If Tenant objects to the resubmitted Construction Plans for one of the reasons specified above, then Landlord shall revise the Construction Plans and cause such objections to be remedied in the revised Construction Plans. Tenant’s failure to respond within any respective review period set forth in this Section 4.2(c) shall be deemed approval of the respective plans by Tenant. Landlord shall then resubmit the revised Construction Plans to Tenant for approval, and the process shall continue on an iterative basis until Tenant approves an iteration of the Construction Plans, except that Tenant shall not object on any basis on which Tenant did not previously object, unless such objection results from a change in the Construction Plans from the version Landlord previously delivered to Tenant.  Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval.  The Construction Plans so approved, and all change orders specifically permitted by this Lease, are referred to herein as the “Plans and Specifications.”  When exercising its approval rights set forth in this Section 4.2(c), Tenant shall have the right to approve or disapprove the Construction Plans in whole or in part (with respect to each of the Project Site Work, the 410 and 420 Work and the Connector Building Work). Disagreements regarding Tenant’s approval of the Construction Plans shall be resolved by the Neutral Architect in accordance with Section 4.2(h) below.

(d) Any changes to the Project Site Scope of Work, 410 and 420 Scope of Work, Connector Building Scope of Work, the Connector Building Initial Plans, Draft Design Development Plans, Approved Design Development Plans, Construction Plans or Plans and Specifications requested by Tenant the scope of which does not fall within the permitted revisions under Section 4.2(b) or (c) above (each, a “Change”) shall be subject to the written approval of Landlord.  Tenant may request Changes to the Project Site Scope of Work, 410 and 420 Scope of Work, the Connector Building Scope of Work, the Connector Building Initial Plans, Draft Design Development Plans, Approved Design Development Plans, Construction Plans or Plans and Specifications by notifying Landlord thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Project Site Scope of Work, 410 and 420 Scope of Work, Connector Building Scope of Work, Connector Building Initial Plans, Draft Design Development Plans, Approved Design Development Plans, Construction Plans or Plans and Specifications necessitated by the Change.  If the nature of a Change is to modify the agreed upon scope of Landlord’s Work as set forth in Exhibits C, C-1, D, E, F and G or requires revisions to the Project Site Scope of Work, 410 and 420 Scope of Work, Connector Building Scope of Work, Connector Building Initial Plans, Draft Design Development Plans, Approved Design Development Plans, Construction Plans or Plans and Specifications, then (i) if such Change increases the costs to Landlord, Tenant shall be solely responsible for the cost and expense of such revisions and any increases in the cost of Landlord’s Work as a result of such Change and such costs and expenses shall, at Tenant’s election, either be paid by Tenant to Landlord or be deducted from the amount of Base TI Allowance to be made available to Tenant pursuant to Section 5.5, and (ii) if such Change constitutes eliminating (x) the landscaping from the Project Site Scope of Work, then the Base TI Allowance made available to Tenant pursuant to Section 5.5 shall be increased by $100,000, (y) the canopy from the 410 Scope of Work, then the Base TI Allowance made available to Tenant pursuant to Section 5.5 shall be increased by $200,000, or (z) the canopy from the 420 Scope of Work, then the Base TI Allowance made available to Tenant pursuant to Section 5.5 shall be increased by $50,000; provided, that the increases to the Base TI Allowance pursuant to the foregoing clauses (ii)(x), (ii)(y), and (ii)(z) shall be applicable only if Tenant requests the applicable Change in writing within ninety (90) days after the Effective Date. Any Change which increases the cost of the Landlord’s Work as set forth in the Landlord’s Work Budget, shall be paid for by Tenant in its entirety prior to Landlord implementing such Change. If Landlord is delayed in the performance of any Change in Landlord’s Work as a result of Force Majeure or any Unknown Condition, then the schedule for Landlord’s Work shall be extended, including the extension of the time periods with respect to the respective Milestone Dates for Landlord’s Work in accordance with Section 4.6(b); provided, however, if Tenant requests in writing that Landlord accelerate the schedule of performance of Landlord’s Work to account for such delay, then Landlord shall use its good faith efforts to accelerate the performance of Landlord’s Work, and all costs that Landlord incurs with respect to such acceleration (including, without limitation, any overtime costs and double shift operation costs), shall be shared equally between Landlord and Tenant and Tenant shall pay 50% of such costs within thirty (30) days after Landlord delivers an invoice therefor to Tenant. Disagreements regarding the cost of a Change or Permitted Change (as defined in Section 4.2(f) below) shall be resolved by the Neutral Architect in accordance with Section 4.2(h) below.

(e) All Change Requests shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as such Change Request, as reasonably determined by Landlord, could not reasonably be expected to do any of the following: (i) adversely impact (A) the exterior appearance of the Project, (B) the structural aspects of the Project, or (C) any building system, including, without limitation, the HVAC, mechanical, electrical, plumbing or life safety systems; (ii) create a reasonably foreseeable risk of violating any Applicable Law or permit requirement or materially increasing insurance premiums; (iii) violate any recorded document affecting the Property; (iv) involve a use of the Premises that is inconsistent with the Permitted Use; (v) in Landlord’s reasonable judgment, reduce the quality or value of the Project or the Property; or (vi) delay Substantial Completion or final completion of Landlord’s Work for any Phase by more than 20 days in the aggregate when taken together with the effect of each other Change.  Landlord shall have five (5) business days after receipt of a Change Request to notify Tenant in writing of Landlord’s decision either to approve or object to the Change Request.  Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. Landlord shall have fifteen (15) business days after receipt of a Change Request to notify Tenant in writing of Landlord’s estimate of the cost and schedule impact associated with such Change Request.

(f) The “Permitted Changes” by Landlord shall mean:  (a) minor field changes; (b) changes required by Governmental Authority; (c) any other change orders that neither increase nor change the size, configuration, functionality, quality, or overall appearance of the Initial Premises, except De Minimis Variations, or Tenant’s ability to perform its Tenant Improvements or operate its business in the Initial Premises; and (d) ordinary development of the 410 and 420 Scope of Work or the Plans and Specifications in a manner not inconsistent with the 410 and 420 Scope of Work or the Plans and Specifications or Landlord’s Work.  Landlord shall promptly give a copy of any Permitted Change to Tenant after such Permitted Change has been issued and finalized (as opposed to constructed).

(g) Landlord shall develop the Plans and Specifications and administer Landlord’s Work (including selection of subcontractors, bidding, Permitted Changes, value engineering, scheduling, and payment) in a commercially reasonable manner in accordance with Landlord’s ordinary practices and procedures for construction projects undertaken on Landlord’s account.

(h) In performing Landlord’s Work and considering and approving Change Requests and Permitted Changes, Landlord shall (and shall cause any Contractor to) actively consult with (and provide full and timely oral reports to) Tenant’s project manager, as designated in writing by Tenant from time to time.  As of the Execution Date, Tenant’s project manager is

Kelly Givens, Executive Managing Director, Studley, Inc., or such other representative as Tenant designates in writing from time to time.  Landlord shall allow Tenant’s project manager and consultants and advisers to Tenant to attend design and construction meetings.  Landlord need not reschedule any meeting to accommodate such attendance.  Upon Tenant’s specific request, Landlord shall keep Tenant’s project manager reasonably informed and answer Tenant’s reasonable inquiries about the Project Site Scope of Work, the 410 and 420 Scope of Work, the Connector Building Scope of Work, the Plans and Specifications, and Changes and Permitted Changes regarding Landlord’s construction and development of Landlord’s Work.  Landlord shall give Tenant’s project manager copies of the following documents as developed by Landlord and its vendors in the ordinary course of construction of the Work: progress printings during the construction development phase; project meeting minutes or memoranda; Landlord’s log of “requests for information”; and Landlord’s log of change orders.  The foregoing rights to receive information shall not be deemed to give Tenant any approval rights not otherwise expressly provided for in this Lease.  Landlord may exclude from Tenant’s informational deliveries any information about construction of improvements to be occupied by others.  Landlord shall from time to time allow Tenant to inspect Landlord’s Work in progress in a reasonable manner and in compliance with Contractor’s reasonable instructions and procedures.  Landlord shall reasonably consider all comments and requests made by Tenant.  If the parties do not agree on whether a proposed change constitutes a Change or a Permitted Change, whether Tenant is entitled to object to Draft Design Development Plans or Construction Plans, or any other matter herein that is to be determined by the Neutral Architect, then the written determination of Dennis Noskin, AIA, with an office located at 55 South Broadway, Tarrytown, New York 10591 (the “Neutral Architect”) shall govern.  The Neutral Architect shall render his determination within ten (10) business days of either party’s request (provided that a copy of such request was given simultaneously to the other party) and his determination shall be final and binding upon the parties.  The parties agree to cooperate fully with each other and the Neutral Architect, and to answer inquiries and provide evidence in good faith as requested by the Neutral Architect in connection with the fair and equitable disposal of the dispute.  If Dennis Noskin retires, dies, resigns, or becomes disabled then the parties shall replace him with the following individual (who will become the Neutral Architect): Reza Agahian, AIA, of Research Academic Architecture, 208 Ivy Hill Lane, Rye Brook, New York 10573. If Reza Agahian retires, dies, resigns, or becomes disabled then the parties shall replace him with the following individual (who will become the Neutral Architect): Steve Pustola, AIA of Pustola Associates, with an office at 185 Meadow Street, Naugatuck, Connecticut 06770.  If after such replacement the then current Neutral Architect retires, dies, resigns, or becomes disabled, then the parties shall mutually agree on a replacement for such individual to act as the Neutral Architect under the terms of this Lease.  In every instance where this Lease or Exhibit J designates the Neutral Architect as the arbiter of a dispute, Tenant and Landlord agree to follow (and cause the Neutral Architect to follow) the protocol set forth in this Section 4.2(h).

(i) For purposes of communicating with Tenant’s project manager, Landlord designates John Bonanno as its representative (or such other representative as Landlord designates from time to time), with authority to issue approvals and consents that bind Landlord.  For informal and unofficial communications, Landlord designates Tim Stoll.

4.3 Completion of Construction.  Landlord’s Work for any Phase shall be deemed “Substantially Complete” or there shall be “Substantial Completion” for such Phase if Landlord has (a) completed all of Landlord’s Work for such Phase identified on the Plans and Specifications, as evidenced by the Landlord’s Architect’s certificate of Substantial Completion, subject in each case only to Landlord’s failure to complete (i) minor and insubstantial details of construction that do not, except in a de minimis manner, interfere with Tenant’s performance of Tenant Improvements in such Phase (the “Punchlist Items”) and (ii) items that cannot or should not be completed during the time of the year that Landlord performs the appropriate portion of Landlord’s Work (for example, the commissioning and testing of air conditioning and cooling systems during the winter months, the commissioning and testing of heating systems during summer months, or the installation of landscaping during winter months) (the “Seasonal Items”); and (b) if necessary for the occupancy of such Phase, received a temporary or permanent certificate of occupancy from the applicable Governmental Authority(ies). If the satisfaction of any condition set forth in clauses (a) or (b) is delayed because of Tenant Delay, then Substantial Completion shall be deemed to occur when Substantial Completion would have occurred had such Tenant Delay not arisen.  If the parties do not agree on whether Landlord has achieved Substantial Completion for any Phase or on the scope of the Punchlist Items or Seasonal Items for such Phase, then the written determination of the Neutral Architect shall govern, whose determination shall be final and binding upon the parties.

4.4 Punchlist and Seasonal Items.  Landlord shall endeavor to give Tenant ten (10) business days’ prior notice before Landlord achieves Substantial Completion of Landlord’s Work for each Phase.  When Landlord determines that Landlord has reached Substantial Completion of Landlord’s Work for such Phase, Landlord shall so notify Tenant.  Within five (5) business days after the date of such notice, the parties shall jointly, with Landlord’s architect, inspect Landlord’s Work for such Phase and attempt to agree upon a list of the Punchlist Items (the “Punchlist”).  If Landlord fails to give any notice described in this paragraph, that shall not constitute a default but shall merely extend the time for commencement of the Punchlist walkthrough.  To the extent that the parties cannot agree on the Punchlist, the written determination of the Neutral Architect shall govern, whose determination shall be final and binding upon the parties.  The parties shall promptly memorialize the Punchlist in writing.  Landlord shall diligently endeavor to cause Contractor to complete all Punchlist Items with reasonable promptness and in any case within sixty (60) days after Substantial Completion of the applicable Phase (the “Punchlist Deadline”). Landlord shall diligently endeavor to complete the Seasonal Items after Substantial Completion of Landlord’s Work within a reasonable period of time during the appropriate months of the year for such Seasonal Items.

4.5 Warranties; Defects.  Landlord warrants to Tenant that (i) any and all materials, equipment and furnishings incorporated into Landlord’s Work shall be of good quality and new unless otherwise required or permitted under the Plans and Specifications; (ii) Landlord’s Work shall be free from defects not inherent in the quality required or permitted, and (iii) Landlord’s Work shall substantially conform with the Plans and Specifications.  For a period of one (1) year after the date of Substantial Completion of all elements of Landlord’s Work for a Phase, Landlord shall repair with reasonable promptness all defects in Landlord’s Work which constitute a breach of the foregoing warranty (the “Defects”) for such Phase as to which Tenant notifies Landlord in writing within such one (1) year period (the “Defect Reporting Period”).  Except for such Defects reported within the applicable Defect Reporting Period and except for Landlord’s continued maintenance, repair and replacement obligation set forth below, Tenant shall be deemed to have accepted each Phase of the Premises and Landlord’s Work in the condition delivered to it “As Is.” After the Defect Reporting Period expires, Landlord shall maintain and repair Landlord’s Work in accordance with this Lease, including Landlord’s right to recover Operating Expenses from Tenant as this Lease permits.

4.6 Self-Help.

(a) Punchlist and Defects. If, thirty (30) days after (i) the Punchlist Deadline with respect to Punchlist Items, or (ii) Tenant has reported a Defect during the Defect Reporting Period with respect to Defects, Landlord has not completed or has not commenced the completion of and is not diligently prosecuting the completion of any Punchlist Item(s), or has not repaired and has not commenced the repair of and is not diligently prosecuting the repair of any Defect(s) that Tenant timely reported, then, in each case, Tenant may so notify Landlord, and, at its sole election also provide Landlord with Tenant’s notice that Tenant intends to complete such Punchlist Item(s) or repair such Defect(s), which notice shall contain a reference to this Section 4.6(a) (a “Self-Help Warning Notice”).  If, five (5) business days after receiving the Self-Help Warning Notice, Landlord has still not commenced the completion of, or Landlord subsequently fails to use reasonable diligent efforts to complete, the Punchlist Item(s) or to commence and diligently prosecute the repair of the applicable Defect(s) identified in the Self-Help Warning Notice, then notwithstanding anything to the contrary in this Lease, Tenant may complete such Punchlist Item(s) and repair such Defect(s) (the “Punchlist and Repair Self-Help Work”), provided that:  (a) Tenant may perform Punchlist and Repair Self-Help Work only within the Premises, as well as outside of the Premises as it relates to the Project Site Work; (b) Punchlist and Repair Self-Help Work shall not adversely affect any other tenant or any Utilities; (c) Tenant shall act in a commercially reasonable manner and diligently endeavor to minimize the cost of the Punchlist and Repair Self-Help Work; and (d) all Punchlist and Repair Self-Help Work shall be performed in a good and workmanlike manner and in compliance with Applicable Laws.  Notwithstanding the foregoing, Tenant shall not engage in Punchlist and Repair Self-Help Work involving building systems that serve both Tenant and any other tenant.  Landlord shall promptly, but no later than ten (10) days following Tenant’s demand, reimburse Tenant for Tenant’s actual, reasonable, necessary, and reasonably documented cost of any Punchlist and Repair Self-Help Work.  To the extent not paid by Landlord when due, all amounts due to Tenant under this Section 4.6 (x) shall accrue interest from the date due until paid (or offset against Basic Annual Rent) at the rate of “LIBOR” plus four percent (4%) per annum, and (y) at Tenant’s option, may be offset by Tenant against its obligation in respect of Basic Annual Rent.

(b) Landlord’s Work.  Landlord shall use its commercially reasonable efforts to perform Landlord’s Work so that, on or before the First Milestone Date (as defined below), the amount of the Hard Costs (as such term is defined below) incurred in connection with the performance of the Landlord’s Work is equal to or greater than 35% of the total Hard Costs amount budgeted for the Landlord’s Work in the Landlord’s Work Budget (the “First Milestone”). The “First Milestone Date” means the date that is six (6) months after the Effective Date, as such date shall be extended to the extent Landlord’s performance of the Landlord’s Work is delayed by Force Majeure, Unknown Conditions or Tenant Delay.  To evidence the percentage of amount expended by such date, on or before the First Milestone Date, Landlord shall deliver to Tenant a current G702 payment application (or other written certification) signed by Landlord which certifies as to the total Hard Costs then incurred in connection with  the Landlord’s Work.

If the First Milestone has not been satisfied with respect to the amount of cumulative Hard Costs incurred in connection with the Landlord’s Work by the First Milestone Date, then Landlord shall use its commercially reasonable efforts to perform Landlord’s Work so that, on or before the Second Milestone Date (as defined below), the amount of cumulative Hard Costs incurred in connection with the performance of the Landlord’s Work is equal to or greater than 50% of the total Hard Costs (net of overtime costs, double shift operation costs or other costs referred to below) amount budgeted for the Landlord’s Work in the Landlord’s Work Budget (the “Second Milestone”), by the payment of overtime, double shift operation or otherwise (it being acknowledged and agreed that any such overtime costs, double shift operation costs or other costs incurred by Landlord to timely complete Landlord’s Work shall be borne solely by Landlord and shall neither constitute an increased cost to Tenant nor be added to or considered Hard Costs). The “Second Milestone Date” means the date that is thirty (30) days following the First Milestone Date or seven (7) months after the Effective Date, as such date shall be extended to the extent Landlord’s performance of the Landlord’s Work is delayed by Force Majeure, Unknown Conditions or Tenant Delay.  As used herein, each of the First Milestone Date and the Second Milestone Date shall be collectively referred to as the “Milestone Dates”.

On or before the Second Milestone Date, Landlord shall deliver to Tenant a current G702 payment application (or other written certification) signed by Landlord which certifies to the total cumulative Hard Costs then expended in connection with the Landlord’s Work then completed.  If, pursuant to such signed certification, the Second Milestone has not been satisfied with respect to the Landlord’s Work, then Tenant shall have the right to provide written notice to Landlord within five (5) days after the Second Milestone Date requesting that Landlord provide Tenant with a written plan (the “Schedule Restoration Plan”) to complete the Landlord’s Work in order to achieve Substantial Completion of the Landlord’s Work not later than thirty (30) days after the Estimated Term Commencement Date for the Phase with the latest Estimated Term Commencement Date (the “Outside Completion Date”). Landlord shall deliver the Schedule Restoration Plan to Tenant within ten (10) days after Tenant delivers such notice to Landlord.  Tenant may approve or disapprove all or any portion of the Schedule Restoration Plan.  Tenant shall approve or disapprove all or any portion of the Schedule Restoration Plan by delivering, within ten (10) days after receipt of the Schedule Restoration Plan, written approval and/or disapproval of all or a portion of the Schedule Restoration Plan to Landlord, the approval thereof to be withheld only if Substantial Completion of the Landlord’s Work could not reasonably be expected to occur on or before the Outside Completion Date, assuming that Landlord properly implements such Schedule Restoration Plan.  If Tenant disapproves any portion of the Schedule Restoration Plan, but approves other portions, Tenant shall reflect its approval of those portions that are acceptable and provide comments to those portions of the Schedule Restoration Plan that have been disapproved. If Tenant disapproves the entire Schedule Restoration Plan, Tenant likewise shall reflect its disapproval in writing.  Landlord shall then resubmit a revised Schedule Restoration Plan addressing such comments as shall have been provided by Tenant within ten (10) additional days and Tenant shall deliver approval or disapproval of such revised Schedule Restoration Plan as set forth above, and upon approval by Tenant promptly proceed with such additional work as may be required under the Schedule Restoration Plan.  If Tenant disapproves such revised Schedule Restoration Plan in accordance with this Section 4.6(b), then

Tenant shall have the right, but shall not be obligated, to elect to complete Landlord’s Work (such work, the “Self-Help Completion Work,” and together with the Punchlist and Repair Self-Help Work, the “Self-Help Work”); provided, however, that if Tenant does not notify Landlord of Tenant’s election to perform such Self-Help Completion Work within ten (10) days after disapproving such revised Schedule Restoration Plan, then Tenant’s self-help right pursuant to this Section 4.6(b) with respect to the Landlord’s Work shall terminate.  If Tenant exercises its aforesaid self-help rights to perform the Self-Help Completion Work, then Tenant shall manage the completion of the Self-Help Completion Work in a commercially reasonable manner and diligently endeavor to minimize the cost of such Self-Help Completion Work, and Tenant shall cause Tenant’s Self-Help Completion Work to be performed (i) in a good, workmanlike manner and in accordance with Applicable Laws, (ii) in substantial accordance with the Project Site Scope of Work, the 410 and 420 Scope of Work, the Connector Building Scope of Work, the Connector Building Initial Plans, and the Plans and Specifications,  and (iii) in a manner which does not adversely affect (even to a de minimis extent) other improvements or utilities located within the Project. Landlord shall reasonably cooperate with Tenant in good faith to permit Tenant to perform such Self-Help Completion Work, including without limitation, at Tenant’s election (i) providing Tenant with access to the Project, the Buildings and the Premises, and (ii) assigning to Tenant all of Landlord’s rights in and to its agreements with each design service provider, Contractor, subcontractors of any tier, vendors, consultants and other project team members, in each case to the extent necessary for, or useful in connection with, completing the Self-Help Completion Work.

For purposes of this Lease, the term hard costs (“Hard Costs”) as used herein shall mean all construction costs of Landlord’s Work payable to Contractor, to subcontractors of any tier and to any vendor for labor, materials and equipment incorporated into Landlord’s Work, inclusive of general conditions costs, overhead, fees, insurance premium costs, permit costs, taxes and other construction costs, which Hard Costs are estimated to be $8,560,609.

5. Possession.

5.1 Landlord shall tender possession of each Phase upon Substantial Completion of such Phase.  If Landlord’s Work for any such Phase is not Substantially Complete on or before the Estimated Term Commencement Date for such Phase set forth in Section 2.8, then except as set forth in this Section 5.1, this Lease shall not be void or voidable and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.

(a) Notwithstanding the foregoing, if Landlord has failed to Substantially Complete the 410 Work or the 420 Work on or prior to the Estimated Term Commencement Date with respect to the 410 Work or the 420 Work (as the case may be and subject to extension to the extent Landlord has been delayed in the performance of such 410 Work or 420 Work by Tenant Delay), and provided that Tenant has not elected to exercise its self-help rights (as permitted under Section 4.6 for the Phase under consideration) to perform the Self-Help Completion Work, then the Rent Commencement Date for the Initial Premises shall be deferred (in addition to any deferrals in the Rent Commencement Date otherwise provided in this Lease) by a number of calendar days equal to the sum of:

(i) the number of Force Majeure and Unknown Conditions Delay Days, and

(ii) the number of days for such Phase as is set forth in the chart below

(such days under clauses (i) and (ii) above, for purposes of subsection (a) and (b) of this Section 5.1, and for purposes of Section 10.2 being referred to as “Rent Commencement Deferral Days”); with the understanding that disputes over the determination of the Rent Commencement Deferral Days and the causes of the underlying delays with respect thereto shall be determined by arbitration under Section 50 of the Lease and with the further understanding that in the event that both 410 Work and the 420 Work are deferred beyond the Estimated Term Commencement Dates with respect to such Work, then the Rent Commencement Date shall be deferred by a number of Rent Commencement Deferral Days in accordance with this Section 5.1(a) solely with respect to the Phase with the largest number of Rent Commencement Deferral Days:

Portion of Landlord’s Work	Number of Rent Commencement Deferral Days for each of the first 30 Unexcused Delay Days (Unexcused Delay Days 1-30):	Number of Rent Commencement Deferral Days for each of the second 30 Unexcused Delay Days (Unexcused Delay Days 31-60):	Number of Rent Commencement Deferral Days for each Unexcused Delay Day after the first 60 Unexcused Delay Days (Unexcused Delay Days 61 and greater):
410 Work	1 Day	2 Days	3 Days
420 Work	1 Day	2 Days	3 Days

As used herein, “Completion Delay Period” means with respect to the 410 Work or the 420 Work, the period between the applicable Estimated Term Commencement Date (subject to extension to the extent Landlord has been delayed in the performance of such Landlord’s Work by Tenant Delay) and the day such portion of the Landlord’s Work is Substantially Complete.

“Force Majeure and Unknown Conditions Delay Days” means days in the Completion Delay Period that are reasonably attributable to delays caused by Force Majeure or Unknown Conditions.

“Unexcused Delay Days” means days in the Completion Delay Period that are not Force Majeure and/or Unknown Conditions Delay Days.

For example, if Landlord (i) fails to Substantially Complete Landlord’s Work for the 410 Work until the date that is forty-five (45) days after the Estimated Term Commencement Date for such 410 Work (thirty (30) days of such delay being fairly attributable to delays caused by Force Majeure and fifteen (15) days of delay not being fairly attributable to delays caused by Force Majeure or Unknown Conditions), and (ii) fails to Substantially Complete Landlord’s Work for the 420 Work until the date that is seventy-five (75) days after the Estimated Term Commencement Date for such 420 Work (thirty (30) days of such delay being fairly attributable to delays caused by Force Majeure and forty-five (45) days of delay not being fairly attributable to delays caused by Force Majeure or Unknown Conditions), then for purposes of calculating the deferral of the Rent Commencement Date under this Section 5.1(a), the delay in Landlord’s completion of the 410 Work shall not be taken into account and the number of Rent

Commencement Deferral Days would be 90 (1 day for each of the 30 Force Majeure and Unknown Conditions Delay Days, 1 day for each of the first 30 Unexcused Delay Days, and 2 days for each of the last 15 Unexcused Delay Days (Unexcused Delay Days 31-45)).

(b) Notwithstanding the foregoing, if Landlord has failed to Substantially Complete Landlord’s Work on or prior to (i) sixty (60) days following the Estimated Term Commencement Date with respect to the Connector Building Work, or (ii) provided that Tenant’s occupancy and use of the 410 and/or the 420 Building is not delayed thereby, sixty (60) days following the Estimated Term Commencement Date for the Project Site Work (subject to extension to the extent Landlord has been delayed in the performance of such Landlord’s Work by Force Majeure, Unknown Conditions or Tenant Delay), and provided that Tenant has not elected to exercise its self-help rights (as permitted under Section 4.6 for the Phase under consideration) to perform the Self-Help Completion Work with respect to any such Phase, then Tenant shall be entitled to, solely with respect to each such aforementioned portion of Landlord’s Work for which Landlord fails to achieve Substantial Completion by the applicable deadline, the amounts of Rent abatement for such portion of Landlord’s Work as is set forth below.

Portion of Landlord’s Work	Amount of Rent abatement per day for days 1-30 of such failure:	Amount of Rent abatement per day for days 31-60 of such failure:	Amount of Rent abatement per day for days 61 onwards:
Connector Building Work	1 Day of Rent reasonably allocated by Landlord to the Connector Building Work	2 Days of Rent reasonably allocated by Landlord to the Connector Building Work	3 Days of Rent reasonably allocated by Landlord to the Connector Building Work
Project Site Work	1 Day of Rent reasonably allocated by Landlord to the Project Site Work	2 Days of Rent reasonably allocated by Landlord to the Project Site Work	3 Days of Rent reasonably allocated by Landlord to the Project Site Work

If Landlord has failed to Substantially Complete Landlord’s Work for each of the 410 Work and the 420 Work on or prior to the twenty four (24) month anniversary of the Effective Date (subject to extension to the extent Landlord has been delayed in the performance of such Landlord’s Work by Force Majeure, Unknown Conditions and Tenant Delay), Tenant may terminate this Lease and the Lease shall be of no further force or effect (except for those provisions which expressly survive such termination pursuant to their terms). Tenant acknowledges that the remedies set forth in Section 4.6 and in this Section 5.1 constitute Tenant’s exclusive remedies for Landlord’s failure to complete the Landlord’s Work within the time periods set forth in this Lease.

5.2 The “Term Commencement Date” for each Phase shall be the day Landlord Substantially Completes Landlord’s Work with regard to such Phase and delivers such Phase to Tenant.  Notwithstanding that different Phases may have different Term Commencement Dates, the parties agree that the Rent Commencement Date for the Initial Premises shall be as set forth in Section 2.6, the Expansion Rent Commencement Date for any Expansion Premises shall be as set forth in Section 2.7, and the Term Expiration Date for the entire Premises shall be as set forth in Section 2.9.  Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the actual Term Commencement Date for each Phase and the Term Expiration Date when such is established, and shall attach it to this Lease as Exhibit K.  Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date of any Phase or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date for any Phase.

5.3 Prior to entering upon the Premises to construct Tenant Improvements, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 22 and the Work Letter attached as Exhibit J are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Basic Annual Rent or Additional Rent (as defined below).

5.4 Possession of areas of the Premises necessary for Landlord-controlled utilities, services, safety and operation of the Buildings is reserved to Landlord.

5.5 TI Allowance.  Tenant shall cause the Initial Premises to be improved (the “Tenant Improvements”) pursuant to the terms of this Lease and the “Work Letter” attached as Exhibit J at a cost to Landlord (the “Base TI Allowance”) not to exceed Five Million Seven Hundred and Fifty Thousand Dollars ($5,750,000) in the aggregate, (Two Hundred Fifty Thousand Dollars ($250,000) of which is being allocated for the purchase of furniture, fixtures and equipment under item (g) of the third sentence of this Section 5.5), subject to increases as a result of reductions of scope of Landlord’s Work in the amounts and as set forth in Section 4.2(d).  The parties hereby agree that the entire Base TI Allowance will be made available by Landlord to Tenant to defray the costs of the Tenant Improvements as they are incurred by Tenant and before Tenant is required to incur or pay any costs without reimbursement by Landlord.  Such amounts shall be applied to pay only the costs of the following (except as otherwise expressly provided in this Lease) (the “TI Costs”): (a) construction; (b) fee for Tenant’s project manager, (c) plan check and building permits and other planning and inspection fees, (d) all design and engineering fees, (e) insurance costs, (f) cabling, and (g) costs of purchasing, furniture, fixtures and equipment from the Prior Owner, in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000). For purposes of this Lease, Tenant’s cost of any Tenant Improvement shall include only items constituting “costs of improvement” within the meaning of the New York Lien Law, except that, with Landlord’s reasonable approval, notwithstanding anything to the contrary in the preceding clauses “a” and “f,” only up to ten percent (10%) of the Base TI Allowance may cover other costs directly related to the Tenant Improvements, such as architectural, engineering, space planning or other related services, planning and relocation costs, and legal costs related to this Lease and the Tenant Improvements (the “Other Costs”). Except as otherwise provided in item (g) of this Section 5.5 above, in no event shall the TI Allowance be used for costs of furniture, fixtures or equipment with respect to the Tenant Improvements or for costs that are recoverable by Tenant from a third party (e.g. insurers, warrantors or tortfeasors).  The Base TI Allowance and the Expansion TI Allowance (as defined in Section 10.2(c)) are together referred to as the “TI Allowance.”

As used herein, “Incurred TI Costs” shall mean, at any time, the total amount of TI Costs and Other Costs actually incurred by Tenant at such time. Notwithstanding the foregoing, and except for Tenant’s purchase of furniture, fixtures and equipment from the Prior Owner referenced in item (g) of the third sentence of this Section 5.5 above, in no event shall amounts incurred in connection with any materials, machinery, fixtures, furniture, equipment or other items purchased or manufactured for incorporation into the Tenant Improvements but which are not located at the Project (“Offsite Materials”) be deemed to be “Incurred TI Costs” hereunder unless and until Tenant provides Landlord with (i) copies of any bills of sale, certificates of title or other evidence reasonably satisfactory to Landlord of Tenant’s ownership of such Offsite Materials, and that all lien rights or claims of the supplier for such Offsite Materials have been or will be released simultaneously with payment therefor, (ii) evidence sufficient to Landlord that all Offsite Materials are insured against casualty, loss and theft for an amount equal to their replacement costs under policies naming Landlord as an additional insured, and (iii) a certificate from Tenant’s architect confirming the accuracy of the deliverables set forth in clauses (i) and (ii) above.  Landlord hereby agrees to disburse the entire amount set forth in item (g) of the third sentence of Section 5.5 above, without any withholding for Retainage (defined in Section 5.5(e)) within five (5) days of Landlord’s receipt of Tenant’s invoice therefor.

Tenant shall be solely responsible for the cost of the Tenant Improvements for the Initial Premises to the extent such cost is in excess of the Base TI Allowance. The excess of TI Costs and Other Costs as are projected by the Approved Budget (as defined below) for such Tenant Improvements over the entire Base TI Allowance for the Initial Premises shall be referred to herein as the “Excess Costs”).  In no event shall Landlord be obligated to contribute more than the Base TI Allowance in connection with the Initial Premises.  Tenant shall be responsible for all Excess Costs. Landlord shall disburse to Tenant the Base TI Allowance when and as requisitioned by Tenant in compliance with this Lease (including Tenant’s satisfaction of the Disbursement Conditions below).

As a condition to obtaining each disbursement of the Base TI Allowance (other than the disbursement of the amount set forth in item (g) of the third sentence of this Section 5.5 above), Tenant shall satisfy the following conditions in each case (the “Disbursement Conditions”):

(a) Tenant Improvements performed to date shall comply with this Lease;

(b) Tenant shall not be in Default of either a monetary obligation or a material non-monetary obligation (or both) that remains uncured under this Lease (the parties agree that a material non-monetary obligation shall be one that creates a significant risk (and not merely de minimis risk) of potential liability or exposure for Landlord);

(c) Landlord, as further detailed in item (f) below, shall make each disbursement within fifteen (15) days after Tenant has delivered the following, all reasonably satisfactory to Landlord:  a Disbursement Request; backup invoices (paid or presently due and payable) for Tenant’s Incurred TI Costs; a certificate of Tenant’s architect confirming that the Tenant Improvements to date substantially comply with the Approved Plans (as defined in the Work Letter attached hereto as Exhibit J); progress (or final, as appropriate) lien waivers; the Approved Plans for the Tenant Improvements and any revisions therein (to the extent not previously delivered); a consent by Tenant’s architects and engineers to Landlord’s use of such Approved Plans, as revised, if this Lease terminates, in such form as Landlord shall reasonably require; and such other deliveries as Landlord reasonably requests if one of its lenders so requires;

(d) Notwithstanding anything to the contrary set forth elsewhere in the Lease or the Work Letter, Landlord shall have no obligation to disburse to Tenant any portion of the TI Allowance until Landlord shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”), which approval shall not be unreasonably withheld or delayed. Landlord shall  notify Tenant in writing within (10) business days after receipt of any budget (complete with all supporting documentation for each budget line item) for the Tenant Improvements whether Landlord approves or objects to such budget and of the manner, if any, in which the budget is unacceptable.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. Tenant shall as necessary deliver to Landlord a modified Approved Budget.  Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with Tenant Improvements as they become due. Disagreements regarding the approval of the Approved Budget shall be resolved by the Neutral Architect in accordance with Section 4.2(h).  Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to Tenant Improvements that exceed (a) the amount of the TI Allowance (other than pursuant to Section 7.2 of the Work Letter) or (b) the Approved Budget. Notwithstanding the foregoing, Landlord hereby approves Tenant’s payment to the Prior Owner of the amount set forth in item (g) of the third sentence of this Section 5.5 above;

(e) Landlord shall retain ten percent (10%) of the Base TI Allowance, exclusive of the amount set forth in item (g) of the third sentence of this Section 5.5 above, (the “Retainage”) until such time as the Tenant Improvements for the Initial Premises have been completed. Upon completion of such Tenant Improvements in accordance with the provisions of the Work Letter and delivery of final lien waivers in connection with such Tenant Improvements in form and substance reasonably acceptable to Landlord, Landlord shall release the Retainage to Tenant as set forth in items (f) and (g) below;

(f) Upon submission by Tenant to Landlord of (a) a statement (a “Disbursement Request”) setting forth the total amount of TI Allowance requested, (b) a detailed summary of the Other Costs incurred related to the Tenant Improvements, (c) a detailed summary of the Incurred TI Costs of the portion of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the Tenant’s contractor and its architect), (c) lien releases from all of Tenant’s contractors and subcontractors and material suppliers in form and substance reasonably acceptable to Landlord, then Landlord shall, within fifteen (15) days following receipt by Landlord of a Disbursement Request and the accompanying materials required by this Subsection 5.5(f), relating to TI Costs and Other Costs, as the case may be, disburse to Tenant or at Tenant’s request to a third party on behalf of Tenant the amount set forth in (g) below);

(g) With respect to each Disbursement Request properly prepared and delivered by Tenant to Landlord, Landlord shall disburse such amount of TI Allowance to Tenant as is equal to the Incurred TI Costs as of such time, as set forth and reasonably documented in the Disbursement Request, minus the amount of TI Allowance already disbursed by Landlord as of the date of such Disbursement Request, in each case subject to the 10% cap on

Other Costs as described in this Section 5.5 and Landlord’s Retainage set forth in clause (e) above;

(h) Tenant may apply the TI Allowance at Tenant’s sole discretion for the payment of TI Costs or Other Costs, in each case as reflected in the Approved Budget and the Approved Plans and subject to the limitations set forth in this Section 5.5;

(i) At Tenant’s request, Landlord shall disburse directly to Tenant’s contractors against unpaid invoices; and

(j) Tenant shall not be entitled to any further disbursements of TI Allowance for Tenant Improvements for any Phase for any Disbursement Requests submitted after the date that is two (2) years after the Term Commencement Date for such Phase (the “TI Disbursement Deadline”); provided that the TI Disbursement Deadline may be extended if the Tenant Improvements are delayed by Landlord Delay, Unknown Conditions or Force Majeure.  As of the TI Disbursement Deadline:  (a) any TI Allowance for any such Phase not disbursed may be retained by Landlord, free of any claim by Tenant; and (b) Landlord shall have no further obligation to disburse any TI Allowance for such Phase.

5.6 Tenant shall have the right, at Tenant’s sole cost and expense, to (i) designate one or more construction managers/general contractors to construct the Tenant Improvements and Alterations, subject to Landlord’s reasonable approval and (ii) hire a project manager and other consultants without Landlord’s approval.

5.7 Subject to Section 5.13, Tenant may enter each Phase of the Initial Premises as soon as reasonably practicable, but in no event later than thirty (30) days before the Estimated Term Commencement Date for such Phase to be delivered to Tenant (as then projected by Landlord), solely to begin construction of the Tenant Improvements (the “Early Access Date”), even if Landlord has not yet achieved Substantial Completion of Landlord’s Work with respect to such Phase.  Landlord shall determine the Early Access Date in reasonable consultation with Contractor and Tenant.  Any access to the Premises after the Early Access Date must not:  (i) impede or impair, in any manner, Landlord’s achievement of Substantial Completion of Landlord’s Work for any Phase; or (ii) begin until Landlord grants Tenant permission to begin constructing Tenant Improvements.  Landlord shall reasonably endeavor to allow access at any reasonable time for Tenant’s consultants to measure and inspect in compliance with Landlord’s reasonable rules and restrictions, subject to Landlord’s arrangements with Contractor.

5.8 While Tenant performs Tenant Improvements, Landlord shall make available to Tenant, at Tenant’s option, reasonable amounts of temporary power, water, and other utility services. Tenant shall pay Landlord as Additional Rent an amount equal to Landlord’s reasonable estimate of the cost of Tenant’s consumption of such power, water, and other utility services.  If any such utility services are not separately metered, Landlord may, at its option, monitor the usage of such utility services by Tenant and, with respect to any Buildings which are not solely occupied by Tenant, charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. Landlord shall make available without charge to Tenant upon Tenant’s reasonable request a reasonable amount of “parking,” “staging” and “lay-down” areas in reasonable proximity to the

Initial Premises to facilitate the Tenant Improvements.  Tenant shall:  (a) maintain such area in a neat, organized, and safe manner; and (b) comply with Landlord’s reasonable requirements regarding security, safety, additional insurance, access controls, appearance, and scheduling of deliveries.

5.9 Landlord shall provide such assistance as Tenant reasonably requests in obtaining permits, licenses, and other similar third-party governmental approvals as necessary or appropriate for the Tenant Improvements, provided that:  (a) all applications to be signed by Landlord shall be subject to Landlord’s reasonable approval; (b) Tenant shall reimburse Landlord for all reasonable actual out of pocket costs (including legal, architectural, and expediting fees) in connection with such applications; and (c) Landlord has not given Tenant written notice that Tenant is in default under this Lease.

5.10  (a)  For purposes of this Lease, “Tenant Delay” means any delay in Landlord’s prosecution of Landlord’s Work caused by any of the following, to the extent that such circumstance actually delays Substantial Completion of Landlord’s Work for any Phase beyond the date when Substantial Completion would have otherwise occurred (as determined by the Neutral Architect if Landlord and Tenant disagree and whose determination shall be final and binding upon the parties): (i) Changes requested by Tenant in the 410 and 420 Scope of Work, Project Site Scope of Work, Connector Building Scope of Work, Connector Building Initial Plans, Draft Design Development Plans, Construction Plans or Plans and Specifications or in Landlord’s Work; (ii) Tenant’s delay in responding to any inquiries or requests from Landlord relating to Landlord’s Work; (iii) Tenant’s exercise of its early access rights under Section 5.7 or Section 5.13 in violation of Section 5.7 or Section 5.13, as applicable; (iv) any delay caused by Tenant’s objection to, or failure to approve, the Draft Design Development Plans or Construction Plans unless such objection for failure is in accordance with Section 4.2; (v) any Default by Tenant under this Lease; (vi) subject to the provisions of item (c) of Section 5.10(b) below, any delays caused by Tenant’s use of “Non Union” labor for the performance of the Tenant Improvements, or (vii) any delays caused by any proceedings or threatened proceedings relating to or arising from any Tax Incentives or Tenant’s anticipated occupancy of the Initial Premises.  Notwithstanding any Tenant Delay, Landlord shall exercise diligent and commercially reasonable efforts to mitigate Tenant Delay to the extent reasonably practicable. In connection with managing issues arising out of Tenant’s decision not to use unionized labor with respect to the Tenant Improvements, Landlord shall reasonably accommodate a “dual-gate” system by erecting its own gate within three (3) business days after receiving a written request with respect thereto from Tenant.

(b) For purposes of this Lease, “Landlord Delay” means any delay in Tenant’s prosecution of Tenant Improvements caused by any of the following, to the extent that such circumstance actually delays substantial completion of the Tenant Improvements beyond the date when substantial completion would have otherwise occurred as contemplated under the Schedule to be developed by Tenant and approved by Landlord as provided in the Work Letter and as determined (in case of a dispute between the parties) by the Neutral Architect, whose determination shall be final and binding upon the parties: (a) Landlord’s requests for changes in Tenant Improvements contrary to Landlord’s rights to do so under Section 7.2 of the Work Letter attached as Exhibit J; (b) Landlord’s delay in responding to any inquiries or requests from Tenant for approvals from Landlord relating to the Tenant Improvements beyond the time periods set forth under this Lease and in the Work Letter and (c) Landlord’s failure to erect dual gates in connection with Tenant’s potential use of Non-Union labor for the performance of any portion of the Tenant Improvements within three (3) business days of Tenant’s request, as required under Section 5.12.

5.11 If this Lease terminates for any reason except Landlord’s default beyond applicable cure periods, then Tenant: (a) shall promptly deliver to Landlord any and all plans, specifications, and construction documents prepared by or for Tenant for the Tenant Improvements; and (b) hereby assigns and conveys to Landlord, without further consideration, effective upon such termination of this Lease, all of Tenant’s rights and interest in any and all such plans and specifications.  Tenant shall use commercially reasonable efforts to cause its agreements with its architects, engineers, and other consultants to include their consent to such assignment and conveyance, and the vendor’s agreement that Landlord may use such plans and specifications to complete the Tenant Improvements or any other work within the Initial Premises.

5.12 The parties expressly agree that Tenant shall be permitted to use union and/or non-union contractors or subcontractors and Tenant’s rights to do so and Landlord’s obligations regarding the same shall be as governed under Section 1.3 and Section 2.4 of the Work Letter attached hereto as Exhibit J.

5.13  Landlord will use commercially reasonable efforts to have the current tenant in the 420 Building vacate the 420 Building on or before July 31, 2011. In addition to the early access rights granted in Section 5.7, Tenant shall have the right to occupy up to two (2) floors in the 420 Building to conduct its business prior to the Estimated Term Commencement Date for the 420 Building set forth in Section 2.8. Landlord shall give Tenant written notice promptly upon determining the date for vacancy of the 420 Building.  Tenant shall give Landlord at least 30 days prior written notice of its intent to occupy the 420 Building and will supply all insurance certificates as required under this Lease except to the extent not applicable to the early occupancy based on the limited nature of the scope and activities during the early occupancy.  Tenant shall be permitted to commence alterations and improvements pursuant to the Work Letter attached hereto as Exhibit J, provided that such improvement work shall neither interfere with nor impede or impair the Landlord’s Work in any material respect.  In connection with such occupancy, Tenant shall pay as Additional Rent, its prorata share of Operating Expenses related to the 420 Building based on its occupied footage for conduct of its business beginning on the date Tenant occupies any such portion of the 420 Building for conduct of its business pursuant to this Section 5.13; provided, however, that such early occupancy and the requirement to pay such Additional Rent shall not in any manner affect determinations under this Lease regarding the timing of the Rent Commencement Date or the obligation to pay Rent (other than such specified Additional Rent) upon the Rent Commencement Date or any matters related thereto.

6. Rent for the Premises.

6.1 Expansion Premises. Starting on the Expansion Rent Commencement Date for any Expansion Premises, as determined in accordance with Section 2.7, Tenant shall pay to Landlord each year as Basic Annual Rent for the Expansion Premises (“Expansion Premises Basic Annual Rent”) during the Term an amount as determined in accordance with the chart below based on the Rentable Area of such Expansion Premises. Basic Annual Rent for partial years during the Term shall be pro rated based upon the actual number of days in such year.  Expansion Premises Basic Annual Rent is subject to annual adjustment as provided in Article 7.

Expansion Rent Commencement Date Applicable Expansion Premises	Annual Base Rent per square foot of Rentable Area
Effective Date through the day immediately preceding 24 month anniversary of the Effective Date	$17.50
The 24 month anniversary of the Effective Date through the day immediately preceding the 36 month anniversary of the Effective Date	$18.50
The 36 month anniversary of the Effective Date through the day immediately preceding the 48 month anniversary of the Effective Date	$19.50
The 48 month anniversary of the Effective Date through the day immediately preceding the 60 month anniversary of the Effective Date	$20.50
On or after the 60 month anniversary of the Effective Date	$21.50

(a) To the extent that Landlord disburses any portion of the Expansion TI Allowance, the Expansion Premises Basic Annual Rent shall be increased by One Dollar ($1.00) per square foot of Rentable Area year for every Ten Dollars ($10.00) of Expansion TI Allowance disbursed by Landlord.

6.2 Initial Premises. Starting on the Rent Commencement Date for the Initial Premises, and continuing throughout the Term, Tenant shall pay to Landlord the Initial Basic Annual Rent for such Phase as set forth in Section 2.3, as may be adjusted from time to time in accordance with Article 7.

6.3 The Initial Basic Annual Rent and any Expansion Premises Basic Annual Rent (collectively, the “Basic Annual Rent”) shall be paid in equal monthly installments, each in advance on the first day of each and every calendar month starting as of the Rent Commencement Date for the Initial Premises and the relevant Expansion Rent Commencement Date for each portion of the Expansion Premises and continuing through the Term.

6.4 In addition to Basic Annual Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease:  (a) Tenant’s aggregate pro rata share as determined in accordance with Section 8.1 (“Tenant’s Pro Rata Share”), of Operating Expenses as provided in Article 8 for each of the Initial Premises and any Expansion Premises, (b) electricity charges incurred by Landlord with respect to the 440 Building, in an amount not to exceed $5,000 per month, and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

6.5 Basic Annual Rent and Additional Rent shall together be denominated “Rent.”  Rent shall be paid to Landlord, without abatement, deduction or offset (except as this Lease otherwise expressly provides) in lawful money of the United States of America at the office of Landlord as set forth in Section 2.12 or to such other person or at such other place as Landlord may from time designate in writing.  In the event the Rent Commencement Date or an Expansion Rent Commencement Date occurs on a day other than the first day of a calendar month, or the Term Expiration Date is on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be pro-rated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

6.6 With respect to delays in Tenant’s prosecution of Tenant Improvements caused by Landlord Delays that actually delay substantial completion of the Tenant Improvements relating to each Phase of the Landlord’s Work, Tenant shall be entitled to receive the equivalent and graduated Rent abatements (for delays in the Tenant Improvement work for the Connector Building) and/or Rent Commencement Deferral Days (for delays in the Tenant Improvement work for the 410 Building and/or the 420 Building (as the case may be)), as applicable, set forth under Section 5.1. For purposes of Section 5.1, as made applicable by this Section 6.6: (a) the amount of Rent per day for each Phase of Landlord’s Work means the Initial Annual Basic Rent divided by 365 and then reasonably allocated by Landlord to each Phase of the Landlord’s Work, and (b) each day that substantial completion of the Tenant Improvements for the 410 Building or the 420 Building is delayed by a Landlord Delay shall be an Unexcused Delay Day.  The aforesaid Rent abatements and Rent Commencement Deferral Days shall be cumulative, and not in lieu of the Rent abatements and/or Rent Commencement Deferral Days Tenant shall be entitled to receive under Section 5.1 by reason of Landlord’s failure to tender possession as a result of unexcused delays in Landlord’s Work (and all calculations shall be made on an aggregate basis, taking into account the aggregate delay that may impact any particular phase of the Project).

7. Rent Adjustments.

The Initial Basic Annual Rent and any Expansion Premises Basic Annual Rent shall be subject to an annual upward adjustment of two and one-half percent (2.5%) of the then-current Initial Basic Annual Rent and any Expansion Premises Basic Annual Rent, respectively (as adjusted under this Article 7).  Such annual upward adjustment shall become effective (i) with respect to the Initial Basic Annual Rent, on the one (1) year anniversary of the Rent Commencement Date for the Initial Premises, and (ii) with respect to Expansion Premises Basic Annual Rent, on the one (1) year anniversary of the Expansion Rent Commencement Date for the applicable Expansion Premises.  Subsequent adjustments shall become effective, on each successive anniversary of the foregoing dates for so long as this Lease continues in effect.

8. Operating Expenses.

8.1 As used herein, the term “Operating Expenses” shall be comprised of and include (i) Real Estate Taxes referred to in item (a) below and (ii) CAM Pool Charges referred to in item (b) below, as follows:

(a) Subject to the terms of Section 53 relating to real estate taxes now or in the future being abated, deferred, subsidized, fixed, reduced or forgiven as the result of the PILOT Agreement, Public Inducements, or otherwise as a result of Tenant’s occupancy or leasing of any part of the Premises, all government impositions (collectively, “Real Estate Taxes”) including, without limitation, any payments in connection with Public Inducements (including any payments in lieu of taxes), property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Buildings or the Project (or the components thereof), including the parcel or parcels of real property upon which the Buildings and areas serving such Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Buildings; taxes based on the square footage of the Premises, the Buildings or the Project (or the components thereof), and the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof.  Real Estate Taxes shall not include any net income, franchise, capital stock, estate or inheritance taxes, mortgage recording taxes, or transfer taxes imposed on Landlord arising out of a transaction involving Landlord and not Tenant or taxes that are the personal obligation of Tenant or of another tenant of the Project.  Subject to Real Estate Taxes being abated, deferred, subsidized, fixed, reduced or forgiven as stated above, in no event shall Tenant’s obligation for its allowable share for the same exceed the lower of (i) Tenant’s share of the actual Real Estate Taxes and (ii) Five Hundred Thousand Dollars ($500,000) in the aggregate (the “Real Estate Tax Cap”); provided, however, that if the Tenant enters into a PILOT Agreement pursuant to Section 53 then Tenant shall be responsible for all payments in lieu of Real Estate Taxes assessed to it pursuant to such PILOT Agreement without regard to the limitations set forth in the foregoing clauses. Such Real Estate Tax Cap shall be increased on each anniversary of the Rent Commencement Date to equal the product of: (i) the Real Estate Tax Cap immediately before such adjustment, times (ii) the greater of (A) the CPI (as defined in Section 18.1) as of the date that is two (2) months before the date of such adjustment divided by the CPI as of the date fourteen (14) months before the date of such adjustment, or (B) one (1); and

(b) All other actual costs without duplication (the “CAM Pool Charges”) of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Project, including the Common Areas, properly allocable to and pro-rated, if applicable, for the Initial Premises, all as depicted in detail in Exhibit M.  The various CAM Pool Charges depicted in Exhibit M shall be allocated to Tenant only as stated in Exhibit M.  Landlord may from time to time modify Landlord’s calculation and allocation procedures for CAM Pool Charges, provided that such procedures shall produce dollar results substantially consistent with Exhibit M.  Landlord shall modify Exhibit M at such time as Tenant exercises an Expansion Option pursuant to Article 10 to include the CAM Pool Charges, and reasonably allocate services, for such Expansion Premises.

Notwithstanding the foregoing, the CAM Pool Charges portion of Operating Expenses set forth on the attached Exhibit M shall not include:  (i) any leasing commissions; (ii) expenses that relate to preparation of rental space for a tenant; (iii) expenses of initial development and construction, including, but not limited to, grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); (iv) legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; (v) interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof; (vi) salaries of executive officers of

Landlord; (vii) depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to exclude from Operating Expenses actual costs of repairs and replacements that are provided for in the CAM Pool Charges attached as Exhibit M); (viii) any interest or penalty charges incurred by Landlord due to Landlord’s violation of any law, except for minor violations of law in the ordinary course of business; (ix)  costs incurred with respect to a sale of all or any portion or interest (whether direct or indirect) in the Project, and any financing or refinancing costs; (x) the cost of the acquisition or leasing of any artwork or similar items; (xi) the cost of tenant installations and decorations incurred in connection with preparing space for a new or existing tenant and any contribution by Landlord to the cost of tenant improvements or other concessions; (xii) any administrative wages and salaries above the grade of building manager and building manager’s supervisor, and any administrative wages and salaries (including, without limitation, salaries of personnel above the grade of building manager and such building manager’s supervisor) not allocable to the Buildings except that the salaries of any Building secretaries or bookkeepers who report to the Buildings manager shall be includable, to the extent allocable to the Buildings; (xiii) any expense for which Landlord is otherwise compensated through the proceeds of insurance or is otherwise compensated by any tenant (including Tenant) of the Buildings; (xiv) the cost of any facilities furnished to any tenant of the Project (other than Tenant) to a greater extent or in a more favorable manner than that furnished to Tenant, (provided, however, Tenant shall pay as Operating Expenses the cost of any facilities furnished Tenant to a greater extent or in a more favorable manner than that furnished to any other tenant in the Project); (xv) the cost of any item that, under GAAP, would not be regarded as an operating, maintenance or management expense, except as the next grammatical paragraph provides; (xvi) any expense arising by reason of a default by Landlord or its agents under any agreement or lease affecting the Property or the Project (or any component thereof) to the extent such expense is incremental to the cost that would have been paid and charged to Operating Expenses in the absence of such default; (xvi) the cost of maintenance, repair or replacement of any part of Landlord’s Work that constitute Defects and are discovered within the Defect Reporting Period under Section 4.5; (xviii) the cost of replacement of any component of Landlord’s Work, if Landlord becomes aware of any Defect with respect thereto during the Defect Reporting Period; and (xix) Real Estate Taxes.

Operating Expenses shall also include, as part of the appropriate CAM Pool in Landlord’s reasonable determination, the cost of all purchases of capital equipment, the making of all capital replacements, and the making of any other capital outlays, to the extent reasonably allocable to the Buildings or the Common Areas, provided that: (a) such cost or outlay is either required by Applicable Laws or Landlord incurs such cost or outlay in the exercise of its reasonable discretion for the benefit of the Buildings or the Common Areas, and in the latter case such cost or outlay does not arise from (i) an expansion of any structure; (ii) any construction work that benefits only particular tenant(s) other than Tenant; or (iii) construction of any new structure or substantial new site amenities that did not previously exist; and (b) any such cost shall be amortized, on a straight-line basis, over the shortest useful life permitted by GAAP (not to exceed a useful life of seven (7) years), with interest at an interest factor equal to two percent (2%) above the “prime rate” as quoted from time to time in the Wall Street Journal or other authoritative source Landlord designates (“Prime Rate”) at the time Landlord incurred such expenditure.

8.2 Subject to Section 8.4 Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s reasonable good faith estimate of Tenant’s Pro Rata Share of Operating Expenses, as applicable, for such month.

(a) The “Property Management Fee” shall equal 1.80% of the Basic Annual Rent (as the same may be increased pursuant to Section 6.1).

(b) On or before the date that is ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days of receipt of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses.  If Tenant does not receive a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for a given calendar year within two (2) years after the end of such calendar year, Landlord shall be deemed to have waived payment of such Operating Expenses for such calendar year, provided, however, such period does not apply to supplemental tax bills, which Landlord shall not be deemed to waive payment of, unless after such two (2) year period Landlord fails to submit such supplemental tax bill to Tenant within thirty (30) days of Landlord’s receipt thereof.  If the amounts paid by Tenant pursuant to this Section 8.2 exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(c) Any amount due under this Section 8.2 for any period that is less than a full month shall be pro-rated (based on a thirty (30)-day month) for such fractional month.

8.3 Landlord’s annual operating statement shall be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), except where the express requirements of this Lease vary from GAAP, and shall be final and binding upon Tenant unless, within ninety (90) days after Tenant’s receipt thereof, Tenant notifies Landlord in writing that Tenant has elected to audit and review Landlord’s books and records.  Beginning ten (10) business days after the delivery of such notice, Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”).  Landlord shall promptly make such books and records available at the location where Landlord maintains them in the ordinary course of its business, provided that such location is within the Continental United States.  Tenant shall use all reasonable commercial efforts to commence the Independent Review promptly after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review.   Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than six (6)

months after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review.  Landlord shall review the results of any such Independent Review.  The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review.  If, as of  ninety (90) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the New York metropolitan area (the “Accountant”).  If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review).  If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant.  Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate.  Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses.  The Accountants may not select or designate any other determination of Operating Expenses.  The determination of the Accountant(s) shall bind the parties.  If the parties agree or the Accountant(s) determine that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of Basic Annual Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results.  If the parties agree or the Accountant(s) determine that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such results.  If the final determination of the Independent Review (either by the Accountant(s) or if both parties agree) reveals that Operating Expenses as calculated by Landlord and Operating Expenses as determined in the Independent Review show Operating Expenses as calculated by Landlord exceed six (6%) percent of Operating Expenses as concluded in the final determination of the Independent Review, then Landlord shall pay the reasonable cost of the Independent Review and the Accountant(s).

8.4 Tenant shall be responsible for Operating Expenses and the Property Management Fee on the earlier of (a) the Rent Commencement Date or the relevant Expansion Rent Commencement Date for any Expansion Premises, or (b) the date on which Tenant occupies any Phase for the conduct of Tenant’s business.  Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (i) the date of termination of the Lease, (ii) the date Tenant has fully vacated the Premises or (iii) if termination of the Lease is due to a default beyond notice and opportunity to cure by Tenant, the date of rental commencement of a replacement tenant.

8.5 Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be pro-rated on a per diem basis reasonably determined by Landlord.  Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be pro-rated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

8.6 [Intentionally Omitted].

8.7 [Intentionally Omitted].

8.8 To the extent that Landlord constructs additional improvements (beyond the Project and the Connector Building) on the Property:  (a) the definition of Project shall automatically expand to include such additional improvements; (b) Operating Expenses shall take into account amounts otherwise constituting Operating Expenses but attributable to such additional improvements (excluding, however, their initial design, development and construction); and (c) Landlord shall equitably adjust Tenant’s Pro Rata Share of the Project to reflect the relative Rentable Areas of all Buildings within the Project, in accordance with Section 9.3.  The parties shall arbitrate in accordance with Article 50 any disagreement over the application of this paragraph.

9. Rentable Area.

9.1 The “Rentable Area” for the Buildings comprising the Project is set forth in Section 2.2. The “Rentable Area” for each portion of Expansion Premises are set forth in Section 10.2(f).

9.2 The “Rentable Area” for the Buildings, including the Connector Building, any future addition or contraction to any of the Buildings and any new building which becomes a portion of the Project, shall be determined by Landlord or Landlord’s architect by making separate calculations of Rentable Area applicable to each floor within each of the Buildings and totaling the Rentable Area of all floors within the Buildings, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Buildings or the Project, as applicable.  The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer building walls, without deductions for columns, vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls; provided, however, that, solely with regard to any Expansion Premises which Tenant notifies Landlord will be, and that is, utilized as office space, the computation of such Rentable Area for such Expansion Premises shall deduct vertical partitions, including stairs, elevator shafts, as well as such items’ enclosing walls. The parties acknowledge that adjustments to the Rentable Area may be required under this paragraph.  Landlord may memorialize the intended adjustments during the course of design and construction, subject to final remeasurement in accordance with this paragraph. Disputes regarding the determination of Rentable Area for the Project or any portion of the Premises or Expansion Premises shall be resolved by the Neutral Architect in accordance with Section 4.2(h).

9.3 Subject to Section 9.2, the Rentable Area of the Project is the total Rentable Area of all Buildings within the Project.

9.4 Review of allocations of Rentable Areas as between tenants of the Buildings and the Project shall be made as frequently as Landlord deems appropriate in order to facilitate an equitable apportionment of Operating Expenses.  If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then the Tenant shall be bound by such certifications.  For the Connector Building and any future Buildings which become a portion of the Premises, any such review shall be performed in accordance with Section 9.2.

10.  Expansion Rights.

10.1 Expansion Options. Tenant shall have one or more options (exercised at Tenant’s direction) to expand the Premises (each an “Expansion Option”) to include all or any portion of the 440 Building (the “440 Expansion Premises”) and all or any portion of the 430 Building that is (i) unoccupied by any third party as of the date hereof and (ii) not subject to any expansion or other rights of occupancy or possession of any third party as of the date hereof (the “430 Expansion Premises,” and together with the 440 Expansion Premises, collectively, the “Expansion Premises”), in each case exercisable by written notice (the “Expansion Notice”) delivered to Landlord specifying the portion of the Expansion Premises which Tenant elects to utilize as part of the Premises and the date when Tenant desires the term commencement date with regard to such Expansion Premises to occur (the “Expansion Delivery Date”); provided, however, that (a) all such Expansion Options must be exercised on or before the five (5) year anniversary of the Rent Commencement Date for the Initial Premises, the “Expansion Option Termination Date”), (b) the Expansion Delivery Date specified in such Expansion Notice shall be no earlier than six (6) months and no later than seven (7) months after the date of such Expansion Notice, (c) the Expansion Premises specified in such Expansion Notice shall be in full floor increments, (d) Tenant may not exercise an Expansion Option with respect to any 430 Expansion Premises unless it has previously or simultaneously with such exercise, exercised all of its Expansion Options with respect to the 440 Expansion Premises, and (e) Tenant shall not then be in Default.  From and after the Expansion Delivery Date for any Expansion Premises, this Lease shall be automatically amended to include the Expansion Premises specified in such Expansion Notice within the Premises (without the need for any further agreement amending this Lease), it being expressly understood that, except as specifically provided otherwise, all of the terms and conditions set forth in this Lease shall apply to such Expansion Premises.  Tenant’s right to exercise any Expansion Option shall automatically terminate and be of no further force or effect as of the Expansion Option Termination Date.

10.2 Without limiting the generality of the foregoing, it is agreed that:

(a) Upon receipt of each Expansion Notice, Landlord shall make such improvements to the applicable Expansion Premises as are reasonably necessary to meet the delivery condition requirements for such Expansion Premises (the “Expansion Premises Delivery Requirements”) as are set forth on Exhibit N. Such Expansion Premises Delivery Requirements shall constitute “Landlord’s Work” and shall be subject to the requirements for such Landlord’s Work as are set forth in this Lease (including, without limitation, the provisions for Rent Commencement Deferral Days (but such Rent Commencement Deferral Days shall be with respect to Rent for such Expansion Premises only), but excluding Tenant’s termination right set forth in Section 5.1), if Landlord’s Work with respect to the applicable Expansion Premises is not Substantially Complete within seven (7) months of Tenant’s Expansion Notice for such Expansion Premises as if the last day of such seven (7) month period was the Estimated Term Commencement Date for such Expansion Premises (as the same may be extended by Tenant Delay). The Rent  Commencement Deferral Days for the Expansion Premises shall be determined in accordance with Section 5.1(a), except that “410 Work or 420 Work” shall mean the “Landlord’s Work that is necessary to satisfy the Expansion Premises Delivery Requirements” and “Estimated Term Commencement Date” shall mean the Estimated Term Commencement Date for such Expansion Premises as described above.

    (b) The provisions of Article 4 of this Lease (with appropriate modifications) regarding Landlord’s Work shall apply to the Expansion Premises described in an Expansion Notice, as if Landlord’s Work for such Expansion Premises were the 410 and 420 Work, except that, for purposes of such provisions, the “Scope of Work” for such Landlord’s Work with respect to the Expansion Premises (the “Expansion Scope of Work”) shall be as set forth on Exhibit N, the terms “Phase” and “Initial Premises” shall refer to such Expansion Premises and the term “410 and 420 De Minimis Variations” shall refer to the de minimis variations with respect to the Expansion Scope of Work.

(c) At Tenant’s request, Landlord shall make available to Tenant an additional TI Allowance for the Expansion Premises (the “Expansion TI Allowance”) in an amount not to exceed Fifty Dollars ($50.00) per square foot of Rentable Area contained within such Expansion Premises that is being added to the Premises in accordance with this Section 10.2 upon Tenant’s exercise of any Expansion Option. The provisions of Article 5 (as well as the Work Letter) shall apply with regard to such Expansion TI Allowance, except that (i) Tenant shall pay to Landlord for Landlord’s role in reviewing and approving any such Expansion Premises Tenant Improvements an amount equal to Landlord’s reasonable and actual third party out of pocket costs incurred by Landlord and payable to such third parties for undertaking such review and approval, and, in addition, (ii) if Tenant requires Landlord to provide Material Landlord Assistance (defined below) with respect to the construction of the Expansion Premises Tenant Improvements (defined below), then Tenant shall pay Landlord a fee in an amount equal to three and one-half percent (3-1/2%) of the Hard Costs portion of the Expansion Premises Tenant Improvements.  For these purposes, “Material Landlord Assistance” refers to assistance with respect to the construction of the Expansion Premises Tenant Improvements that is (1) expressly requested by the Tenant, (2) above and beyond, in a material respect, the efforts extended by Landlord in reviewing and approving Tenant plans as permitted and required under this Lease, or any other activities required by Landlord under this Lease, and (3) not customarily provided by landlords to tenants constructing tenant improvements in similarly situated projects, provided that (x) no activities shall constitute Material Landlord Assistance unless the Landlord first notifies Tenant in writing with a description of the assistance that it believes has been requested that constitutes Material Landlord Assistance, and then Tenant provides written confirmation (signed by a duly authorized officer of Tenant) of its agreement that such activities constitute Material Landlord Assistance and will be subject to the fee described in clause (ii) above, (y) any disagreement regarding whether services would constitute Material Landlord Assistance shall be resolved by the Neutral Architect in accordance with Section 4.2(h), and (z) for the avoidance of doubt, in no event shall the Landlord be entitled to refuse to review and approve Tenant plans as required under this Lease on the basis that it believes the efforts required for such review and approval would constitute Material Landlord Assistance.  For purposes of the provisions of the

Work Letter, references to the “Base TI Allowance” shall be references to the Expansion TI Allowance, references to any “Phase” or the “Initial Premises” shall be references to the applicable Expansion Premises, references to “TI Costs”, “Other Costs” and “Incurred TI Costs” with respect to the Tenant Improvements shall be references to such costs and amounts in connection with the tenant improvements for such Expansion Premises (the “Expansion Premises Tenant Improvements”) and references to the “Approved Budget” and “Approved Plans” with respect to the Expansion Premises Tenant Improvements shall be references to such Approved Budget or Approved Plans delivered in connection with the Expansion Premises.  Any payment made or to be made by Tenant to Landlord under this Section 10.2(c) shall be deemed a part of  the Alteration Management Fee (defined in Section 18.9) and any dispute between the parties regarding it shall be resolved by the Neutral Architect in accordance with Section 4.2(h).

(d) The Expansion Rent Commencement Date for the Expansion Premises under Section 2.7, the Expansion Term Commencement Date under Section 5.2 and the Expansion Premises Basic Annual Rent under Section 6.1 for such Expansion Premises shall be determined separately under said Sections (as applied solely to the Expansion Premises without thereby affecting such variables for any other Premises);

(e) The Expansion Premises shall be delivered with Landlord’s Work Substantially Completed in accordance with Section 4.3; and

(f) The Rentable Area in connection with such Expansion Premises shall be as set forth below, subject to adjustment in accordance with Section 9.2:

Expansion Premises	Rentable Area in Square Feet
440 Building (1st Floor)	21,950
440 Building (2nd Floor)	25,405
430 Building (1st Floor)	20,991
430 Building (2nd Floor)	26,148
430 Building (3rd Floor)	25,378

10.3 Landlord represents and warrants that, to its knowledge after reasonable inquiry, as of the Execution Date, the 430 Building and the 440 Building are currently unoccupied and are not subject to any lease, license or other agreement granting occupancy thereof to any third party except for a portion of the 430 Building comprised of approximately 22,332 square feet of space (the “Occupied 430 Premises”).  Landlord further represents and warrants that, to its knowledge after reasonable inquiry, the lease for the Occupied 430 Premises (the “430 Lease”) is scheduled to expire on April 30, 2016 (after giving effect to the exercised one time option of the tenant under the 430 Lease to extend the term for an additional five (5) years), and that the tenant thereunder does not have any additional rights or options to extend or renew the term thereof. Landlord agrees that (i) prior to the Effective Date, it shall not consent to any amendment or modification of the 430 Lease that would extend the term of such lease or grant any extension or renewal rights to the tenant thereunder, or any expansion rights into the remainder of the 430 Building, nor grant any new lease, license or other rights to occupy or posses the Occupied 430 Premises or any other portion of the 430 Building to any other party, and (ii) shall not enter into any such amendment, modification or agreement at any time on or after the Effective Date until the Expansion Option Termination Date.  As of May 1, 2016, or such earlier date upon which the

 430 Lease is terminated or otherwise ceases to be effective (the “430 Occupied Premises Expiration Date”), and provided that the tenant under the 430 Lease has vacated the Occupied 430 Premises and otherwise has satisfied all of its obligations with respect to such Occupied 430 Premises pursuant to the terms of the 430 Lease, the 430 Occupied Premises shall automatically become a part of the 430 Expansion Premises.

11. Use and Access.

11.1 Tenant shall use the Premises for any one or more of the purposes set forth in Section 2.11, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

11.2 Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Buildings, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above.  Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

11.3 Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Buildings and the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Buildings and the Project, and Tenant shall promptly, within ten (10) business days of demand including reasonable back-up, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section. As of the Effective Date, Landlord acknowledges that the use of the Premises for:  (a) research and development, laboratory and related office uses, and the keeping of laboratory animals, (b) agency or professional office, and (c) general office, as opposed to Tenant’s particular manner of use, will not result in a breach of the first sentence of this section.

11.4 Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

11.5 No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent; provided, however, (i) that Tenant shall have the right to install a card key security or lock system for the Premises, including common area stairways, provided that such card key or lock system: (a) has been approved by Landlord, such approval not to be unreasonably withheld or delayed; (b) does not limit Landlord’s access rights under this Lease to any areas other than those designated as high security areas; (c) does not lock other tenants out from common area stairways, fire exits and Common Areas and only prevents them from entering within the  Premises; and (d) is installed and maintained at Tenant’s expense in accordance with all Applicable Laws (ii) Tenant shall also have the right, at its election, to install its own locks and access systems (without giving keys or codes to Landlord) in the Premises in high security areas as Tenant designates, and restrict access to such designated high security areas provided that Tenant: (a) gives Landlord escorted entry into such designated high security areas upon Landlord’s reasonable request (at least twenty-four (24) hours, except in an emergency, in which case Tenant must have a system in place that permits Landlord immediate, unrestricted access to any area in the Premises regardless of any designation as a high security area); and (b) maintains a reasonable system to allow entry into such high security areas in the event of an emergency. Except for the high security areas described in clause “ii,” Tenant shall give Landlord keys and access codes for the entire Premises. Tenant acknowledges that Landlord shall have no obligation to provide any services allocated to Landlord on Exhibit M to such high security area. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant.  In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

11.6 No curtains, blinds, shades or screens shall be attached to, hung in, or used in connection with, any window or exterior door of the Premises, except in conformity with Tenant’s commercially reasonable (and reasonably satisfactory to Landlord) Premises-wide standards for such curtains, blinds, shades, and screens.  Tenant shall neither coat nor otherwise sunscreen any window nor place any bottles, parcels or other articles on the windowsills.  No equipment, furniture or other items of personal property shall be placed on any exterior balcony.  All of the foregoing are subject to Landlord’s prior written consent, which Landlord shall grant or withhold based on Landlord’s reasonable requirements for the consistent, professional, and orderly appearance of the Project.  Except as this Lease otherwise expressly provides, including, without limitation, floor loading, Tenant may place and organize equipment and personal property in the Premises at its reasonable discretion.

11.7 No sign, advertisement or notice (“Signage”) shall be exhibited, painted, or affixed by Tenant on any part of the  Premises, the Buildings (e.g., signs in windows), or the Project, except: (a) in Tenant’s interior spaces not visible outside the Buildings; (b) with Landlord’s prior written consent; (c) in any Common Areas within the Buildings, provided it conforms to Landlord’s reasonable Signage program for the Project, if any, or is otherwise reasonably satisfactory to Landlord; (d) on any Buildings which Tenant fully occupies provided such exterior Signage (i) is approved by municipal authorities (ii) does not contain any graphics which reasonably could be viewed as immoral or obscene or to disparage Landlord, and (iii) does not represent any competitor of Landlord; and (e) conforms to Landlord’s reasonable Signage program for the Project, if any (or is otherwise reasonably satisfactory to Landlord) and the Landlord’s design criteria for such signage attached hereto as Exhibit C-2. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and, with respect to Buildings for which Tenant is not the sole occupant, shall be of a size, color and type and be located in a place reasonably acceptable to Landlord.  The directory tablet shall be provided exclusively for the display of the name and location of tenants only.  Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering.  Landlord shall use commercially reasonable efforts, at no cost to Landlord, to cooperate with and assist Tenant in acquiring all municipal and other required approvals in the form of permits, variances, design services and the like, governing Tenant’s Signage.  Notwithstanding the foregoing, so long as Tenant continues to lease and actually occupy at least seventy-five (75%) percent of the total amount of space it leases in the  Premises on the Term Commencement Date of the final Phase of the Initial Premises to be delivered to Tenant, Tenant shall be entitled to monument and pylon Signage in the Project (if there are any monument or pylon signs) approximately in proportion to Tenant’s Pro Rata Share of the Project, either (a) consistent with Landlord’s reasonable Signage program for the Project, if any, or (b) otherwise reasonably satisfactory to Landlord.  All Signage must comply with Applicable Laws.

11.8 Tenant shall cause any office equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Buildings.  Further, Tenant shall not place any equipment weighing greater than one hundred (100) pounds per square foot live load on the Premises, except to the extent that as a result of the Tenant Improvements the Premises can, in compliance with Applicable Laws, support a greater live load.  All such equipment shall be placed in a location designed to carry the weight of such equipment.

11.9 Tenant shall not:  (a) do or permit anything to be done in or about the Premises that shall in any way materially obstruct or materially interfere with the rights of other tenants or occupants of the Buildings or the Project, or injure or annoy them; (b) use or allow the Premises to be used for unlawful purposes; (c) cause, maintain or permit any annoyance or complaints by any other tenant or person in the Project or physical deterioration to, or about the Premises, the Buildings or the Project; or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely and materially affect other tenants’ quiet use and enjoyment of their space or adversely and materially impact their ability to conduct business in a professional and suitable work environment.

11.10 Notwithstanding any other provision herein to the contrary, except as provided in this Section 11.10, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Premises to comply with the ADA.  Tenant acknowledges that Tenant is familiar with the Initial Premises and Landlord has no further responsibility for ADA compliance in the Initial Premises except with regard to the Connector Building Work and the Project Site Work; all liabilities, costs and expenses arising out of or in connection with the compliance of the same with the ADA shall be Landlord’s responsibility; and Landlord shall indemnify, defend and hold harmless Tenant from and against any loss, cost, liability or expense (including reasonable attorney’s fees and disbursements) arising out of the same not complying with the ADA.  Except as set forth in the immediately preceding sentence relating to the Connector Building Work and the Project Site Work, Tenant shall have sole responsibility for ADA compliance in the Initial Premises.  Notwithstanding the foregoing, Landlord represents and warrants that upon Substantial Completion of the Landlord’s Work (i) relating to the shell and core of the Connector Building and (ii) the entire Project Site Work, all such Landlord’s Work referenced in the foregoing items (i) and (ii) shall conform with Applicable Laws, including the ADA. Nothing in this Section 11.10 shall limit Landlord’s obligation to complete the Landlord’s Work pursuant to the provisions of Article 4 hereof.  The provisions of this Section 11.10 shall survive the expiration or earlier termination of this Lease.

11.11 Tenant shall have the right to continuous access to the Premises twenty-four (24) hours per day, seven (7) days per week, 365/366 days per year, except during reasonable closures for repairs or maintenance, or as the result of casualty or other circumstances beyond Landlord’s reasonable control.

11.12 Tenant shall have the nonexclusive right to use Building passenger elevator(s), if any, for access to the Premises, except during reasonable closures for breakdowns, repairs or maintenance.  Landlord shall have no liability for any of the aforementioned closures.  When the elevator is closed or broken, Tenant may use the stairways Landlord designates.  Tenant shall schedule deliveries of building materials with Landlord.  The foregoing sentence shall not apply to any Building so long as Tenant is in occupancy of the entire Building.  Subject to Applicable Laws and Landlord’s reasonable fire safety and security requirements, Tenant shall have the non-exclusive right to use common-area stairways in the Buildings allowing its employees to traverse between floors of the  Premises.  In the case of the 410 Building, the 420 Building, the Connector Building and any other Building which Tenant fully occupies, Tenant shall have the exclusive right to use the elevators and stairways, provided, however, Landlord and its agents may use and access them in Landlord’s sole discretion.

11.13 Tenant may use the roof of the 410, 420 and Connector Buildings and its pro-rata share (in Landlord’s determination) of the 430 Building and the 440 Building (based on the Rentable Area of space Tenant leases as Expansion Premises) solely to install Tenant’s mechanical and heating, ventilation, and air conditioning equipment subject to Landlord’s reasonable approval (the “Rooftop Equipment”).  Tenant shall install Rooftop Equipment (or at Landlord’s option, Landlord may install Rooftop Equipment), at Tenant’s expense, so as not, in Landlord’s reasonable judgment, to interfere with the operation of Landlord’s Building equipment, systems, or services.  Tenant’s installation of Rooftop Equipment shall constitute Alterations for all purposes of this Lease.  Any Rooftop Equipment shall be subject to Landlord’s approval in its reasonable discretion.  Landlord may require shielding and ballast for any Rooftop Equipment, or other measures as Landlord reasonably determines to mitigate vibration, noise, and other adverse impacts to other tenants.

12. Brokers.

12.1 Tenant and Landlord each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Studley, Inc. (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease.  Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

12.2 Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

12.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease.  Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 12.1, 12.2 and 12.3.

12.4 Tenant and Landlord agree to indemnify, defend and hold each other harmless from any and all costs or liabilities for compensation claimed by any other broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.

13. Holding Over.

13.1 If Tenant holds possession of all or any part of any one or more of the Initial Premises, or Expansion Premises (each of those two, considered separately, a “Holdover Premises”) after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term (but only for the specific Holdover Premises in question), and in such case Tenant shall, for the Holdover Premises only, continue to pay (a) the Basic Annual Rent in accordance with Article 6, as adjusted in accordance with Article 7, and (b) Tenant’s Pro Rata Share of Operating Expenses.  Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.  If Tenant has vacated the entire Premises except some part of, for example, the Expansion Premises, then: (a) only the Expansion Premises shall constitute Holdover Premises; (b) all Premises except the Expansion Premises shall not constitute Holdover Premises; and (c) Landlord may exercise its rights under this paragraph only as to the entire Expansion Premises.

13.2 Notwithstanding the foregoing, if Tenant remains in possession of all or any part of any Holdover Premises longer than one hundred twenty (120) days after the expiration or earlier termination of the Term, Tenant shall become a tenant at sufferance of only the entire affected Holdover Premises subject to the terms and conditions of this Lease, except that the monthly rent beginning the first day after the expiration or earlier termination of the Term shall be retroactively recalculated to equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term.

13.3 Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

13.4 The foregoing provisions of this Article 13 are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

14. Taxes on Tenant’s Property.

14.1 Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

14.2 If any such taxes on Tenant’s Personal Property (as defined in Section 18.7) or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Buildings or the Property is increased by inclusion therein of a value attributable to Tenant’s Personal Property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Buildings or the Project (or any component thereof), then Tenant shall, within ten (10) business days of demand, repay to Landlord the taxes so paid by Landlord.

15. Condition of Premises.  Except as this Lease otherwise expressly provides, (a) Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Buildings or the Expansion Premises, or with respect to the suitability of the Premises, the Buildings or the Expansion Premises for the conduct of Tenant’s business, and (b) Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises and the Buildings were at such time in good, sanitary and satisfactory condition and repair.

16. Common Areas and Parking Facilities.

16.1 Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit O, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”).  Tenant shall faithfully observe and comply with the Rules and Regulations.  Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.  Landlord will enforce the Rules and Regulations in a non-discriminatory manner.

16.2 As of the date Tenant first occupies the Premises in accordance with the provisions of this Lease, Tenant shall have an exclusive license to use the parking area in lots “A” and “C”, and a non-exclusive, revocable license to use the other parking areas shown on Exhibit C-2 and more particularly described in Exhibit P attached hereto (the “Project Parking Chart”), in common on an unreserved basis with other tenants of the Building and the Project.  As Tenant’s Pro-Rata Share changes from time to time, Tenant shall have an exclusive license to use the parking area in lots “A” and “E”, and a non-exclusive, revocable license to use the other parking areas shown on the Project Parking Chart for the Premises, such that (as reflected in the Project Parking Chart) the total number of parking spaces allocated to Tenant is not less than three (3) parking spaces per one thousand rentable square feet comprising the Premises, as provided in Section 2.3 (except that, in the case of any expansion into the second floor of the 440 Building, but not into the 430 Building, the ratio will drop to 2.92 per one thousand rentable square feet as reflected in the Project Parking Chart unless and until there is an expansion into the 430 Building). Tenant shall be permitted to place identifying Signage at the entrance to such parking lots as depicted on Exhibit C and Exhibit C-1.

16.3 Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities.  Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof.  Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Buildings or the Project.  Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking. Notwithstanding the foregoing, the amount of parking spaces available shall not be less than the amount required by applicable zoning laws.

16.4  Landlord reserves the right to (a) modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property, (b) relocate the parking facilities, and/or (c) add parking structures to the Project; provided, however, that, with respect to clauses (b) and (c), such relocated or additional parking structures and facilities shall not increase the average distance from any Building in which a portion of the Premises is located to the parking spaces allocated to such Building.  The cost of such modifications by Landlord shall not be charged to Tenant as an Operating Expense so long as they are not part of Landlord’s reasonable maintenance and repair of such Common Areas in the ordinary course of business.  Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the  Premises or of restroom facilities serving the floor upon which the  Premises are located.

17. Utilities and Services.

17.1 Subject to the other provisions of this Article 17, Tenant shall pay Landlord as part of Operating Expenses for all water, gas, heat, light, power, electricity, telephone, internet service, cable television, other telecommunications, and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon (each a “Utility” collectively, the “Utilities”).  If the amount of any such Utility service provided to Tenant at any Building of which Tenant leases less than all of the Rentable Area is not separately metered, then Tenant shall pay a reasonable proportion (to be determined by Landlord in good faith, in accordance with the provisions of Section 17.10) of all charges of such Utility jointly metered with other premises as part of Tenant’s Operating Expenses unless Landlord, at its option and at its cost and expense (other than servicing, maintaining and monitoring such meter(s), which, as provided in Section 17.10 shall be at Tenant’s cost and expense) elects to have a dedicated meter installed and bill Tenant for its actual usage of such Utilities.

Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be responsible for providing the services allocated to Tenant in Exhibit M (the “Excluded Services”).  Tenant shall be solely responsible for such Excluded Services. Tenant hereby acknowledges and agrees that Landlord is obligated to provide only the services allocated to Landlord in Exhibit M (the “Landlord Provided Services”), and that Landlord, its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Landlord now or in the future under this Lease.  Notwithstanding the foregoing, Tenant recognizes that Landlord may, at Landlord’s sole option, elect to provide additional services or amenities for the tenants of the Project from time to time, and hereby agrees that Landlord’s discontinuance of any provision of any such additional services or amenities shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in Rent.  Without limiting the foregoing, Landlord may elect not to provide any services other than the Landlord Provided Services, and may elect to terminate the provision of any services it has been providing other than the Landlord Provided Services if a Default occurs hereunder.

17.2 If any Utilities provided by or through Landlord are interrupted for any reason, Landlord shall with reasonable diligence endeavor to restore the interrupted Utilities.  Only if such interruption was caused by Landlord’s gross negligence or intentionally wrongful acts (or those of someone acting at Landlord’s direction), Landlord shall reimburse Tenant’s actual, reasonable, and direct costs of obtaining replacement Utilities during Landlord’s repairs, but not for any consequential or indirect losses (such as loss of data or product, or resulting from interference with any activities in the  Premises ).  Landlord shall not otherwise be liable for, nor shall any eviction of Tenant result from, failure to furnish any utility or service, whether or not such failure is caused by:  (i) industry-wide strikes; (ii) industry-wide labor troubles; (iii) governmental preemption in connection with a national emergency; (iv) industry-wide shortages or unavailability of labor, fuel, steam, water, electricity or materials by reason of the acts of a governmental body that affect the supply or availability of the same; (v) mechanical breakdown (other than as a result of such party’s contractor’s or subcontractors’ acts or omissions or Landlord’s gross negligence); (vi) acts of God; (vii) enemy action or action of terrorists; (viii) civil commotion; (ix) fire or other casualty; or (x) unusually abnormal weather (which events described in items (i) through (x) are hereafter individually or collectively referred to as “Force Majeure”).  In the event of such failure resulting from Force Majeure, Tenant shall not be entitled to any abatement or reduction of Rent, and except as otherwise provided in Section 17.9, Tenant shall not be relieved from the operation of any covenant or agreement of this Lease.  Tenant shall be responsible for obtaining any and all back-up Utilities, generators, like equipment or services that it shall require in the event of a failure of Utilities.

17.3 Tenant shall pay for, prior to delinquency of payment therefor, any Utilities and services that may be furnished to the  Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.

17.4 Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including, without limitation, data processing machines) that will in any way exceed Tenant’s Pro Rata Share of the applicable Building’s capacity to provide such utilities or services.

17.5 Tenant has detailed and specific electrical needs and requirements for the Initial Premises.  If the Initial Premises do not provide adequate electricity for Tenant’s needs, then:  (a) Landlord shall have no obligation to provide additional electricity service; but (b) Landlord shall assist Tenant as reasonably necessary to secure additional electrical service, at Tenant’s sole cost and expense.

17.6 If Tenant shall require Utilities or services in excess of Tenant’s proportionate share of the respective Building’s capacity for any utility, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess Utilities or services (after giving effect to other potential users of such Utilities in the applicable Building), and Tenant shall pay as Additional Rent an amount equal to the actual out-of-pocket cost of providing such excess utilities and services.

17.7 Utilities and services provided by Landlord to the  Premises shall be paid by Tenant as part of Operating Expenses, except as this Lease expressly provides otherwise.  Tenant shall have the right to contract directly with the Utility providers of its choosing, subject to Landlord’s reasonable approval, except that electricity shall be submetered through Landlord as provided in Section 17.10 without mark-up by Landlord.  Landlord shall provide Tenant with commercially reasonable assistance and cooperation to help Tenant meet its electrical needs, but Landlord makes no assurances regarding the availability of electricity from any Utility provider.

17.8 Landlord shall provide water in Common Areas for drinking and lavatory purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary drinking and lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes and bill Tenant for all such actual water consumption.  Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the  Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense.  If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant.  Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered.  If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant.  Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

17.9 Upon two (2) business days’ notice to Tenant, except in the case of an emergency (where no notice shall be required), Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems necessary, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or a failure by a third party to deliver gas, oil or another suitable fuel supply, or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel.  Landlord will use commercially reasonable efforts to coordinate with Tenant any discretionary interruption of services for repairs, alterations or improvements that Landlord desires to make, but may not be strictly necessary.  Without limiting the foregoing, except for any obligation to pay money, it is expressly understood and agreed that any covenants on Landlord’s or Tenant’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant or Landlord, as the case may be, shall not be deemed breached if Landlord or Tenant, as the case may be, is unable to furnish or perform the same by virtue of Force Majeure.  Landlord shall promptly notify Tenant of the occurrence of a Force Majeure event that would reasonably affect a service to Tenant hereunder.

17.10 Subject to the provisions of this Article 17 and Articles 10 and 49, Landlord shall furnish the electric energy that Tenant shall reasonably require in the  Premises for the purposes permitted under this Lease.  Electric energy shall be furnished through a meter or meters and related equipment measuring the amount of electric energy furnished to the Buildings in which the  Premises are located. If Tenant occupies less than an entire Building and Tenant’s Premises in such Building are not separately metered, then Landlord, in good faith, shall allocate to Tenant a reasonable proportion of the cost of electricity provided to such Building.  Such meter(s) and related equipment shall be installed, serviced, maintained, monitored, and (as appropriate from time to time), upgraded by Landlord, if Landlord deems necessary.  Only the initial costs of the purchase and installation of upgraded equipment shall be at Landlord’s cost and expense and not the costs associated with servicing, maintaining and monitoring such equipment, which shall be at Tenant’s cost and expense.  Notwithstanding the foregoing, Tenant shall pay the cost and expense of upgrading such equipment if Tenant’s requirements for electric energy increase beyond those contemplated by this Lease and the Plans and Specifications.  Tenant shall pay for such electric energy in accordance with Section 17.1 and Article 49  within ten (10) days after receipt of any bills related thereto.  The amount Landlord charges Tenant for electric energy furnished to the  Premises (“Basic Electric”) shall equal the amount of Landlord’s cost of providing such Basic Electric, including, without limitation, those charges applicable to or computed on the basis of electric consumption, demand and hours of use, any sales or other taxes regularly passed on to or collected from similar consumers by such public utility company, fuel rate adjustments and surcharges, and weighted in each case to reflect differences in consumption or demand applicable to each rate level.  Tenant and its authorized representatives may have access to such meter or meters (if any) on at least three (3) days’ notice to Landlord, for the purposes of verifying Landlord’s meter readings (if any).  From, time to time during the Term of this lease, Landlord may, in its sole discretion, install or eliminate, or increase or reduce the number of, such meters or vary the portions of the Premises which they serve or replace any or all of such meters.  Landlord shall diligently endeavor to minimize the amount of time, if any, that work or service on any meters interrupts or reduces the amount of electricity available to the  Premises, and Landlord shall give Tenant reasonable prior notice of any scheduled interruption.

17.11 If pursuant to any Applicable Laws, the charges to Tenant pursuant to Section 17.10 shall be reduced below that to which Landlord is entitled under such Section, the deficiency shall be paid by Tenant within ten (10) days after being billed therefor, as additional rent for the use and maintenance of the electric distribution system of the Buildings.

17.12 Landlord shall not be liable in any event to Tenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Buildings with electric energy or for any other reason not attributable solely to Landlord’s willful misconduct or gross negligence.

17.13 Tenant, at its sole cost and expense, shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the  Premises, and Landlord shall not be responsible for any charges in connection therewith.

17.14 Tenant’s use of electric energy in the  Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the  Premises.  In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Buildings’ distribution of electricity via the Buildings’ electric system, Tenant shall not exceed its allotted electrical capacity, without Landlord’s prior consent.  Should Landlord grant such consent, all additional risers, distribution cables, or other equipment required therefor shall be provided: (i) by Landlord, and the cost thereof shall be paid by Tenant to Landlord within thirty (30) days of demand by Landlord, which demand shall include reasonable back-up documentation detailing the estimated costs; or (ii) at Tenant’s option, by Tenant pursuant to plans and contractors approved by Landlord, and otherwise in accordance with Article 18 of this Lease.

17.15 If required by any Applicable Laws and provided Tenant is able to obtain electrical service prior to the date of Landlord’s discontinuance, Landlord, upon at least sixty (60) days’ notice to Tenant, may discontinue Landlord’s provision of electric energy hereunder.  If Landlord discontinues provision of electric energy pursuant to this Section, Tenant shall not be released from any liability under this Lease, except that as of the date of such discontinuance, Tenant’s obligation to pay Landlord Additional Charges under Section 17.9 for electric energy thereafter supplied to the Premises shall cease.  As of such date, Landlord shall permit Tenant to receive electric energy directly from the public utility company supplying electric energy to the Project, and Tenant shall pay all costs and expenses of obtaining such direct electrical service.  Such electric energy may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purpose.  All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such public utility company shall be furnished and installed by Landlord at Landlord’s expense (which shall constitute an Operating Expense, amortized on a straight line basis over the useful life of the items in question, which shall not extend beyond the Term Expiration Date, in accordance with GAAP).

17.16 Notwithstanding anything to the contrary in this Article 17, to the extent that the CAM Pools specifically provide for the allocation or payment of any Operating Expenses and are inconsistent with this Article 17, such CAM Pools shall govern.

18. Alterations.

18.1 Subsequent to the completion of the Tenant Improvements (which shall be governed by the provisions of the Work Letter attached as Exhibit J and shall not be deemed Alterations for purposes of this Lease), Tenant shall make no additions, improvements or alterations in or to the  Premises (“Alterations”), other than Minor Alterations, without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay, except as the third and fourth sentences of this Section 18.1 state.  Disputes relating to the reasonableness of Landlord withholding, conditioning or delaying its consent to Alterations shall be determined by arbitration under Section 50 of this Lease. The  “Landlord’s Building Systems and Structures” shall mean the following, except any within the  Premises that Tenant installed:  (a) any structural portions of the Buildings, including exterior walls, roof, foundation or core of the Buildings, (b) the exterior of the Buildings, and (c) any Building systems, including elevator, plumbing, air conditioning, heating, main electrical service equipment, security, life safety and power.  If any proposed Alteration affects (to any degree that is more than de minimis) any Landlord’s Building Systems and Structures, then Landlord may withhold consent to such proposed Alteration (to the extent it affects Landlord’s Building Systems and Structures) in its sole and absolute discretion.  Any Alteration costing less than Two Hundred Thousand Dollars ($200,000)  (the “Alterations Threshold”) (for that particular Alteration or for any group of related Alterations) that do not affect Landlord’s Building Systems and Structures (“Minor Alterations”) shall not require Landlord’s prior written approval, but

Tenant shall give Landlord at least fourteen (14) days’ prior written notice of such Minor Alterations.  Landlord shall increase the Alterations Threshold, once every five (5) years, by multiplying the then current Alterations Threshold by the increase in the CPI (as defined below) since the Term Commencement Date for the first Phase to be delivered to Tenant and adding that amount to the then current Alterations Threshold to determine the new Alterations Threshold (a “CPI Adjustment” of the Alterations Threshold).  Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval. In seeking Landlord’s approval, Tenant shall provide Landlord, at least five (5) business days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for lay down areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request.  To the extent Tenant must obtain Landlord’s prior written approval to any Alterations under the Lease (an “Alterations Consent”), Landlord shall grant or deny such Alterations Consent within five (5) business days after it receives: (a) written notice of Tenant’s request for such Alterations; and (b) all information reasonably necessary to permit Landlord to consider such request.  If Landlord fails to grant or deny the requested Alterations Consent within five (5) business days after it receives Tenant’s request (and all required additional information, if any), then Landlord shall be deemed to have granted its Alterations Consent. These deemed consent procedures for Alterations Consents shall have no application to any other consent by Landlord.  In the event Tenant and Landlord shall disagree as to whether or not an Alteration or any group of related Alterations exceeds the Alterations Threshold, the dispute shall be resolved by the Neutral Architect pursuant to Subsection 4.2(d), whose determination shall be final and binding upon the parties. As used herein, “CPI” means the West Urban Regional Consumer Price Index, for all urban consumers (CPI-U) for all items other than food and energy, not seasonably adjusted, as published by the United States Department of Labor, Bureau of Labor Statistics (“BLS”); provided, however, that if said Consumer Price Index shall cease to exist or is changed, then the terms “CPI” or “Consumer Price Index” shall mean such successor index as is designated for such purpose by the BLS, and if not so designated then such other replacement index as is in the public domain and readily accessible to the general public as Landlord reasonably selects to measure change in purchasing power.

18.2 Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to Landlord’s mechanical installation or Landlord’s service facilities of the Buildings, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

18.3 Tenant shall use commercially reasonable efforts to accomplish any work performed on the  Premises or the Buildings in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times except at times of necessary cut-overs, but Tenant shall give Landlord prior advance written notice of the same.

18.4 Any work performed on or in the  Premises (unless Tenant occupies all of the affected Building) by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate.  Tenant may perform work in any portion of the  Premises if Tenant occupies all of the affected Building, at such time as Tenant elects from time to time in its sole discretion.  Tenant covenants and agrees that all work done on the  Premises by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws.  Within sixty (60) days after final completion of any Alterations which need a building permit, Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files (or files in such other current format in common use as Landlord reasonably approves or requires) on disc showing any changes in the  Premises.

18.5  Before commencing any Major Work, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such Major Work.  For purposes of this Section, “Major Work” means any Alteration (or group of related Alterations) Tenant undertakes (except Tenant’s original Tenant Improvements and any tenant improvements performed by Tenant in connection with its initial occupancy of any portion of the Expansion Premises) at an estimated cost (the “Estimated Cost”) exceeding Three Million Five Hundred Thousand Dollars ($3,500,000).  Tenant shall not commence any Major Work unless:  (a) Tenant is not in Default under this Lease beyond applicable notice and cure periods; (b) if the Estimated Cost is less than Ten Million Dollars ($10,000,000), then Tenant has capital resources enabling Tenant’s continued operations, as stated in Tenant’s most recent 10Q or 10K within “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Funding Requirements” for a minimum of eighteen (18) months past the date of such written notice; and (c) if the Estimated Cost is Ten Million Dollars ($10,000,000) or more (or if Tenant chooses not rely on clause “b” when entitled to do so), then Tenant has made arrangements reasonably satisfactory to Landlord to assure that Tenant will complete and pay for the Major Work (the “Completion Assurances”).  Completion Assurances could, for example, consist of a letter of credit equal to the Estimated Cost; a cash deposit equal to the Estimated Cost; a bond covering Tenant’s obligation to complete and pay for the Major Work (if such bond is then available); a guaranty of payment and completion from an entity satisfactory to Landlord in Landlord’s reasonable discretion; or any other similar arrangement that Tenant proposes and Landlord approves.  As Tenant completes and pays for Tenant’s Major Work, the parties shall recalculate the Estimated Cost to reflect only the remaining estimated cost to complete.  The amount of Completion Assurances shall be reduced accordingly.

18.6 All alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements, subject to Section 18.7, attached to or built into the  Premises, made by either of the Parties, including, without limitation, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the  Premises as a part thereof.

18.7 Except for items of moveable personal property Tenant shall use in the  Premises (“Tenant’s Personal Property”), all business and trade fixtures, machinery and equipment, built-in furniture and cabinets installed in and upon the  Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term.  If Tenant shall fail to remove any of Tenant’s Personal Property from the  Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, within thirty (30) days of demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell

Tenant’s Personal Property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any of Tenant’s Personal Property or Alterations from the Premises.  After the first thirty (30) days after the date upon which Tenant receives notice from Landlord of such damage, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

18.8 Notwithstanding any other provision of this Article 18 to the contrary, in no event shall Tenant remove, replace (unless such replacement is commercially reasonable under the circumstances and made in compliance with this Lease), or make any substitutions for, any improvement from the  Premises constituting Tenant Improvements made pursuant to the Work Letter, without Landlord’s prior written consent, which consent Landlord may withhold in its reasonable discretion.  The parties acknowledge that Tenant may remove Tenant’s Personal Property from the Premises.

18.9 Tenant shall pay to Landlord, for Landlord’s role in reviewing and approving any Alterations (or group of related Alterations) that Tenant undertakes at one time that cost more than Five Hundred Thousand Dollars ($500,000), an amount equal to the reasonable and actual third party out of pocket costs incurred by Landlord and payable to such third parties for undertaking such review and approval, and, in addition, if Tenant requires Landlord to provide Material Landlord Assistance (as defined in and subject to the conditions specified in Section 10.2(c) (except that references to Expansion Premises Tenant Improvements shall be deemed references to Alterations)) with respect to any such Alterations, then Tenant shall pay Landlord a fee in an amount equal to five percent (5%) of the Hard Costs portion of such Alterations. (The aforesaid payments to Landlord are hereafter collectively or individually referred to as the “Alterations Management Fee”).  If Tenant and Landlord disagree on whether any Alterations require payment of an Alterations Management Fee, the matter shall be resolved by the Neutral Architect in accordance with Section 4.2(h).

18.10 Within sixty (60) days after final completion of any Alterations, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant (other than the TI Allowance) with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.

18.11 Except as otherwise set forth in this Lease, and subject to Landlord reserving the  right to do so in its Alterations Consent as provided in the immediately succeeding sentence, by written notice to Tenant either before expiration of the Term or within a reasonable time after any earlier termination of this Lease, Landlord may require Tenant, at Tenant’s sole expense, to remove any Alterations and restore the applicable portion of the  Premises to their configuration and condition before such Alterations were made, but only if such Alterations, in Landlord’s good faith determination, (a) are unusual or not customary for projects of similar nature and size to the Project, or (b)  materially and adversely affect Landlord’s ability to lease the  Premises to a new tenant, and provided that Landlord may not in any event require Tenant to remove any Alterations after the expiration or termination of the Term unless Landlord provides commercially reasonable access to Tenant and its contractors for purposes of such removal.  If

Landlord determines that either of the conditions set forth in the preceding clauses (a) or (b) exist, it shall reserve the rights set forth in this paragraph at the time it issues its Alterations Consent with respect to such Alteration. Failure of Landlord to reserve such right shall be deemed a waiver of Landlord’s rights in this paragraph 18.11 with respect to such Alteration.  If (i) Tenant fails to complete such required restoration before expiration of the Term, (ii) in the case of earlier termination, (x) Tenant fails to complete such required restoration within forty-five (45) days after the date of such earlier termination, or (y) Landlord chooses not to allow Tenant to have access to the premises after termination of the Term to complete such required restoration, then in any of such events Landlord may complete the restoration and charge the actual, commercially reasonable cost of the restoration (without markup) to Tenant.

19. Repairs and Maintenance.

19.1 Landlord shall repair and maintain in good condition and repair the Buildings and the Common Areas, including, without limitation, grounds, roofing and covering materials, foundations, exterior walls, plumbing, fire sprinkler systems (if any), heating, ventilating, air conditioning, elevators, and electrical systems. Notwithstanding anything to the contrary in this Lease, Landlord shall have no responsibility to maintain or repair any vivarium(s) or data center(s).  Tenant shall have sole responsibility to maintain and repair any vivarium(s) and data center(s).  Landlord shall maintain the Common Areas in accordance with its property maintenance protocols as established from time to time in accordance with Landlord’s reasonable determinations of appropriate property maintenance protocols.  Upon Tenant’s request, Landlord shall explain such protocols and consider Tenant’s comments.  Any actual out-of-pocket costs related to the repair or maintenance activities specified in this Section 19.1 shall be included as a part of Operating Expenses subject to the CAM Pools, except Tenant shall pay for such repairs and maintenance to the extent that such repairs and maintenance are: (i) required in whole or in part because of any negligent act, neglect, fault or omissions of Tenant (where there is a duty to act), its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance; and (ii) not paid out of insurance proceeds.  Landlord shall perform all work and have its contractors perform all work in accordance with Applicable Laws.

19.2 Except for services of Landlord, if any, required by Section 19.1 and elsewhere in this Lease, Tenant shall at Tenant’s sole cost and expense maintain and keep the  Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear, insured casualty and permitted alterations excepted.  Tenant shall, upon the expiration or sooner termination of the Term, surrender the  Premises to Landlord in as good of a condition as when received, ordinary wear and tear and insured casualty excepted.  Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the  Premises or any part thereof, other than pursuant to the terms and provisions of the Work Letter and this Lease.

19.3 Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance.  Subject to the terms of this Lease, Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.  Notwithstanding the foregoing, if Landlord fails to commence to make any necessary repair in any Building of which

Tenant is the sole tenant (other than completion of any Punchlist Item or repair of any Defect in Landlord’s Work, which is governed by Section 4.5), that is Landlord’s obligation under this Lease within fifteen (15) days after Tenant has reported to Landlord the need for such repair, or fails to diligently proceed to complete such repair, and does not commence to remedy such failure within five (5) business days after further written notice from Tenant, referring to this paragraph and Tenant’s right to perform Self-Help Work, then Tenant may make such repairs as Self-Help Work, and the parties shall then have the same rights and obligations (subject to the same restrictions, except Tenant’s obligation to give prior notices or allow the passage of any cure periods) as set forth in Article 4 for Self-Help Work.  In the event of an emergency on the Premises, Tenant may perform Self-Help Work within any Building of which Tenant is the sole tenant if in its reasonable determination such Self-Help Work is necessary.  The reasonable cost and expense of such emergency Self-Help Work will be reimbursable by Landlord within thirty (30) business days of its receipt of an invoice from Tenant as long as Tenant did not cause the emergency.  In the event Tenant and Landlord shall disagree as to the party responsible for the emergency they shall resolve the dispute through arbitration under Article 50.

19.4 Repairs under this Article 19 that are obligations of Landlord, including amounts paid by Landlord pursuant to Section 19.3, are subject to allocation among Tenant and other tenants as Operating Expenses to the extent they are included in the definition thereof, except as otherwise provided in this Article 19.

19.5 This Article 19 relates to repairs and maintenance arising in the ordinary course of operation of the Buildings and the Project and any related facilities.  In the event of fire, earthquake, flood, vandalism, war, terrorism, natural disaster or similar cause of damage or destruction, Article 23 shall apply in lieu of this Article 19.

20. Liens.

20.1 Subject to the immediately succeeding sentence, Tenant shall keep the  Premises, the Buildings and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant.  Tenant further covenants and agrees that any mechanic’s lien filed against the  Premises, the Buildings or the Project (or portion thereof) for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within the earlier of: (a) forty-five (45) days; and (b) five (5) days less than any shorter period of time provided for in Landlord’s loan documents (but in the case of “b” no less than fifteen (15) days), after the filing thereof, at Tenant’s sole cost and expense.

20.2 Should Tenant fail to discharge or bond against any lien of the nature described in Section 20.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.

20.3 In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the  Premises.  In no event shall the address of the Buildings be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant.  Should any holder of a financing statement executed by Tenant record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the  Premises, the Buildings or the Project.  Landlord shall, upon request, deliver a consent, lien waiver or subordination in favor of Tenant’s third party lender(s) upon Tenant’s request, provided that the document: (1) is reasonably satisfactory to Landlord; (2) relates only to specific Tenant’s Personal Property; and (3) relates to financing or leasing that complies with this paragraph.

21. Indemnification and Exculpation.

21.1 Subject to Sections 21.7 and 22.7, to the extent permitted by applicable law, Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, actions, and causes of action (collectively, “Claims”), and all losses, costs,  damages or judgments, and all reasonable expenses in connection with such Claims (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting any Claim, arising from (a) injury or death to any person or injury to any property occurring within or about the Premises, the Buildings or the Project arising out of Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the  Premises, (b) Landlord’s limited access to the designated high security area pursuant to Section 11.5, (c) the performance of Tenant Improvements or of any portion of Landlord’s Work if Tenant exercises any right that it may have to perform such Landlord’s Work, (d) a breach or default by Tenant in the performance of any of its obligations hereunder, or (e) events which were caused as a result of Tenant’s use of Non-Union labor for the performance of the Tenant Improvements, in each case ((a) – (e)) unless and to the extent caused by Landlord’s (or Landlord’s agents, employees, or guests’) willful misconduct or gross negligence.  This indemnity shall apply only after exhaustion of any insurance proceeds available to Landlord or the injured party on account of the damage or injury within the scope of Tenant’s indemnity.

21.2 Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including, without limitation, loss of records kept by Tenant within the  Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s (or Landlord’s agents, employees’ or guests’) gross negligence, willful misconduct, or willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time.  Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 21.2, subject to the exceptions described in this Section 21.2.

21.3  Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Buildings or the Project, or of any other third party.

21.4 Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts.  Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal.  If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

21.5 Subject to Sections 21.2, 21.7 and 22.7, Landlord agrees to indemnify, defend and save Tenant harmless from and against any and all Claims arising from injury or death to any person or injury to any property occurring within or about the Premises, the Buildings or the Project to the extent arising directly or indirectly out of (a) Landlord’s or Landlord’s employees’, agents’ or guests’ willful misconduct or gross negligence; or (b) a breach or default by Landlord in the performance of any of its obligations hereunder.  This indemnity shall apply only after exhaustion of any insurance proceeds available to Tenant or the injured party on account of the damage or injury within the scope of Landlord’s indemnity.

21.6 Notwithstanding anything to the contrary in this Lease, neither party shall have any liability for punitive or indirect damages.

21.7 The party seeking indemnification under this Lease (“Indemnified Party”) agrees to notify the other party (“Indemnifying Party”) immediately after the Indemnified Party becomes aware of any claim, suit or other potential liability for which it may seek indemnification (“Liability”) and to cooperate fully with and upon request by Indemnifying Party to authorize Indemnifying Party to conduct and control the management of defense of the Liability, including the selection of counsel.  Indemnified Party further agrees that it and its employees and agents shall cooperate with the Indemnifying Party and shall not compromise or settle any such loss or claim, or incur any expense, including, without limitation, any expenses related to outside legal counsel (except at its own expense) without the prior written approval of the Indemnifying Party.

21.8 The provisions of this Article 21 shall survive the expiration or earlier termination of this Lease.

21.9 Landlord waives any claim for injury to Landlord’s business or loss of income relating to any damage or destruction of Landlord’s personal property from the causes described in Section 21.2, except to the extent caused by Tenant’s gross negligence or willful misconduct or those of Tenant’s agents, employees, or guests.  Nothing in this paragraph limits Landlord’s remedies against Tenant for failure to deliver the  Premises back to Landlord upon Lease expiration or termination as this Lease requires.

22. Insurance; Waiver of Subrogation.

22.1 Landlord shall maintain: (a) beginning on the Effective Date through the Term Commencement Date for each Phase, builder’s risk insurance for such Phase, as applicable (provided that Landlord may cause such builder’s risk insurance to be maintained by its general contractor); and (b) after the Term Commencement Date for such Phase, property insurance for such Phase, and (c) beginning on the Effective Date property insurance for other portions of the Project benefiting the Premises and not insured by Tenant or other tenants.  Such property insurance shall cover (subject to deductibles) one hundred percent (100%) of replacement cost, exclusive of the costs of excavation, foundations and footings and without reference to depreciation taken by Landlord upon its books or tax returns. Such insurance coverage shall provide protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief.  Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services.

Tenant shall maintain: (y) during the construction of any Tenant Improvements or Alterations, builder’s risk insurance for the Tenant Improvements or Alterations, as case may be, as more particularly described below, and (z) on and after the Substantial Completion of any Tenant Improvements for any Phase of the Premises, property insurance on (i) the Tenant Improvements in such Phase of the  Premises or any other improvements now or in the future installed by Tenant in such Phase of the Premises and (ii) Tenant’s Personal Property within the  Premises in amounts equal to one hundred percent (100%) of replacement cost without reference to depreciation taken by Tenant upon its books or tax returns, which Tenant’s casualty insurance coverage shall provide protection for and cover any peril generally included within the “broad form extended coverage endorsement”, together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief.  Any costs incurred by Landlord pursuant to this Section 22.1 shall constitute a portion of Operating Expenses (to be allocated in accordance with the CAM Pools), provided such costs cover insurance that is:  (A) commercially reasonable; (B) required by any lender to Landlord; or (C) consistent with Landlord’s national portfolio insurance program, as equitably allocated and pro-rated to the Project among all the tenants (including Tenant) occupying the Project.  Any costs incurred by Tenant pursuant to this Section 22.1 shall be paid for by Tenant. At all times during the period beginning with commencement of construction of the Tenant  Improvements (or any Alterations) and ending with final completion of the same, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s All-Risk Form, insuring Landlord and Tenant’s contractors, as their interests may appear.  Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all the Tenant Improvements (or Alterations) and the contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements (or Alterations) or any temporary structures on the Premises, or is  adjacent thereto.

22.2 In addition, Landlord shall carry public liability insurance with a minimum single limit of not less than Ten Million Dollars ($10,000,000) for death or bodily injury, or property damage with respect to the Project.  Any costs incurred by Landlord pursuant to this Section 22.1 shall constitute a portion of Operating Expenses and shall be equitably allocated and pro-rated among all the tenants (including Tenant) occupying the Project in accordance with the CAM Pools.

22.3 Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date for any Phase, or such earlier date on which Tenant enters the  Premises under Section 5.8 or any other provision hereof, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Ten Million Dollars ($10,000,000) per occurrence for death or bodily injury and not less than Two Million Dollars ($2,000,000) for property damage with respect to the  Premises (including $1,000,000 fire legal liability (each loss)).  The insurance required to be maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective lenders, officers, employees, agents, general partners and members (“Landlord Parties”) as additional insured parties.

22.4 All insurance carried by Tenant shall be with companies having a rating of not less than policyholder rating of A- and financial category rating of at least Class VIII in “Best’s Insurance Guide.”  Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord.  No such policy shall be cancelable except after thirty (30) days’ prior written notice to Landlord from the insurer  (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry.  Tenant’s policy may be a “blanket policy” that specifically provides an amount of insurance that shall be sufficient to provide the coverage set forth in this Article 22.  Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders.  Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

22.5 Tenant assumes the risk of damage to all of the Tenant’s Improvements in the Premises, and all of Tenant’s Personal Property.  Furthermore, Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease.

22.6 In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Buildings or the Project (or any portion thereof), (b) the Landlord under any lease whereunder Landlord is a tenant of the real property upon which the Buildings is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Project (or any portion thereof).

22.7 Landlord and Tenant (and in the case of Tenant, any subtenant) hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage with respect to the Project or any portion thereof.  Such waivers shall continue so long as their respective insurers so permit.  Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 22.7.  Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.  If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the  Premises bears to the insured area).  If the parties do not accomplish either (a) or (b), then this Section 22.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium.  If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party.  If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 22.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

22.8 Landlord may require insurance policy limits required of Tenant under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to commercially reasonable levels.

22.9 Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date for any Phase, or such earlier date on which Tenant enters the  Premises under Section 5.8, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) pollution and environmental liability insurance (covering the environmental risks of Tenant’s business) with limits of not less than Three Million Dollars ($3,000,000) per occurrence and not less than Five Million Dollars ($5,000,000) in aggregate, with respect to environmental contamination and pollution of the  Premises caused by Tenant.  Tenant shall name all Landlord Parties as additional insured parties under Tenant’s environmental insurance policy.  Tenant shall give Landlord certificates of the foregoing reasonably satisfactory to Landlord.

23. Damage or Destruction.

23.1 In the event of a partial destruction by fire or other perils covered by extended coverage insurance of any Building which Tenant occupies not exceeding thirty-five percent (35%) of the full insurable value thereof, and provided that the damage thereto is such that the affected Building which Tenant occupies may be repaired, reconstructed or restored within a period of eight (8) months from the date of the happening of such casualty, Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the affected Building, and this Lease shall continue in full force and effect.

23.2 In the event of any damage to or destruction of any Building and/or the Project other than as described in Section 23.1, Landlord may elect to repair, reconstruct and restore those buildings or the Project, as applicable, in which case this Lease shall continue in full force and effect and Landlord shall provide Tenant with a letter from an independent engineer, contractor or architect indicating the estimated time for the substantial completion of such repair, reconstruction or restoration (such time, “Landlord’s Repair Estimate”).  If the Landlord’s Repair Estimate is later than twenty-four (24) months after the date of damage or destruction, then Tenant may elect to terminate this Lease by delivery of written notice of such election to Landlord within ten (10) business days after receiving Landlord’s Repair Estimate. If Tenant fails to deliver such notice within such ten (10) business day period, then Landlord shall proceed with such repair, restoration or reconstruction.  If Landlord elects not to repair, then this Lease shall terminate (for the affected Building only) as of the date of such damage or destruction.  If Landlord terminates this Lease for the 410 Building or the 420 Building, then Tenant may terminate this Lease for all of the Premises, provided that after Landlord’s termination the remaining Rentable Area of Tenant’s occupancy in the Premises not affected by the damage or destruction is less than fifty percent (50%) of the Rentable Area of the Initial Premises  on the Term Commencement Date for the last Phase of the Initial Premises.  To the extent that this Lease terminates in whole or in part, Rent shall be reduced accordingly.

23.3 Landlord shall give written notice to Tenant of its election to exercise its right not to repair, reconstruct or restore any of the Buildings within sixty (60) days following the date of damage or destruction referred to in Section 23.2, and Tenant shall give Landlord written notice of its election to exercise its termination option reserved to Tenant with respect to the remaining Premises not damaged or destroyed under said Section 23.2 within thirty (30) days after receipt of Landlord’s termination notice.

23.4 Upon any partial or total termination of this Lease under the provisions of this Article 23, the parties shall be released for all or the portion of the Premises and this Lease affected thereby without further obligation to the other from the date possession of all or the portion of the Premises is surrendered to the Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

23.5 In the event of repair, reconstruction and restoration as provided in this Article 23, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

23.6 Notwithstanding anything to the contrary contained in this Article 23, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis.  Tenant shall be released from any obligations under this Lease (except with regard to those provisions that, by their express terms, survive the expiration or earlier termination hereof) if, on the date that is twenty-four (24) months after the date of damage or destruction, the repair, reconstruction or restoration required to be performed by Landlord (if any) to provide Tenant use of the Premises is not then Substantially Completed.

23.7 If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises, the Buildings or the Project that were acquired or constructed by Landlord and the repair, reconstruction or restoration of improvements constructed by Tenant shall remain the obligation of Tenant.

23.8 Notwithstanding anything to the contrary contained in this Article 23, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore its portions of the Premises if the damage resulting from any casualty covered under this Article 23 occurs during the last twenty-four (24) months of the Term or any extensions thereof.

23.9 If, at the time of any damage or destruction affecting any Premises, this Lease has already terminated as it applies to the affected Premises, then neither Landlord nor Tenant shall have any rights or obligations regarding such affected Premises, except for those provisions and indemnities that survive termination of the Lease.

24. Eminent Domain.

24.1 In the event the whole of the Premises, or such part thereof as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

24.2 In the event of a partial taking of the  Premises, or of drives, walkways or parking areas serving the  Premises, for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, either Tenant or Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s reasonable opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion of the Premises for purposes of renting office or laboratory space.

24.3 Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s Personal Property that was installed at Tenant’s expense; (b) the costs of Tenant moving to a new location; and (c) the taking of Tenant’s permitted alterations performed at Tenant’s expense other than the Tenant Improvements (based on Tenant’s unamortized cost, in the case of clause “c”).  Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.  To the extent that Tenant intends to make any claim for a taking, Landlord and Tenant shall cooperate to assert their claims jointly and share any proceeds in proportion to their full entitlement.

24.4 If, upon any taking of the nature described in this Article 24, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises, the 410 Building, the 420 Building, the 430 Building, the 440 Building, the Connector Building and/or the Project (but not any other Building in the Project), as applicable (to the extent not taken), to substantially their same condition prior to such partial taking and within ninety (90) days of such taking Landlord shall provide Tenant with an independent engineer’s letter stating the estimated time for such restoration.  To the extent such restoration is feasible, as determined by Landlord in its reasonable discretion, upon completion of such restoration the Rent shall be adjusted to equal the Rent as it exists immediately after the restoration for the partial taking times a fraction.  That fraction shall equal the Rentable Area of the Premises after such partial taking and restoration divided by the Rentable Area of the Premises before such partial taking and restoration.

24.5 Subject to Landlord’s obligations in this Section 24, in the event of any whole or partial taking of any portion of the Expansion Premises, then such Expansion Premises shall cease to be “Expansion Premises “ under this Lease and any Expansion Options with respect to such portion of the taken Expansion Premises shall no longer be available to Tenant; provided, however, that any remaining Expansion Premises shall still constitute “Expansion Premises” hereunder.

25. Defaults and Remedies.

25.1 Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the  Premises.  Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) business days after the date such payment is due, Tenant shall pay to Landlord an additional sum of three percent (3%) of the overdue Rent as a late charge.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant.  In addition to the late charge, Rent not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) three percent (3%) per annum plus the Prime Rate or (b) the maximum rate permitted by Applicable Laws.  Notwithstanding the foregoing, Tenant need not pay a late charge or interest if: (a) within the preceding twelve (12) months Tenant has not been obligated to make a late payment; and (b) Tenant pays the installment of Rent at issue within fifteen (15) days of the due date.

25.2 No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.  If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

25.3  If Tenant fails to pay any sum of money (other than Basic Annual Rent) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant continues for three (3) business days after Landlord delivers notice to Tenant demanding performance by Tenant; or that such failure by Tenant unreasonably interfered with the use of the Buildings by any other tenant or with the efficient operation of the Buildings, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord.  Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to three percent (3%) per annum plus the “prime rate” or highest rate permitted by Applicable Laws, whichever is less.

25.4 The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) The abandonment of the  Premises by Tenant and the failure of Tenant to secure and maintain the  Premises and perform all of its other obligations hereunder;

(b) The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant;

(c) The failure by Tenant to observe or perform any material obligation or covenant contained herein (other than described in Subsections 25.4(a) and 25.4(b)) to be performed by Tenant, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than fifteen (15) days to cure, Tenant shall not be deemed to be in default if Tenant shall commence such cure within said fifteen (15) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than sixty (60) days from the date of Tenant’s receipt of written notice from Landlord unless: (a) such completion is not reasonably possible within sixty (60) days because of Force Majeure; and (b) Tenant continues to diligently prosecute completion;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (the “Code”);

(g) Any involuntary petition if filed against Tenant under any chapter of the Code and is not dismissed within one hundred twenty (120) days;

(h)	Failure to deliver an estoppel certificate in accordance with Article 30; or

(i)	Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section 25.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises.  No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

25.5 In the event of a Default by Tenant, and any time thereafter unless Tenant cures the Default, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation:

(a) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the  Premises to the condition required under the terms of this Lease; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 25.5(a) and 25.5(b), “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 25.1.  As used in Subsection 25.5(c) above, the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

25.6 If Landlord does not elect to terminate this Lease as provided in Section 25.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease.

25.7 In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name.  Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant.  The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, without limitation, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the  Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the  Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

25.8 All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative.  Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease.  No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

25.9 Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the  Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the  Premises.

25.10 To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

25.11 Landlord shall not be in Default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  Nothing in this paragraph limits Tenant’s right to make and be reimbursed (or credited for) Self-Help Work.

25.12 In the event of any Default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Buildings or the Project and to any landlord of any lease of land upon or within which the Premises, the Buildings or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Buildings by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.  If Tenant intends to seek to terminate the Lease because of Landlord’s Default, then Tenant shall give the notices this paragraph requires.

26. Assignment or Subletting.

26.1 Except as otherwise permitted under this Lease (including Article 53), Tenant shall not, either voluntarily or by operation of law, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises or any part hereof (each, a “Transfer”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (provided that Landlord shall not, in any event, be required to waive any conditions to a Transfer expressly set forth in this Article 26). Disputes relating to the reasonableness of Landlord withholding, conditioning or delaying its consent shall be determined by arbitration under Section 50 of this Lease. Occupancy and use of the Premises by Tenant’s Affiliates not pursuant to a sublease is expressly permitted without Landlord’s consent.  Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part of it as follows (each, an “Exempt Transfer”), provided that Tenant has satisfied the applicable Transfer Conditions for each such Exempt Transfer:

(a) To any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”);

(b) To any purchaser of all or substantially of Tenant’s assets; or

(c) To any successor of Tenant by merger, consolidation, acquisition of all of or a controlling interest in Tenant’s stock or Tenant’s equivalent ownership or membership interests, or operation of law.

26.2 For purposes of Section 26.1(a), “control” requires both:  (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person;

and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

26.3 Tenant shall not consummate any Exempt Transfer except upon:  (a) giving Landlord at least ten (10) business days’ prior written notice of such Exempt Transfer (unless Applicable Laws prohibit such prior written notice, in which case Tenant shall give written notice to Landlord within ten (10) business days after the Exempt Transfer); and (b) complying with all applicable Transfer Conditions.

26.4 In the event Tenant desires to effect a Transfer except an Exempt Transfer, then, at least thirty (30) but not more than forty-five (45) days prior  to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer in the form of a term sheet, all in such detail as Landlord shall reasonably require.  Tenant shall also pay to Landlord within thirty (30) days after demand, including invoice, reasonable and actual out-of-pocket attorneys’ fees and other costs incurred by Landlord in reviewing Tenant’s request for such Transfer.

26.5 Landlord, in determining whether consent should be given to a proposed Transfer except an Exempt Transfer, may give consideration to the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises, and Landlord’s desire to exercise its rights under Section 26.11 to cancel this Lease. Notwithstanding the foregoing, Landlord shall provide its consent to permit Tenant to sublease any portion of the Premises so long as (a) such sublessee’s financial qualifications reasonably demonstrate that as of the effective date of the proposed sublease the subtenant has cash and cash equivalents, or other sources of liquidity, to finance its operations as planned for a period of at least twenty-four (24) months commencing on the date of the sublease, without having to take any measures to raise additional funds or reduce cash use in any material respect, (b) such sublessee is not a direct competitor of Landlord, (c) such sublessee is not seeking a change in the Permitted Use, (d) such sublease and such sublessee will not jeopardize directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code, (e) except as otherwise permitted under Article 53, such sublessee is not a governmental organization, and (f) no portion of the Project or the Premises would likely become subject to additional or different laws as a consequence of the proposed sublease.

26.6 Except as expressly provided below, as conditions to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, and as conditions to any Exempt Transfer, Tenant shall satisfy the following conditions (the “Transfer Conditions”), except to the extent Landlord waives them in writing:

(a) Tenant shall not enter into any sublease for any portion of the Premises unless the subleased portion of the Premises includes at least an entire floor of the 410 Building, the 420 Building, the 430 Building or the 440 Building;

(b) Based on the advice of Landlord’s counsel, such Exempt Transfer shall not jeopardize directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code;

(c) Except as set forth in Section 26.7, Tenant shall remain fully liable under this Lease during the unexpired Term;

(d) Except in the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord regarding the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee, which evidence Landlord shall keep confidential in accordance with the Confidentiality Agreement;

(e) Tenant shall reimburse Landlord within thirty (30) days of demand, including reasonable back-up documentation for Landlord’s actual costs and expenses, including, without limitation, reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(f) Except in the case of an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after deductions from such excess for any actual and reasonable out-of-pocket transaction costs incurred by Tenant (which transaction costs shall be amortized over the term of such transaction), including without limitation, marketing expenses, tenant improvement allowances actually provided by Tenant, alterations, the unamortized cost of Tenant’s improvements and alterations performed specifically in the subleased portion of the Premises in connection with such sublease, cash concessions, brokerage commissions, reasonable and actual out-of-pocket attorneys’ fees and free rent.  If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(g) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, and except as otherwise provided for the benefit of a Major Subtenant (defined item (s) in this Section 26.6) in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(h) Any such Transfer shall be effected on Landlord’s standard forms;

(i) Tenant shall not then be in Default hereunder in any respect;

(j)
 Such proposed transferee, assignee or sublessee’s use of the Premises shall be consistent with the Permitted Use, and such use shall not in Landlord’s reasonable determination materially increase the risk of any discharge of Hazardous Materials;

(k)	Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(l)	Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer;

(m)	Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable, if any, with respect to any Transfer;

(n)	Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(o)
 Tenant shall deliver to Landlord a list of Hazardous Materials (as defined in Section 40.5 below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises.  Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the
 Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 40.2;

(p)	The Transfer and any related construction, alterations, and occupancy shall comply with all Applicable Laws;

(q)	For any portion of the Premises that is used for laboratory purposes, the configuration and demising lines of any subleased space shall be commercially reasonable for laboratory space;

(r)	[intentionally deleted]; and

(s)
 Landlord shall deliver a subordination, nondisturbance and attornment agreement in the form attached as Exhibit V (“Major Subtenant SNDA”) for any Major Subtenant (as defined below) so long as Tenant is not in Default (and there is no uncured notice of default sent by Landlord to Tenant); the Rent Commencement Date has occurred; the sublease is in form and substance reasonably satisfactory to Landlord, the  sublease conforms to the requirements under this Lease; the sublease does not impose on the Landlord any obligations that exceed Landlord’s obligations to Tenant under this Lease; and the Major Subtenant simultaneously countersigns such Major Subtenant SNDA and delivers it to Landlord.  A “Major Subtenant” means a subtenant that (i) a reasonable landlord would accept as a tenant for the proposed sublease space (given the terms of the proposed sublease with such subtenant), and (ii) occupies at least two adjacent full floors within the Premises in accordance with the terms provided for in this Lease.

26.7 Notwithstanding any provision of this Lease to the contrary, Tenant shall be released from its obligations under this Lease and Landlord’s consent shall be deemed given upon an assignment of all of Tenant’s interest in the Lease for the entire remaining Term of the

Lease, if (a) such assignee assumes Tenant’s obligations under the Lease pursuant to such documentation as is reasonably acceptable to Landlord (including appropriate legal opinions) and (b) Tenant demonstrates to Landlord’s satisfaction that: (i) such assignee is not a direct competitor of Landlord; (ii) such assignee’s financial condition meets Standard & Poors rating of “BBB-” or higher, (iii) such assignment and such assignee will not jeopardize directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code; (iv) except as otherwise permitted in Article 53, such assignee is not a governmental organization; (v) such assignee’s Net Worth (defined below) as of the date of such assignment exceeds Tenant’s Net Worth as of the day of the assignment; and (vi) each of the conditions for Landlord’s consent to Transfer set forth in Section 26.5, as well as each of the Transfer Conditions set forth in Section 26.6 (except for the condition set forth in clause (c) of Section 26.6) have been satisfied; provided, however, that such release of obligations shall be personal to the Tenant originally named herein and shall not apply to any assignee, transferee or sublessee of Tenant (or to such assignee’s, transferee’s or sublessee’s subsequent assignees, transferees or sublessees). For purposes of this Section 26.7, “Net Worth” of any entity means the difference of the amount of such entity’s assets (excluding good will and other intangible assets) less the amount of such entity’s liabilities, determined in accordance with GAAP.

26.8 Any Transfer that is not in compliance with the provisions of this Article 26 shall be void and shall constitute a breach of this Lease.

26.9 The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer. Except as otherwise provided in Section 26.7, the consent by Landlord to a Transfer shall not release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

26.10 Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant.  The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

26.11 If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease (or enter into a subletting) either in whole or affecting all or substantially all of the Premises for substantially the entire Term to a proposed transferee, assignee or sublessee other than an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as to the Premises contemplated in such Transfer Notice as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.  If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to partially or wholly terminate this Lease.  In the event Tenant withdraws the Transfer Notice as provided in this Section 26.11, this Lease shall continue in full force and effect.  No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

26.12 If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.

26.13 Landlord acknowledges that Tenant may allow suppliers, vendors, auditors, and counsel to work on the Premises, but such individuals shall have no written or unwritten agreements evidencing any real property interest in the Premises and shall be the sole responsibility of Tenant as Tenant’s business invitees and guests.

26.14 Notwithstanding the provisions of this Article 26, if: (a) any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) any proposed transferee, assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to withhold its consent to any proposed transfer (including an Exempt Transfer), assignment or subletting that would involve such proposed transferee, assignee, or sublessee.

27. Attorneys’ Fees.  In the event of any litigation between Landlord and Tenant arising out of or in connection with this Lease, then provided that Landlord or Tenant, as the case may be, substantially prevails, the prevailing party shall be entitled to have and recover from the other reasonable attorneys’ fees, charges and disbursements and costs of suit.

28. Bankruptcy.  In the event a debtor, trustee or debtor in possession under the Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

28.1 Those acts specified in the Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

28.2 A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

28.3 A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

28.4 The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

29. Definition of Landlord.   With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest.  In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, the Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property.  Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

30. Estoppel Certificate.  Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, and deliver a statement in writing substantially in the form attached to this Lease as Exhibit Q, or on any other form reasonably requested by a proposed Lender or purchaser and reasonably acceptable to Tenant, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge (without having made inquiry), any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon.  Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.  If Tenant fails to execute and deliver such a statement by the tenth (10th) day of its receipt such failure shall be a Default under this Lease and Tenant shall thereafter pay Landlord Five Thousand Dollars ($5,000) per day as liquidated damages for the period commencing after said tenth (10th) day and ending on the day prior to the day the statement is delivered.  Tenant’s failure to deliver such statement within the prescribed time shall, at Landlord’s option, constitute a Default under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

31. Joint and Several Obligations.  If more than one person or entity executes this Lease as Tenant, then:

31.1 Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

31.2 The term “Tenant” as used in this Lease shall mean and include each of them, jointly and severally.  The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including, without limitation, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

32. Limitation of Liability.

32.1 If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, then Tenant may satisfy such judgment (a) personally against Landlord in an amount up to Landlord’s equity interest in the Buildings and the Project of which the Premises form a part; and/or, in Tenant’s discretion (b) out of (i) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Buildings and the Project of which the Premises are a part, (ii) rent or other income from such real property receivable by Landlord or (iii) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Buildings or the Project of which the Premises are a part.

32.2 Except as otherwise provided in Section 32.1, Landlord shall not be personally liable for any deficiency under this Lease.  If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture.  If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company.  No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.

32.3 Each of the covenants and agreements of this Article 32 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

32.4 If either party is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for such corporation’s obligations under this Lease, and no shareholder, director, officer, employee or agent of such corporation shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of such corporation.

33. Project Control by Landlord.

33.1 Landlord reserves full control over the Buildings and the Project to the extent not inconsistent with Tenant’s use and enjoyment of the Premises as provided by this Lease.  This reservation includes, without limitation, Landlord’s right to subdivide the Project, convert the Buildings and other buildings within the Project to condominium units, grant easements and licenses to third parties, and maintain or establish ownership of the Buildings separate from fee title to the Property provided that the foregoing is at no cost to Tenant, does not increase Tenant’s costs or materially adversely affect Tenant’s rights hereunder.

33.2 Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant, materially impairs any of Tenant’s rights under this Lease or deprives Tenant of the quiet enjoyment and use of the Premises as provided by this Lease.

33.3 Landlord may, at any and all reasonable times during business hours (or during non-business hours if Tenant so requests), and upon one (1) business day’s prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants (but with respect to tenants, only during the final year of the Term), (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Buildings other than the Premises for which access to the Premises is reasonably necessary.  In connection with any such alteration, improvement or repair as described in Subsection 33.3(f) above, Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed.  In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 33.3; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible.  Landlord shall at all times retain access rights in the Premises pursuant to the terms set forth in Section 11.5.  If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.  In accordance with the Confidentiality Agreement, Landlord and Tenant and their agents shall keep confidential any information they obtain as a result of acting under this Subsection.

34. Quiet Enjoyment.  Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the  Premises, subject to the terms of this Lease.

35. Subordination, Non-Disturbance and Attornment.

35.1 Subject to Tenant receiving an SNDA as provided below, this Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Buildings or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.  Notwithstanding anything to the contrary in this Lease, Landlord agrees not to enter into any such mortgage, deed, of trust, or lease affecting any lot (i.e., tax lot or separately conveyable lot)

on which any portion of the 410 Building, the 420 Building, the 430 Building, the 440 Building or upon which the Landlord intends to construct the Connector Building (or any part of the Connector Building) unless either: (a) Landlord holds fee title to the entirety of such lot and has completed and paid for Landlord’s Work and fully funded the Base TI Allowance; or (b) Landlord has delivered a corporate guaranty of Biomed Realty Trust, Inc., guaranteeing Landlord’s payment and performance of Landlord’s obligations to complete and pay for Landlord’s Work and fully fund the Base TI Allowance.  Any such corporate guaranty shall be in reasonable and customary form, reasonably satisfactory to Landlord and Tenant.

35.2. Notwithstanding the foregoing, Tenant shall execute and deliver within ten (10) business days after receipt of demand, such further instrument or instruments in form(s) reasonably satisfactory to Tenant evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may reasonably be required by Landlord.  However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request.

35.3 Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments, in forms reasonably satisfactory to Tenant, not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.  Any change (i) affecting the amount or timing of the consideration (including any Rent) to be paid by Tenant, (ii) modifying the term of this Lease, or (iii) materially increasing any obligations or materially diminishing any rights hereunder (including increasing or diminishing any rights to terminate this Lease or expand the Premises) shall be deemed to materially alter the terms hereof.

35.4 In the event any proceedings are brought for foreclosure, in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, or upon assumption of this Lease by a purchaser of Landlord’s estate in the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under the terms of this Lease.

35.5 Notwithstanding anything to the contrary in this Article 35, Landlord shall obtain recordable non-disturbance agreements substantially in the form of Exhibit U or such other reasonable and customary forms as the applicable third party requires and is reasonably satisfactory to Tenant (an “SNDA”), from all current and future mortgagees and from future lessors of Landlord and any other parties with rights in Landlord’s estate superior to those of Tenant (which rights would give the holder thereof the power to terminate this Lease under any circumstance).

36. Surrender.

36.1 No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

36.2 The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Buildings or the Property, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

36.3 The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Buildings or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Buildings or the Property and shall, at the option of the successor to Landlord’s interest in the Buildings or the Project, as applicable, operate as an assignment of this Lease.

37. Waiver and Modification.   No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.  The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.  The waiver by Tenant of any breach by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

38. Waiver of Jury Trial and Counterclaims.   The parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises, the Buildings or the Project; or any claim of injury or damage related to this Lease or the Premises, the Buildings or the Project.

39. Acknowledgment of Rent Commencement Date.  Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the actual Expansion Rent Commencement Date for each Expansion Premises when such is established, and shall attach it to this Lease as Exhibit R.

40. Hazardous Materials.

40.1 Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Premises, the Buildings or the Project in violation of Applicable Laws by Tenant, its agents, employees, contractors or invitees.  If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, the Buildings, the Project or any adjacent property, or if contamination of the Premises, the Buildings, the Project or any adjacent property by Hazardous Materials otherwise occurs during the term of this Lease or any extension or renewal hereof or holding over hereunder due to such breach by Tenant, then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all Claims (including sums paid in settlement, attorneys’ fees, consultants’ fees and experts’ fees, all pursuant to Section 21.1 and Section 21.7) that arise during or after the Term as a result of such breach or contamination.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of

Hazardous Materials present in the air, soil or groundwater above, on or under the Premises.  Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Buildings, the Project or any adjacent property caused or permitted by Tenant results in any contamination of the Premises, the Buildings, the Project or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Buildings, the Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, the Buildings or the Project.  Landlord acknowledges that Tenant shall not be responsible for environmental conditions or contamination now or hereafter existing on, under or in the Project, in the Connector Building, in the Expansion Premises or in the  Premises caused by Landlord or tenants other than Tenant or by third parties in the Project prior to the Execution Date or after such date, or for environmental conditions or contamination coming from off-site so long as Tenant, Tenant’s Affiliates, its permitted sublessees or its agents did not cause or contribute to such environmental conditions or contamination.  If any such conditions or contamination first arise after the Execution Date (other than as a result of Landlord’s actions or those of its contractors, employees, or other tenants), Landlord may treat as Operating Expenses the costs of correcting or remediating such conditions or contamination.

40.2 Landlord acknowledges that it is not the intent of this Article 40 to prohibit Tenant from operating its business as described in Section 2.11 above.  Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date for the first Phase to be delivered to Tenant a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (the “Hazardous Materials List”).  If Tenant is not the sole occupant of a Building which includes a portion of the Premises, then with respect to such Building, Tenant shall deliver to Landlord an updated Hazardous Materials List if reasonably requested by Landlord after a reasonable request by any Governmental Authority or Landlord’s insurance carriers or any insurance rating organization, shall provide Landlord with copies of any documents or materials provided by Tenant to any Governmental Authority with respect to Hazardous Materials, and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials (of a nature and magnitude that is material and not substantially consistent with past practice) are brought onto the Premises. If Tenant is the only occupant of a Building which includes a portion of the Premises, then with respect to such Building, Tenant shall deliver to Landlord copies of any documents with respect to Hazardous Materials if reasonably requested by Landlord after a request by any Governmental Authority or reasonable request by Landlord’s insurance carriers or any insurance rating organization and shall provide Landlord with copies of any documents or materials provided by Tenant to any Governmental Authority with respect to Hazardous Materials.  Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date for the first Phase to be delivered to Tenant or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority:  permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises, the Buildings or the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authority for any storage tanks installed in, on or under the Premises, the Buildings or the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.  Upon Landlord’s written request, Tenant agrees that it shall enter into a written agreement with other tenants of the Buildings and the Project concerning the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the local municipality(ies) (the “UBC”)) within the Buildings and the Project for the storage of Hazardous Materials.  In the event that Tenant’s use of Hazardous Materials is such that it utilizes fire control areas in the Buildings or the Project in excess of Tenant’s Pro Rata Share of the Buildings or the Project, as applicable, as set forth in Section 2.3, Tenant agrees that it shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials or take such other action as is necessary to ensure that its share of the fire control areas of the Buildings and the Project is not greater than Tenant’s Pro Rata Share of the Buildings or the Project, as applicable.  In accordance with the Confidentiality Agreement, information provided by either Landlord or Tenant to the other and its agents under this Subsection shall remain confidential.

40.3 Subject to Tenant’s security requirements as set forth in this Lease, at any time, and from time to time, when Landlord reasonably believes there is a violation of this Lease, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Buildings and the Project to seek to determine whether Hazardous Materials are present in violation of this Lease or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees.  Tenant shall pay all reasonable costs of such tests of the  Premises unless such tests demonstrate no contamination has occurred, in which case Landlord shall pay all reasonable costs of such tests.  In Landlord’s reasonable determination, no later than one (1) day before the Term Expiration Date, Tenant shall engage and pay for an Environmental Phase 1 study of the  Premises and areas of the Project that may have been affected by Tenant’s use of the Premises to be conducted by a consultant of Landlord’s choice.  In accordance with the Confidentiality Agreement, information obtained by either Landlord or Tenant and their respective agents under this Subsection shall remain confidential.

40.4 If underground or other storage tanks storing Hazardous Materials are located on the Project to serve the  Premises or are hereafter placed on the  Premises and/or the Project by Tenant or anyone for whom Tenant is responsible, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

40.5 Tenant’s obligations under this Article 40 shall survive the expiration or earlier termination of the Lease.  During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the  Premises of any such Hazardous Materials, Tenant shall continue to pay Rent for the affected floor(s) in accordance with this Lease, which Rent shall be pro-rated daily, except Tenant shall be excused from paying the first thirty (30) days of Rent so payable after the Term Expiration Date.

40.6 As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

41. Early Termination Option.

41.1 Effective as of the ten (10) year anniversary of the Rent Commencement Date (the “Early Termination Date”), Tenant may elect to terminate this Lease (the “Early Termination Option”).  In order to exercise the Early Termination Option, Tenant shall satisfy the following conditions, TIME BEING OF THE ESSENCE:

(a) Tenant shall give Landlord at least nine (9) months’ prior written notice of Tenant’s exercise of the Early Termination Option;

(b) When Tenant gives such notice, and on the day immediately before the Early Termination Date, Tenant shall not be in Default under this Lease beyond applicable cure periods;

(c) On the last business day before the Early Termination Date, Tenant shall pay Landlord an amount equal to the unamortized portion (as of the Early Termination Date) of the sum of, (i) all amounts paid as commissions to any brokers in connection with this Lease (and any other lease transaction between Landlord and Tenant after Effective Date of this Lease) and (ii) the Base TI Allowance and any Expansion TI Allowance.  For purposes of this Section 41.1(c), amortization of any amounts which are to be amortized shall be determined utilizing an interest rate of nine percent (9%) per annum based on the remaining principal balance which would be reducing over the Term utilizing equal monthly payments of interest and principal; and

(d) As of the Early Termination Date, Tenant shall perform all the obligations that this Lease requires Tenant to perform at the end of the Term.

Provided that the foregoing conditions have been satisfied, this Lease shall terminate as of the Early Termination Date and neither Landlord nor Tenant shall have any further obligations or liabilities to the other hereunder, except for such obligations or liabilities that expressly survive the termination hereof.

42. End of Term.

42.1 The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.  All trade fixtures, equipment, Tenant Improvements, Alterations and Signage installed by or under Tenant (other than Tenant’s Personal Property, which Tenant may remove at the end of the Term or earlier termination of this Lease) shall be the property of Landlord.

43. Miscellaneous.

43.1 Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter.  The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

43.2 Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

43.3 Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

43.4 Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

43.5 Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

43.6 The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

43.7 Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

43.8 Landlord or Tenant may, but shall not be obligated to, record a short form memorandum hereof subject to the reasonable approval as to form by the other party.  Neither party shall record this Lease.  The requesting party shall be responsible for the costs of filing and recording any memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation, and the reasonable attorneys’ fees and related costs of the non-requesting party in connection with such memorandum of lease.

43.9 The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

43.10 Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees.  Nothing in this Section 43.10 shall in any way alter the provisions of this Lease restricting assignment or subletting.

43.11 Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery,

overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered upon receipt or return of delivery.  Any notices given pursuant to this Lease shall be addressed to Landlord and Tenant at the addresses shown in Sections 2.12 and 2.13, respectively.  Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

43.12 This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

43.13 Each of Landlord and Tenant represents that the individual or those individuals signing this Lease on behalf of Landlord or Tenant (respectively) have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

43.14 To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition.  So long as Tenant remains a public company, it need not comply with the previous sentence.  Tenant and Landlord each represent and warrant to the other that all financial statements, records and information furnished by Tenant to Landlord or Landlord to Tenant in connection with this Lease are true, correct and complete in all respects.

43.15 This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

43.16 [Intentionally Omitted.]

43.17 This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the “CCRs”) as described in the title commitment or policy attached as Exhibit S. Tenant shall comply with the CCRs.  Tenant shall be subject to amendments to the CCRs or new CCRs, provided however, if such amendments to the CCRs would adversely affect Tenant in any financial respect and/or otherwise materially adversely affect Tenant, they shall be subject to Tenant’s prior approval, not to be unreasonably withheld, conditioned or delayed.

44. Option to Extend Term.

Tenant shall have three (3) options (each, an “Option,” and collectively, the “Options”) to extend the Term of this Lease (and, in each case, the Term Expiration Date) by five (5) years in each case on the same terms and conditions as this Lease except as provided below.  If Tenant desires to exercise any Option, Tenant must do so by giving Landlord written notice of exercise at least twelve (12) months before the Term would otherwise expire.  Tenant may exercise its Option to extend the Term as to the entire Initial Premises and, if Tenant occupies the entire Initial Premises, any portion of Expansion Premises specified in such written notice (provided that any such portion of Expansion Premises shall be in full floor increments and Tenant shall be responsible for any reasonable demising costs incurred by Landlord with regard to Tenant’s vacating of any Expansion Space).  If Tenant fails to exercise any Option and the time to do so has lapsed, then Tenant shall no longer have any Option(s) for the Premises.

44.1 Basic Annual Rent shall be adjusted on the first (1st) day of each renewal term in accordance with this paragraph.  Basic Annual Rent shall be adjusted on each January 1st thereafter in accordance with Article 7.  The Basic Annual Rent during each renewal term (subject to adjustment under Article 7) shall equal the greater of:  (a) 95% of Fair Market Value for the renewal term; and (b) the then-current Basic Annual Rent at the end of the then-current Term.  “Fair Market Value” means the then-prevailing average annual rate being charged for comparable space in comparable buildings comparably located, taking into consideration all relevant factors, including, without limitation, location in the Project, the proposed lease term, the physical condition of the Premises (i.e., the existence of all the Tenant Improvements and the assumption that such Tenant Improvements are fully suitable and appropriate for the contemplated tenancy in their “as is” condition), the extent of the services provided or to be provided to the Premises, the status as a lease (as opposed to a sublease) and contraction and expansion options.  If Landlord and Tenant cannot agree on the Fair Market Value for purposes of any renewal term then they shall engage a mutually agreeable independent third party appraiser with at least ten (10) years’ experience in appraising the rental value of leased commercial premise (for research and development and laboratory uses) in the New York metropolitan area (the “Appraiser”).  If the parties cannot agree on the Appraiser, each shall within ten (10) days after such impasse appoint an Appraiser and, within ten (10) days after the appointment of both such Appraisers, those two Appraisers shall select a third.  If either party fails to timely appoint an Appraiser, then the Appraiser the other party appoints shall be the sole Appraiser.  Within ten (10) days after appointment of all Appraiser(s), Landlord and Tenant shall each simultaneously give the Appraisers (with a copy to the other party) its determination of Fair Market Value, with such supporting data or information as each submitting party determines appropriate.  Within ten (10) days after such submissions, the Appraisers shall by majority vote select either Landlord’s or Tenant’s Fair Market Value.  The Appraisers may not select or designate any other Fair Market Value.  The determination of the Appraiser(s) shall bind the parties.

44.2 The Option is not assignable separate and apart from this Lease.

44.3 The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the initial term of this Lease (or the applicable extension of such Term).  TIME SHALL BE OF THE ESSENCE AS TO TENANT’S EXERCISE OF EACH OPTION.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise any Option(s).  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of any Option(s) after the date provided for in this paragraph.

44.4 Notwithstanding anything contained in this Article 44, Tenant shall not have the right to exercise the Option:

(a) Commencing from ten (10) days after Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction;

(b) At any time after any Default as described in Article 25 of the Lease is continuing until Tenant cures any such Default; or

(c)  In the event that Tenant has committed two (2) or more events of Default during the twelve (12)-month period immediately prior to the date that Tenant purports to exercise the Option, whether or not Tenant has cured such event(s) of Default.

44.5 The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the provisions of Section 44.4.

45. Right of First Refusal; Right of First Offer.

From and after the Expansion Option Termination Date until the date that is  twenty-four (24) months after such Expansion Option Termination Date (the “ROFR Termination Date”), Tenant shall have a right of first refusal (“ROFR”) to lease any ROFR Premises if and when Landlord determines to seek a new tenant for such ROFR Premises (the “Available Premises”). Notwithstanding the foregoing, for each time Tenant timely exercises an Expansion Option prior to the Expansion Option Termination Date for any full floor increment (as distinguished from all of the Expansion Premises) pursuant to Article 10 hereof, the ROFR Termination Date shall be extended by one (1) year per each floor as to which Tenant timely exercises an Expansion Option (for example, if, prior to the Expansion Option Termination Date, Tenant exercises (i) two Expansion Options, each comprised of one (1) full floor or (ii) one Expansion Option comprised of two (2) full floors, then, in both events, the ROFR Termination Date hereunder shall be extended to the date that is forty-eight (48) months after the Expansion Option Termination Date).  The “ROFR Premises” means any of the Expansion Premises that was not the subject of a timely Expansion Notice prior to the Expansion Option Termination Date.  To the extent that Landlord renews or extends an existing lease with any existing tenant of any space, or enters into a new lease with such existing tenant, the affected space shall not be deemed Available Premises.  If Landlord and a potential third party tenant execute a letter of intent containing the material terms and conditions for leasing Available Premises, Landlord shall provide written notice thereof to Tenant (the “ROFR Notice”), specifying such terms and conditions of the proposed lease of the Available Premises (the “ROFR Lease”).

45.1 Within fifteen (15) business days after its receipt of a ROFR Notice (the “ROFR Response Period”), Tenant shall advise Landlord in writing whether Tenant elects to lease the Available Premises on the terms and conditions set forth in the ROFR Notice.  If Tenant fails to notify Landlord of Tenant’s election within the ROFR Response Period, then Tenant shall be deemed to have elected not to lease the Available Premises.

45.2 If Tenant within the ROFR Response Period notifies Landlord that Tenant elects to lease the Available Premises on the terms and conditions set forth in the ROFR Notice, then as of the proposed commencement date of the ROFR Lease, the Available Premises shall be added to the Premises under this Lease, upon the following terms and conditions:  (a) the terms and conditions set forth in the ROFR Notice; and (b) except to the extent inconsistent with (a) above, the terms and conditions of this Lease.  In any event, however, the termination date for the Available Premises shall be the same as the then-current Term Expiration Date under this Lease.  (If the ROFR Lease would expire before the then-current Term Expiration Date, the Basic Annual Rent for the Available Premises for the period from such ROFR Lease expiration date through the then-current Term Expiration Date shall be determined by Landlord in accordance with Article 7, based upon Tenant’s basic annual rent for the Available Premises during the last year of the term of the ROFR Lease.) Thereafter, the Available Premises shall be subject to the Option in the same manner as all other Premises.  Tenant shall, upon Landlord’s request, promptly enter into an amendment to this Lease to confirm the addition of the Available Premises to the Premises as provided for in this paragraph and if a memorandum of lease has been recorded as provided for in Section 43.8, the parties shall enter into and record an amendment to the memorandum of lease in accordance with Section 43.8.

45.3 If Tenant notifies Landlord that Tenant elects not to lease the Available Premises on the terms and conditions set forth in the ROFR Notice, or if Tenant fails to notify Landlord of Tenant’s election within the ROFR Response Period, then (a) Landlord shall have the right to consummate the lease of the Available Premises on the same terms as set forth in the ROFR Notice (or on other economic terms that are not materially (i.e., 5% or greater on a net effective basis) more favorable to the tenant considered in the aggregate, as determined by Landlord in consultation with Tenant to be completed within five (5) business days after Landlord’s request) within one hundred eighty (180) days following Tenant’s election (or deemed election) not to lease the Available Premises; and (b) the former Available Premises shall never again be deemed Available Premises or offered to Tenant pursuant to an ROFR Notice or an ROFO Notice (as defined below); provided, if Landlord does not lease the Available Premises on the terms and conditions set forth in the ROFR Notice (or on other economic terms that are not materially (i.e., 5% or greater on a net effective basis) more favorable to the tenant considered in the aggregate, as determined by Landlord in consultation with Tenant to be completed within two business days after Landlord’s request) within said one hundred eighty (180)-day period, then Tenant’s ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available Premises without first complying with the procedures set forth in this Article 45.

45.4 Notwithstanding anything in this Article 45 to the contrary, Tenant shall not have the right to exercise the ROFR during such period of time that Tenant is in Default under any provision of this Lease.  Any attempted exercise of the ROFR during a period of time in which Tenant is so in Default shall be void and of no effect.

45.5 Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR except for assignments or transfers in connection with an Exempt Transfer, or a Transfer by assignment of Tenant’s interest in this Lease consented to by Landlord under the applicable provisions of Article 26, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.  The ROFR shall automatically terminate upon any assignment or transfer of the Lease by Tenant, except for Exempt Transfers or a Transfer by assignment as consented to by Landlord under the applicable provisions of Article 26.

45.6 From the period after the ROFR Termination Date through the remainder of the Term (the “ROFO Period”), so long as Tenant (which term for purposes hereof shall be deemed to include an assignee consented to by Landlord under the applicable provisions of Article 26) actually occupies the entire Premises and Tenant has added to this Lease all ROFR Premises offered to Tenant to date, Tenant shall have a right of first offer (“ROFO”) (before Landlord actively offers the space to any other person) to lease any portion of the Expansion Premises that becomes available  for lease (the “ROFO Space”).  Landlord shall promptly notify Tenant during the ROFO Period (a “ROFO Notice”) if Landlord anticipates any ROFO Space will become available or Landlord receives an offer to lease any ROFO Space.  For ten (10) business days after Landlord gives Tenant a ROFO Notice, Landlord shall (at Tenant’s request) entertain Tenant’s offer for part or all of the ROFO Space and negotiate in good faith with Tenant to amend this Lease to add some or all ROFO Space to the Premises.  If, ten (10) business days after Landlord gives Tenant a ROFO Notice, the parties have not entered into such a Lease amendment (or agreed in writing to extend such ten (10) business day period), then Landlord may lease the ROFO Space to third party(ies).  If, however, Landlord later decides to lease less than 95% of the ROFO Space (previously offered to Tenant) to another tenant, Landlord shall give Tenant a ROFO Notice for such lesser amount of ROFO Space, and Tenant shall have a new ten-day response period to make an offer for that lesser ROFO Space.

46. Authority.  Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.  Landlord hereby covenants and warrants that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Property is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

47. Confidentiality.  Neither Tenant nor Landlord shall disclose any terms or conditions of this Lease (including Rent), or give a copy of this Lease to any third party, and neither party shall release to any third party any nonpublic financial information or nonpublic information about the other party (or any information that this Lease expressly obligates the parties to maintain as confidential), except:  (a) if required by Law (including the rules and regulations of any stock exchange or trading market on which a party’s securities are traded) or in any judicial proceeding, provided that the releasing party has given the other party reasonable notice of such requirement, if feasible; (b) to a party’s attorneys, accountants, brokers, and other bona fide consultants or advisers, provided they agree to be bound by this paragraph; or (c) to bona fide prospective assignees or subtenants of this Lease, provided they agree in writing to be bound by this paragraph.  This Article of the Lease is sometimes referred to as the “Confidentiality Agreement.”  The parties acknowledge that either party may be obligated to file a copy of this Lease with the United States Securities and Exchange Commission.  Each party shall have the right to make such filing if required in accordance with Applicable Laws, but shall use reasonable efforts to keep confidential that information, including trade secrets, designated by the other party as confidential information.  The filing party will provide the non-filing party with an advance copy of the Lease marked to show provisions for which the filing party intends to seek confidential treatment and will reasonably consider the non-filing party’s timely comments thereon, but in no event will the filing party file the Lease without providing the non-filing party at least five (5) days’ prior notice.

48. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Buildings or Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and the Buildings and Project will not be damaged by any exhaust, from Tenant’s operations, including particularly Tenant’s vivarium (if any).  Landlord and Tenant therefore agree as follows:

48.1 Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the  Premises, which odors or fumes would cause material annoyance or adverse effect on other persons.

48.2 If the Buildings have ventilation systems that in Landlord’s judgment are adequate, suitable, and appropriate to vent the  Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the  Premises through such system.  If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Law vent all fumes and odors from the  Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires.  The placement and configuration of all ventilation exhaust pipes, louvers, and other equipment shall be subject to Landlord’s approval.  Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

48.3 Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers, and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to remove, eliminate, and abate any odors, fumes, or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from Tenant’s  Premises and cause material annoyance to, or adverse effect on, other tenants.  Any work Tenant performs under this paragraph shall constitute Alterations.

48.4 Tenant’s responsibility to remove, eliminate, and abate odors, fumes, and exhaust shall continue throughout the Term.  Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes, and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion).  Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence.  Such installations shall constitute Alterations.  If Landlord and Tenant disagree as to what this Section requires, they shall resolve the dispute through arbitration under Article 50.

48.5 If Tenant fails to install satisfactory odor control equipment within thirty (30) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the  Premises that, in Landlord’s reasonable determination, cause odors, fumes, or exhaust causing material annoyance to, or have an adverse effect on, other tenants.  For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes, or exhausts and Tenant does not install satisfactory odor control equipment within thirty (30) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the  Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

49. HVAC.  For the entire Premises (the “Landlord’s HVAC Premises”), Landlord shall:  (a) as to heating, ventilating and air conditioning systems (“HVAC”) installed by the Landlord as part of Landlord’s Work or existing on the Effective Date (and any substitutions or replacements of such HVAC), Landlord shall maintain and operate such HVAC in good working order; and (b) furnish HVAC in conformance with the specifications set forth in the Connector Building Scope of Work, the Connector Building Initial Plans, the 410 and 420 Scope of Work, the Plans and Specifications, the Expansion Premises Delivery Requirements or the Expansion Premises Scope of Work, as applicable, provided Tenant complies with the next sentence.  If Tenant will require HVAC outside normal business hours of business days (as reasonably designated by Landlord) in Landlord’s HVAC Premises (“Overtime HVAC”), Landlord shall be obligated to provide Overtime HVAC only if Tenant requests it by 4 p.m. on the immediately preceding business day.  To the extent that Tenant occupies all or any of the Premises for laboratory purposes, Tenant directs Landlord to provide Overtime HVAC at all times outside normal business hours of business days (as reasonably designated by Landlord) for such portion of the  Premises, pending further written notice from Tenant.  Notwithstanding anything to the contrary in this paragraph, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services, provided that Landlord diligently uses commercially reasonable efforts to cure any such interruption or impairment as quickly as reasonably possible.  As to any additional HVAC installed by Tenant at the Premises during the Term, Tenant shall be responsible for operating and maintaining such HVAC.

50. Arbitration.  Solely with respect to the matters set forth below, either party shall have the right to submit certain disputes under this Lease to arbitration under the then prevailing rules of the American Arbitration Association or any successor thereto (the “AAA”), and the following further provisions:

50.1 Limitation of Disputes Subject to Arbitration.  The disputes that may be submitted to arbitration under this Lease shall be limited (a) to the determination of whether Landlord’s withholding of any consent or approval required by Section 18 governing Alterations and Section 26 governing assignment or subletting was unreasonably or improperly withheld, conditioned or delayed by Landlord, (b) disputes over the determination of Rent Commencement Deferral Days, and the causes of the underlying delays with respect thereto, under Section 5.1(a), and (c) disputes regarding the amount of the sales and use tax exemption achieved under Section 54.

50.2 Arbitration Procedures. Any such arbitration shall be resolved solely by arbitration in the City of New York or the City of White Plains under the Expedited Procedures provisions of the AAA (it being the intention of the parties that such provisions shall apply even if the amount at issue exceeds $50,000, notwithstanding the fact that such provisions provide otherwise) of the Commercial Arbitration Rules of the AAA.  The time periods set forth in this Section are of the essence.  If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized to enter judgment for the appearing party.

50.3 Submission of Two Proposals.  No later than twenty four (24) hours prior to the scheduled hearing, Landlord and Tenant shall each: (i) first, simultaneously submit to the arbitrator and then (ii) second, simultaneously submit to the other such party’s specific written proposal stating such party’s last and final position and proposed award.

50.4 “Baseball” Selection by Arbitrator.  The arbitrator shall within three (3) business days after the hearing choose either (a) Landlord’s position with respect to all individual matters being arbitrated or (b) Tenant’s position with respect to all such matters, in either case as set forth in the proposal described above, whichever of the two considered in the aggregate (“a” or “b”) the arbitrator believes is closer to correct resolution of all such disputed matters.  The arbitrator shall have no authority to establish or impose any solution or remedy other than “a” or “b” and may not combine elements of “a” and “b” to produce a hybrid award.

50.5 Authority of Arbitrator.  The arbitrator conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions.  Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the AAA rules and Applicable Law; provided, however, that the parties hereto acknowledge and agree that any decision by such arbitrator shall be limited to the determination of the matters specified in Section 50.3, and in no event shall the arbitrator “award” damages to either party in connection with such determination.  The arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years experience in New York City or White Plains in a calling connected with the matter of the dispute.  Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances.  Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Article, and the expenses and fees of the arbitrators selected shall be shared equally by Landlord and Tenant.

51. Tenant Directory.  Landlord, at its expense, shall include Tenant’s name on any Project directory that Landlord installs, operates, or maintains.  Each such directory entry for Tenant shall have a degree of visibility and prominence that is, in Landlord’s reasonable determination, substantially comparable to the visibility and prominence of the names of other tenants occupying comparable amounts of space in the Project (or applicable portion thereof).

52.  Names.   Landlord reserves the right to change the name of the Project or the Buildings in its sole discretion.

53.  Public Inducements.

(a) Definitions:  The following terms shall have the following meanings:

(i) “IDA” means the County of Westchester Industrial Development Agency.

(ii) “IDA Premises” means that portion of the Premises subject to the Tenant IDA Sublease documentation.

(iii) “PILOT Agreement” means a payment in lieu of taxes agreement to be entered into by Tenant and the IDA and/or the municipalities or school district(s).

(iv) “Public Inducements” mean and include Tax Incentives, as referred to above, and any and all subsidies, incentives, abatements or allowances available from any governmental authority or utility on account of Landlord’s acquisition of the land and construction and installation of: Landlord’s Work and the other improvements; Tenant’s construction of the Tenant Improvements; and/or Tenant’s Personal Property and Tenant’s occupancy of the Premises.

(v) “Tax Incentives” mean any Real Estate Taxes which are abated, deferred, subsidized, fixed, reduced or forgiven as the result of the PILOT Agreement, the PILOT Program referred to in Section 54 or otherwise as a result of Tenant’s occupancy or leasing of any part of the Premises.

(vi) “Tenant IDA Documentation” means the Tenant IDA Sublease, the Tenant IDA Subsublease, as defined below, and such other agreements (including the PILOT Agreement if applicable) as Tenant enters into with the IDA.

(b) It is acknowledged that Tenant has applied for Public Inducements.

(c) [Intentionally deleted].

(d) [Intentionally deleted].

(e) If necessary to obtain any of the Public Inducements, Tenant shall have the right, after obtaining the prior written consent of Landlord, to enter into various agreements with the IDA, including, but not limited to, an agreement pursuant to which Tenant shall sublease from time to time (including any interim sublease) all or any portion of the Premises to the IDA (the “Tenant IDA Sublease”), and the IDA shall subsublease such portion of the Premises to Tenant (the “Tenant IDA Subsublease”); provided that Landlord’s consent shall not be unreasonably withheld, conditioned or delayed so long as: (i) the Tenant IDA Sublease shall be entered into simultaneously with the entering into of the Tenant IDA Subsublease and shall have a scheduled expiration date no later than one (1) day prior to the scheduled expiration date of this Lease and shall terminate automatically upon the earlier termination of this Lease with respect to the portion of the Premises demised thereby; (ii) the Tenant IDA Documentation shall be entered into for the sole purpose of implementing the Public Inducements for Tenant; (iii) the Tenant IDA Documentation shall grant no right of occupancy to any party other than Tenant except for such right of occupancy as is immediately subleased in its entirety back to Tenant (provided, however, that the foregoing shall not be deemed to limit Tenant’s rights under this Lease); (iv) the Tenant IDA Documentation shall not release Tenant from any liability or obligation of Tenant under this Lease, (v) the Tenant IDA Documentation shall not impose any obligation or liability on Landlord, but shall not relieve Landlord from Landlord’s obligations under this Lease; (vi) Tenant shall comply with, and the Tenant IDA Documentation shall be in compliance with, the provisions of this Section 53; (vii) Tenant shall indemnify, defend and save and hold Landlord harmless from and against any and all losses, costs, demands, liabilities and expenses (including reasonable attorneys’ fees and disbursements) which Landlord may incur arising out of or in connection with the Tenant IDA Documentation; and (viii) Tenant, as subsubtenant under the Tenant IDA Subsublease, shall be entitled to exercise all of Tenant’s rights under this Lease, as if the Tenant IDA Documentation had not been executed.  Without limiting the generality of clause (vii) of the immediately preceding sentence, if Landlord shall incur any out-of-pocket cost or expense in connection with the Tenant IDA Documentation, Tenant shall reimburse Landlord for such out-of-pocket costs or expenses, as Additional Rent within thirty (30) days after Landlord shall have rendered a bill therefor.  Landlord shall provide Tenant with documentation reasonably supporting the amount of any such costs or expenses.  Subject to the immediately following sentence, if any act or omission (where there is an obligation of Tenant under the Tenant IDA Documentation) of Tenant (for example, failure to create promised jobs or to retain a required minimum occupancy level) causes Landlord to suffer or incur any loss, cost, demand, liability, expense, interest, or penalties (including reasonable attorneys’ fees), then Tenant shall pay and reimburse Landlord for the actual amount of such loss, cost, demand, liability, expense, interest, or penalties (including reasonable attorneys’ fees).

(f) (i)
Tenant may modify any Tenant IDA Documentation without the prior written consent of Landlord so long as the Tenant IDA Documentation as amended by such amendment or modification satisfies the requirements for such Tenant IDA Documentation set forth in Section 53(e) and does not increase Landlord’s obligations or decrease Landlord’s rights in any material respect.

(ii)
If, pursuant to this Lease or by agreement between the parties, the Premises are increased, decreased, or modified (including such changes as may be necessary to reflect Tenant’s exercise of the Expansion Premises options) then, at the Tenant’s option, the Tenant may chose to modify the Tenant IDA Documentation so as to increase, decrease or modify the IDA Premises to conform to the changes in the Premises and Landlord shall cooperate with Tenant in obtaining any required IDA consent to such change in the IDA Premises.

(iii)	If any portion of the Premises ceases to qualify as IDA Premises, then at the request of either party, the parties shall modify the Tenant IDA

Documentation so as to remove such portion of the Premises from the operation of such IDA Documents.  Any such removed Premises shall continue to be leased to Tenant under this Lease unless and until otherwise removed from the Premises under this Lease.

54. Sales Tax Exemption.  The parties understand that all costs comprising Landlord's Work within the 420 Building, the 410 Building and the Connector Building which are for the sole use and benefit of Tenant will be exempt from sales tax, to be evidenced by the “Preliminary Letter for Authorization for Sales Tax Exemption” or the “Letter for Authorization for Sales Tax Exemption” (each a “Certificate”) to be issued to Tenant by the Westchester County IDA, all as contemplated under Article 53 of this Lease. Tenant hereby agrees timely to deliver said Certificate(s) to Landlord as a sub-agent of Tenant for its use in purchasing all such materials. Landlord agrees that it shall only utilize the Certificates for materials purchased for the performance of Landlord’s Work, and for no other purpose. Landlord further agrees that Landlord will cooperate with Tenant so as to ensure compliance with the requirements of the IDA Documentation regarding the use of the Certificates, including but not limited to any required reporting of purchases.  Upon Substantial Completion of Landlord's Work, Landlord, in consultation with Tenant, shall reconcile and reach agreement on the aggregate amount of sales and use tax exemptions achieved and within 30 days thereafter Landlord shall deliver a check, payable to the order of Tenant, in the agreed to amount.  Failing to reach agreement, the dispute shall be determined by arbitration under Section 50 of this Lease.  Notwithstanding the foregoing, the parties hereto agree that Landlord may, up to an amount not to exceed $125,000, purchase any materials that would otherwise have the benefit of sales tax exemption prior to the date of Tenant’s delivery of the Certificate and that if the date of said Certificate’s delivery occurs after July, 15, 2011 and Tenant requests Landlord to further postpone purchase of materials in excess of said amount and  beyond said date, then, in such event, any delays resulting therefrom that are a direct consequence of such request and that actually delay Landlord’s ability to reach Substantial Completion of Landlord’s Work on a date it would have otherwise been able to do so, shall constitute a “Tenant Delay” under Section 5.10(a) of this Lease, but only if such delay is not also attributable to Landlord's failure timely to approve and sign off on Tenant's IDA Documentation, in which event said July 15, 2011 date shall be postponed by the number of days attributable to such delay on the part of Landlord.

55. Conditional Limitation.  In addition to Landlord’s other rights and remedies under this Lease, if any Default occurs, then Landlord may serve upon Tenant a five-day notice of cancellation and termination of this Lease.  Upon the expiration of such five-day period, this Lease and the Term shall automatically and without any action by anyone terminate, expire, and come to an end, by the mere lapse of time and by the express terms of this Lease, as fully and completely as if the expiration of such five-day period were the Term Expiration Date.  The passage of such five-day period constitutes the limit beyond which Tenant’s tenancy no longer exists, and no longer can exist.  Upon the mere occurrence of the passage of five days after Landlord’s notice of cancellation and termination, this Lease shall automatically expire by its express terms.  No re-entry or other act shall be necessary to terminate this Lease.  This paragraph establishes a conditional limitation and not a condition subsequent, but does not limit Landlord’s other rights or remedies under this Lease or applicable law.

56. Delivery of Premises.  Tenant waives the provisions of New York Real Property Law (the “RPL” § 223-a.  The provisions of this Lease on Landlord’s delivery of the Premises constitute “an express provision to the contrary” under RPL § 223-a.

57. Casualty.   The provisions of this Lease on casualty are an express agreement as to damage or destruction of the Premises by fire or other casualty.  RPL § 227, providing for such a contingency absent an express agreement, shall not apply.

58. Window Cleaning.  Tenant shall not clean, nor require, permit, suffer or allow any window in the  Premises to be cleaned, from the outside in violation of Labor Law § 202, or any other Law, including the rules of the Board of Standards and Appeals.

59. Statutory Right of Redemption.  Tenant specifically waives the right of redemption provided for in Real Property Actions and Proceedings Law (“RPAPL”) § 761.

60. Intentionally Omitted.

61. Acceptance of Rent.   If Landlord accepts any payment from Tenant after the Term expires, then Landlord shall credit such payment against any damages that Tenant may become obligated to pay Landlord.  By accepting any such payment, Landlord shall not be deemed to have agreed to continue Tenant’s tenancy or to accept Tenant as a month-to-month tenant of the Premises or as a tenant on any other basis.  This paragraph constitutes “an agreement . . . providing otherwise” within the meaning of RPL § 232-c.

62. Consumer Contract Statutes.  Tenant acknowledges that this Lease is not entered into for personal, family or household purposes, and therefore GOL § 5-327 (and any other law whose effect is limited to transactions entered into for personal, family, or household purposes) has no application to this Lease.

63. Waiver of Stay.  Tenant expressly waives, for every tenant party, any rights under Civil Practice Law and Rules § 2201, in connection with any holdover proceeding or other action or proceeding about this Lease or Tenant’s rights as a tenant of the Buildings.

64. No Implied Consent to Remaining in Possession.  Notwithstanding anything to the contrary in RPAPL § 711(2) or any other Applicable Law or rule of procedure, Landlord’s acceptance of any partial payment on account of Rent, even if acknowledged in writing, shall not be deemed to constitute Landlord’s “express consent in writing to permit the tenant to continue in possession” as referred to in RPAPL § 711(2).  Landlord shall not be deemed to have granted such “express consent in writing to permit the tenant to continue in possession” unless such alleged written consent by Landlord expressly refers to RPAPL § 711(2) and expressly states (i.e., contains substantially the following words):  “Landlord consents to Tenant’s remaining in possession notwithstanding nonpayment of Rent.”

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-Ardsley Park LLC,

a Delaware limited liability company

By:  /s/John Bonanno
Name: John Bonanno
Title:   Senior Vice President, Leasing & Development

TENANT:

Acorda Therapeutics, Inc.,

a Delaware corporation

By: /s/ Ron Cohen
Name:   Ron Cohen, M.D.
Title:     President and CEO